Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CAREDX, INC.,

MONITOR ACQUISITION CORPORATION,

IMMUMETRIX, INC.,

and

MATTIAS WESTMAN, AS HOLDERS’ AGENT

Dated as of May 17, 2014

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS

Exhibit A	-	Form of Certificate of Merger

Exhibit B	-	Form of Asset Transfer Agreement

Exhibit C	-	Sublicense Agreement

Exhibit D-1	-	Form of Letter of Transmittal

Exhibit D-2	-	Form of Joinder

Exhibit D-3	-	Form of Lock-Up Agreement

Exhibit E	-	Form of Non-competition and Non-solicitation Agreement

Exhibit F	-	Form of Observer Rights Letter

ANNEXES

Annex A	-	Definitions

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, made and entered into as of May 17, 2014 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and among CareDx, Inc., a Delaware corporation (“Parent”), Monitor Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), ImmuMetrix, Inc., a Delaware corporation (“Company”), and Mattias Westman as the Holders’ Agent, for the purposes of Article VII only. Certain capitalized terms used herein have the meanings assigned to in Annex A.

RECITALS

A. The Boards of Directors of Parent, Merger Sub and Company believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that Company be acquired by Parent through the statutory merger of the Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement, and, as part of the same overall transaction, pursuant to the Second Step Merger (as defined below) the surviving entity of the Merger would merge with and into a limited liability company wholly owned by Parent.

B. In connection with the Merger, (i) the outstanding shares of the Company’s capital stock held by Persons that are “accredited investors” (“Accredited Investors”), within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), shall be converted into the right to receive cash and Parent Shares, and (ii) the outstanding shares of Company’s capital stock held by Persons that are Unaccredited Investors shall be converted into the right to receive cash.

C. A portion of the Merger Consideration will be placed in escrow by Parent, as partial security for the indemnification obligations of the Indemnifying Securityholders.

D. In order to induce Parent to enter into this Agreement, certain Designated Consultants are executing and delivering consulting agreements (the “Consulting Agreement”) and certain Continuing Employees are executing and delivering employment offer letters (the “Offer Letters”), in each case, effective at and subject to the occurrence of the Closing.

NOW, THEREFORE, in consideration of the representations, warranties and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), pursuant to the certificate of merger, substantially in the form of Exhibit A (the “Certificate of Merger”), to be filed with the Secretary of State of Delaware concurrently with or as soon as practicable following the Closing. The Merger will become effective at the time of the filing of such Certificate of Merger with the Delaware Secretary of State (the “Effective Time”). The Company will be the surviving corporation (sometimes referred to as the “Surviving Corporation”) in the Merger and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

1.2 Closing. The closing of the Merger (the “Closing”) will take place as soon as practicable (and in any event within three (3) Business Days) after the satisfaction or waiver of each of the conditions set forth in Article VI, (except for such conditions that by their nature will be satisfied at Closing) or at such other time as the parties agree in writing. The Closing will take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304 or at such other location as the parties agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

1.3 Cash Payments. Upon execution of this Agreement and delivery by the Company of the Company Requisite Stockholder Approvals, Parent shall make a non-refundable payment to the Company in the amount of Four Hundred Thousand Dollars ($400,000) (the “Initial Cash Payment”) by check or wire transfer. An additional Two Hundred Thousand Dollars ($200,000) (the “Cash Payment Amount”) shall be payable by Parent subject to and in accordance with Section 1.7(e).

1.4 Newco Spin-off. Prior to the Closing, the Company shall (i) form a wholly-owned subsidiary (“Newco”), (ii) enter into an agreement with Newco, in the form attached hereto as Exhibit B (the “Asset Transfer Agreement”), which includes an agreement of Newco to be bound by Section 1.7(e) of this Agreement and transfers to Newco certain Intellectual Property, records and other assets (both tangible and intangible) of the Company as set forth in more detail in the Asset Transfer Agreement, (iii) subject to Parent’s review and acceptance of the Estimated Closing Date Balance Statement, contribute to Newco cash up to the amount of the Company Surplus Cash, and (iv) distribute all shares of Newco by dividend to the Company stockholders (collectively, the “Newco Spin-off”). The fair market value of Newco and the related consequences to the Company and the Company Stockholders will be determined based on a report obtained by the Company from Teknos Associates in connection with the Newco Spinoff. Following the Newco Spin-off, and prior to the Closing, Newco and Company will enter into that certain Sublicense Agreement attached hereto as Exhibit C, in consideration of certain undertakings by Newco therein, and the Non-competition and Non-solicitation Agreement attached hereto as Exhibit E.

1.5 Effects of the Merger.

(a) General. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(b) Certificate of Incorporation. At the Effective Time, the Company’s Certificate of Incorporation will be amended such that the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is ImmuMetrix, Inc.”

(c) Bylaws. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective will be the bylaws of the Surviving Corporation.

(d) Directors and Officers of Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub, as constituted immediately prior to the Effective Time, will be the directors and officers of the Surviving Corporation.

1.6 Effect on Company Capital Stock and Options.

(a) Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock, each share of Company

Preferred Stock issued and outstanding prior to the Effective Time (other than Dissenting Shares and shares owned by Unaccredited Investors that receive cash in lieu of Parent Shares) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.10:

(i) the Preferred Stock Closing Stock Amount Per Share;

(ii) upon release from the Escrow pursuant to Section 7.5 and subject to the terms and conditions set forth in this Agreement, the Preferred Stock Escrow Amount Per Share (subject to reduction for payment of Indemnifiable Losses pursuant to Article VII); and

(iii) the Preferred Stock Earnout Amount Per Share associated with any Earnout Consideration payable pursuant to Section 1.9 (subject to set-off for payment of Indemnifiable Losses pursuant to Article VII).

(b) Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by Unaccredited Investors that receive cash in lieu of Parent Shares) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9:

(i) the Common Stock Closing Stock Amount Per Share;

(ii) upon release from the Escrow pursuant to Section 7.5, the Common Stock Escrow Amount Per Share (subject to reduction for payment of Indemnifiable Losses pursuant to Article VII); and

(iii) the Common Stock Earnout Amount Per Share payable pursuant to Section 1.9 (subject to set-off for payment of Indemnifiable Losses pursuant to Article VII).

(c) Shares held by Unaccredited Investors. As a condition to receipt of Parent Shares pursuant to Section 1.6(a) or Section 1.6(b), Company Stockholders shall be required to comply with the requirements of Section 1.10, including but not limited to the delivery to Parent of an Accredited Investor questionnaire to be provided by Parent. For any Company Stockholders who are not Accredited Investors, Parent shall have the right, but not the obligation, to substitute cash for all Parent Shares to which all such Company Stockholders would otherwise be entitled under this Agreement, based on the fair value per share of the Parent Shares on the Closing Date, but Parent shall not be entitled to substitute cash for less than all Parent Shares to which all such Company Stockholders would otherwise be entitled. Such fair value shall be $2.55 per Parent Share, as determined by Financial Strategies Consulting Group, an independent valuation approved by the Company and Parent (the “Valuation Firm”). All Parent Shares converted to cash pursuant to this Section 1.6(c) shall be treated as cancelled and treated as authorized and unissued Parent Shares.

(d) Company Options. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company, each option to purchase shares of the Company’s Common Stock outstanding immediately prior to the Effective Time (the “Company Options”) shall be treated as follows:

(i) each Company Option will be assumed by Parent (an “Assumed Option”). Each Assumed Option will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time, including the vesting conditions, except that (1) each Assumed Option will be exercisable for that number of Parent Shares equal to the number of shares of Company

Common Stock subject to the Assumed Option immediately prior to the Effective Time multiplied by the Company Option Exchange Rate, with the resulting share amounts rounded down to the nearest whole number of shares, (2) the per share exercise price for the Parent Shares issuable upon exercise of the Assumed Option shall be equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by (y) the Company Option Exchange Rate, rounded up to the nearest whole cent, and (3) all references to the “Company” in the Stock Plan and the stock option agreements will be references to Parent. The “Company Option Exchange Rate” shall mean (x) the fair value of all consideration (including the estimated Escrow Shares and the Earnout Amount) payable under this Agreement per share of Company Common Stock outstanding immediately prior to the Effective Time, as determined by the Valuation Firm prior to closing, assuming exercise of all Company Options and other rights to acquire Company Common Stock immediately prior to the Effective Time, which is expected to be approximately $0.4749 per share, divided by (y) $2.55, the fair value of a single Parent Share as of the Effective Date. It is the intention of the parties that each Company Option so assumed shall be assumed and converted in a manner that satisfies the requirements of Treasury Regulation § 1.409A-1(b)(5)(v)(D) so as not to be treated as the grant of a new stock right or change in the form of payment for purposes of Treasury Regulations §§ 1.409A-1 through 1.409A-6. In the case of any Company Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(ii) Prior to the Effective Time, the Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of a Company Option describing the treatment of such options in accordance with this Section 1.6(d) and shall obtain a signed written consent to such treatment from each holder of a Company Option, in a form reasonably acceptable to Parent (the “Company Optionholder Consent”).

(e) Merger Sub Capital Stock. At the Effective Time, each share of Common Stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

(f) Fractional Shares. No fraction of a Parent Share will be issued in the Merger. After aggregating all fractional Parent Shares to be received by any Person all remaining fractional Parent Shares that would have been issued in the Merger shall be rounded down to the nearest whole share thereof and such Person shall be entitled to receive in lieu of such fractional share an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the fair market value of one Parent Share on the Closing Date.

(g) Dissenting Shares.

(i) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their appraisal rights in accordance with applicable law (“Dissenting Shares”) will not be converted into the right to receive Merger Consideration, unless and until such stockholders will have failed to perfect or will have effectively withdrawn or lost their right of payment under applicable law. Such stockholders, who have so perfected their appraisal rights, will instead be entitled to payment of the fair value of such Dissenting Shares in accordance with applicable law. If any such stockholder will have failed to perfect or will have effectively withdrawn or lost such appraisal rights, each share of Company Capital Stock held by such stockholder will thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration specified and allocated in Section 1.6(a), (b) or (c), as applicable and subject to the terms thereof.

(ii) The Company will give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served in connection with such demands and received by the Company or its representatives, and the opportunity to direct all negotiations and proceedings with respect to such demands consistent with the Company’s obligations thereunder. The Company will not, except with the prior written consent of Parent, voluntarily make any payment, admission or statement against interest with respect to any such objection, offer to settle or settle any such objection or waive any failure by a former Company stockholder to timely deliver a written objection or to perform any other act perfecting appraisal rights in accordance with applicable law.

(h) Parent Financing Agreements. As a condition to the issuance of Parent Shares to Company stockholders pursuant to this Agreement, Company stockholders receiving Parent Shares or rights to Parent Shares shall execute the Joinder to become party to the Parent Sixth Amended and Restated Investors’ Rights Agreement dated July 1, 2009, as amended, the Parent Fourth Amended & Restated Right of First Refusal and Co-Sale Agreement dated July 1, 2009, as amended, and the Parent Third Amended and Restated Voting Agreement dated July 1, 2009, as amended, in the forms provided by Parent to the Company (the “Parent Financing Agreements”). The Parent Investors Rights Agreement shall be amended to provide all holders of Company Common Stock who receive Parent Shares pursuant to this Agreement with the preemptive rights or rights of first refusal set forth in Section 3 of the Investors Rights Agreement whether they meet the definition of Major Investor set forth therein or not. Subsequent to the Effective Time, the Holders’ Agent shall be permitted to appoint a board observer to Parent’s board of directors on behalf the Indemnifying Securityholders, which board observer will have customary board observer rights from and after the Effective Time until such time as Parent closes a firm commitment underwritten public offering in which Parent has raised at least thirty million dollars ($30,000,000), subject to the board observer entering into the observer rights letter in the form attached hereto as Exhibit F. The individual selected by the Holders’ Agent to serve as the board observer shall be reasonably acceptable to Parent, and shall initially be Stephen Quake. If the observer is not already party to a confidentiality agreement with the Company, the observer shall execute a confidentiality agreement on terms and conditions consistent with the Mutual Confidentiality Agreement.

(i) Taking of Necessary Further Actions. Each of Parent, the Company and the Holder’s Agent will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company immediately prior to the Effective Time are and will remain fully authorized in the name of the Company or otherwise to take, and will take, upon request by Parent, all such lawful and necessary action.

1.7 Closing Date Balance; Calculation and Payment of Per Share Cash Amounts.

(a) At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent and the Holders’ Agent a statement of the estimated Closing Date Balance (“Estimated Closing Date Balance Statement”) showing the Company’s estimate of current assets, including Company cash and cash equivalents and Company Liabilities as of the Effective Time. The Company shall provide Parent and its accounting and financial staff, auditors and advisors reasonable access to the books and records of the Company and its accounting and financial staff in connection with Parent’s review thereof. The Company will review any comments on the Estimated Closing Date Balance Statement made by Parent and will consider, in good faith, any appropriate changes. The Company will calculate the Company Surplus Cash distributed under Section 1.4 to ensure that the Estimated Closing Date Balance, after giving effect to the distribution of the Company Surplus Cash, is equal to or greater than zero.

(b) Following the Closing Date, Parent shall prepare and deliver to the Holders’ Agent, as soon as reasonably practicable but in no event later than one hundred twenty (120) days following the Closing Date, a “Closing Date Balance Statement” detailing the current assets, including Company cash and cash equivalents, and Company Liabilities as of the Effective Time.

(c) The Holders’ Agent shall have thirty (30) days from its receipt of the Closing Date Balance Statement (the “Objection Period”) to review the Closing Date Balance Statement. Parent shall grant the Holders’ Agent access at reasonable times and places and upon reasonable advance notice to all books, records and employees of the Surviving Corporation as reasonably requested by the Holders’ Agent in connection with its review of the Closing Date Balance Statement and shall reasonably answer inquiries from the Holders’ Agent related thereto. Upon the expiration of the Objection Period, the Holders’ Agent, on behalf of all Company Stockholders, shall be deemed to have accepted, and shall be bound by, the Closing Date Balance Statement, unless the Holders’ Agent shall have informed Parent in writing of its disagreement with the Closing Date Balance Statement prior to the expiration of the Objection Period (the “Objection”), specifying each disputed item and setting forth in reasonable detail the basis for each such dispute (each, a “Disputed Item”). Parent shall have fifteen (15) days from the date on which it receives the Objection (the date on which such fifteen (15) day period ends, the “Response Date”) to review and respond to such Objection. If Parent and the Holders’ Agent are able to negotiate a mutually agreeable resolution of each Disputed Item, and each signs a certificate to that effect, the Closing Date Balance Statement, as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding for purposes of this Agreement. If any Disputed Items have not been resolved by the Response Date, either Parent or the Holders’ Agent may refer such Disputed Items to an independent, mutually agreeable, public accounting firm (the “Accounting Referee”) to make a final, non-appealable and binding determination as to such remaining Disputed Items pursuant to the terms hereof. The Accounting Referee shall be directed to make a determination in accordance with Section 1.7(d) of the Disputed Items promptly, but no later than thirty (30) days, after acceptance of its appointment. Parent and the Holders’ Agent agree to use their commercially reasonable efforts to effect the selection and appointment of the Accounting Referee pursuant to this Section 1.7(c), including executing an engagement agreement with the Accounting Referee providing for reasonable and customary compensation and other terms of such engagement. Parent and the Holders’ Agent shall make readily available to the Accounting Referee all relevant books, records and employees of the Company and the Surviving Corporation that are reasonably requested by the Accounting Referee in connection with the Accounting Referee’s review of any Disputed Items.

(d) If Disputed Items are referred to the Accounting Referee for resolution, the Accounting Referee shall determine only with respect to the Disputed Items submitted whether and to what extent, if any, each Disputed Item the Closing Date Balance Statement is to be adjusted and each such adjustment shall be no greater than the higher amount calculated by Parent or the Holders’ Agent, as the case may be, and no lower than the lower amount calculated by Parent or the Holders’ Agent, as the case may be. Any finding by the Accounting Referee shall be a reasoned award stating in reasonable detail the findings of fact on which it is based, shall be final, non-appealable and binding upon the parties hereto and shall be the sole and exclusive remedy between the parties hereto regarding the Disputed Items so presented. The fees and expenses of the Accounting Referee shall be borne by Parent and the Company Stockholders in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of Parent or the Company Stockholders, as applicable, bears to the total dollar amount of Disputed Items resolved by the Accounting

Referee. Each of Parent, the Holders’ Agent and the Company Stockholders shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 1.7.

(e) Payments.

(i) Payment of the adjustments as contemplated by this Section 1.7(e) shall be made (A) if no Objection is made by the Holders’ Agent during the Objection Period, within fifteen (15) Business Days following the expiration of the Objection Period or (B) if the Holders’ Agent submits an Objection within the Objection Period, within fifteen (15) Business Days following final resolution of all Disputed Items by either Parent and the Holders’ Agent or the Accounting Referee.

(ii) If, upon the final determination, the Closing Date Balance Statement shows a positive Closing Date Balance, such amount shall be added to the Cash Payment Amount. If the Closing Date Balance Statement shows a negative Closing Date Balance, such amount shall be subtracted from the Cash Payment Amount. If the Closing Date Balance is still negative after applying the Cash Payment Amount, the Excess Closing Date Balance Shortfall shall be paid to Parent by Newco in cash and if Newco does not make such payment within thirty (30) days of written notice to Newco, then such Excess Closing Date Balance Shortfall shall be satisfied from the Escrow Amount.

(iii) Within ten (10) days following determination of the Cash Payment Amount in accordance with this Section 1.7(e), Parent shall pay Newco the Cash Payment Amount, if any, pursuant to the Asset Transfer Agreement.

1.8 Escrow. At Closing, 520,253 Parent Shares (the “Escrow Shares”) shall be available to Parent as security for the indemnification claims of the Parent Indemnified Parties and shall be released in accordance with Section 7.5(c).

1.9 Earnout Consideration.

(a) Earnout Amount. The Earnout Amount is 1,560,760 Parent Shares (the “Earnout Amount”). The Earnout Amount shall be earned when Parent or its Affiliates or a Licensee, acquirer or other transferee of Parent (collectively “Milestone Obligors”) complete an aggregate of two thousand five hundred (2,500) Commercial Tests in the United States no later than six (6) years after the Closing Date (“Earnout Milestone”). Subject to the preceding sentence, Parent shall pay the Earnout Amount by issuing such shares and then distributing such shares in accordance with Sections 1.6 and 1.10. Parent shall cause such distribution to occur within thirty (30) days of the date the Earnout Amount is earned (the “Earnout Amount Payment Date”). The Earnout Amount will be subject to set-off or reduction for payment of Losses determined to be owed to the Parent Indemnified Parties that are otherwise payable pursuant to Section 7.3(b)(y)(ii) (and the limitations set forth therein) prior to the Earnout Amount Payment Date.

(b) Information. Commencing upon the Closing and until the Earnout Amount Payment Date, Parent shall provide, on a quarterly basis, a written report to the Holders’ Agent, signed by an officer of Parent, in reasonable detail regarding the status of efforts to achieve the Earnout Milestone (each such report, an “Update Report”). If after delivery of an Update Report, the Holders’ Agent requests in writing a meeting with representatives of Parent to discuss such report, Parent shall make available in person or by phone for such a meeting appropriate representative(s) involved (including employees of Parent or its Affiliates who are responsible for managing the research, development and commercialization activities with respect to Commercial Tests) in the applicable activities set forth in the Update Report; provided, however, that, for the avoidance of doubt, at any such meeting, other representatives (including counsel and advisors) of

Parent and Holders’ Agent may be present. In addition, Parent shall provide such other supplementary information reasonably requested by Holders’ Agent in response to either an Update Report or such meeting. As a condition to receipt of Update Reports, participation in meetings or calls and supplementary information pursuant to this Section 1.9(b), the Holders’ Agent shall execute a confidentiality agreement in a form reasonably requested by Parent, which agreement will provide that the Update Reports and all other information provided to the Holders’ Agent under this Section 1.9(b) of Agreement will be kept strictly confidential, will be used solely for purposes of enforcing this Agreement and exercising the rights and obligations of the Holders’ Agent and former holders of Company Preferred Stock, Company Common Stock and Company Options under this Agreement, will not be disclosed to any third party other than the former holders of Company Preferred Stock, Company Common Stock and Company Options who execute the same confidentiality agreement in favor of Parent, and the Holders’ Agent or other recipient will not engage in any trading of Parent stock until any material non-public information provided to the Holders’ Agent or other recipient pursuant to this Agreement has been made publicly available by Parent for at least two Business Days or such material non-public information ceases to be material.

(c) Efforts. Parent shall, and shall cause the Surviving Corporation, its successors (including the Final Surviving Entity), Affiliates and other Milestone Obligors to, use commercially reasonable efforts to achieve, first in heart transplantation, and if not commercially reasonable in heart transplantation, in the transplantation of another solid organ, and pay, the Earnout Amount, and Parent shall not, and shall cause the Surviving Corporation, its successors (including the Final Surviving Entity), Affiliates and other Milestone Obligors not to, take any action or fail to take any action intended to avoid achievement of the Earnout Milestone. The parties acknowledge and agree that the achievement of the Earnout Milestone is subject to numerous risks and uncertainties beyond the control of Parent, the Surviving Corporation and the Milestone Obligors and, subject to their compliance with this Section 1.9(c), neither Parent nor the Surviving Corporation shall have any responsibility or liability to the Holders’ Agent, Company Stockholders or the Company Optionholders for any failure to achieve the Earnout Milestone.

(d) Acceleration. Upon the Change of Control of Parent or the sale, conveyance transfer, exclusive license or other disposition of any assets necessary or otherwise materially useful to achieve the Earnout Milestone to a third party through one or more transactions or series of transactions (including any asset sale, sale of equity interests, merger or otherwise), the Earnout Amount shall be deemed immediately earned to the extent not previously earned and shall be paid in accordance with Sections 1.9(a); provided however that, notwithstanding the foregoing, there shall be no acceleration, deemed satisfaction of the Earnout Milestone or distribution of the Earnout Amount if the Earnout Milestone is not achievable on a commercially reasonable basis.

(e) Change of Control. The obligations of Parent set forth in this Section 1.9 shall survive a Change of Control of Parent and shall be binding upon any successor or assigns of Parent.

1.10 Surrender of Company Stock Certificates.

(a) Exchange Procedures.

(i) Within five (5) business days after the Effective Date, Parent shall mail a letter of transmittal, joinder and lock-up agreement in the forms attached hereto as Exhibit D-1, Exhibit D-2 and Exhibit D-3 (the “Letter of Transmittal,” “Joinder,” and “Lock-up Agreement”) to each Company Stockholder at the address provided by the Company. Each Indemnifying Securityholder that delivers a duly completed and validly executed Letter of Transmittal, Joinder and Lock-up Agreement and a Company Stock Certificate for cancellation (or an affidavit of lost certificate as contemplated by the Letter of Transmittal) (collectively, the “Applicable Documentation”) to Parent or its designee shall be entitled to receive a certificate or certificates representing the shares of Parent Shares issuable to such holder and/or cash in accordance with Section 1.6. Upon receipt of the Applicable Documentation, Parent shall promptly issue or cause to be issued to each Indemnifying Securityholder a certificate or certificates representing the shares of Parent Shares issuable to such holder pursuant to Section 1.6, less the amount to be held by Parent pursuant to Section 1.8. All Company Stock Certificates so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Stock Certificate that, prior to the Effective Time, represented one or more shares of Company capital stock held by aCompany Stockholder will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive, on the terms and subject to the conditions of this Agreement, the consideration set forth in Section 1.6.

(ii) Each Company Stockholder that is an Unaccredited Investor and that delivers the duly completed and validly executed Applicable Documentation to Parent or its designee shall be entitled to receive the amount of cash that such holder is entitled to receive pursuant to Section 1.6(c). Upon receipt of the Applicable Documentation, Parent shall promptly pay, or cause to be paid to each such Company Stockholder a check or wire transfer of immediately available funds in accordance with payment instructions included with such holder’s Applicable Documentation. All Company Stock Certificates so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Stock Certificate that, prior to the Effective Time, represented one or more shares of Company capital stock held by such Person will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive, on the terms and subject to the conditions of this Agreement, the amount of cash set forth in Section 1.6(c).

(b) Transfers of Ownership. If any certificate representing shares of Parent Shares is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered has been properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange has paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent capital stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by Parent that such tax has been paid or is not payable.

(c) Dissenting Shares. The provisions of this Section 1.10 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.10 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the amount of cash or the number of shares of Parent Shares that such holder is entitled to receive pursuant to Section 1.6, subject to Article VII.

1.11 No Further Ownership Rights in Company Capital Stock. All consideration payable or issuable, as applicable, upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

1.12 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Company Stock Certificates to deliver to Parent an affidavit of loss, theft or destruction in form reasonably satisfactory to Parent and to indemnify and hold harmless Parent from and against any claim that may be made against Parent, Merger Sub, the Surviving Corporation, Company or any of their directors, officers, employees, Affiliates or agents with respect to Company Stock Certificates alleged to have been lost, stolen or destroyed.

1.13 Required Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former Company Stockholder such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company and the Merger Sub, are fully authorized in the name of their respective corporations or otherwise to take, and will take all such lawful and necessary action.

1.15 Securities Law Compliance.

(a) The Parent Shares issuable in accordance with this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D promulgated thereunder and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom.

(b) Certificates evidencing the Parent Shares issued in accordance with this Agreement, or any other securities issued in respect of such Parent Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required under the Parent Financing Agreements and applicable state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR IN THE OPINION OF COUNSEL FOR THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY FOR SUCH TRANSFER TO COMPLY WITH THE ACT.”

The certificates representing the Parent Shares will be subject to a stop-transfer order with Parent’s transfer agent that restricts the transfer of such shares except in compliance herewith.

1.16 Adjustments. If at any time during the period between the date of this Agreement and the Earnout Amount Payment Date, any change in the outstanding shares of capital stock of Parent shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Parent Shares issuable pursuant to this Agreement and any other items similarly dependent on the outstanding shares of capital stock of Parent, as the case may be, shall be equitably adjusted; provided, however, that nothing contained herein shall be deemed to permit any action that Parent is otherwise prohibited from taking pursuant to this Agreement, including as set forth in Section 5.2, provided, further, that the foregoing shall not be deemed an anti-dilution provision in the context of a bona fide financing.

1.17 Second Step Merger. Promptly after the Closing Date, but in no event later than the earlier of (i) six (6) months thereafter and (ii) December 31, 2014, and as part of the same transaction as the Merger,

Parent shall cause the Surviving Corporation to merge with and into a Delaware limited liability company established solely for the purpose of consummating the Second Step Merger (as defined below) and a direct wholly-owned subsidiary of Parent which for federal income tax purposes is treated as a disregarded entity (the “Second Step Merger” and together with the Merger, the “Mergers”), and as a result of the Second Step Merger, the separate corporate existence of the Surviving Corporation shall cease and such wholly-owned limited liability company shall continue as the surviving entity (the surviving entity after the Second Step Merger is referred to herein as the “Final Surviving Entity” and the Final Surviving Entity shall have all of the obligations of the Surviving Corporation for purposes of the transactions contemplated by this Agreement after the Second Step Merger).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed as exceptions or responses set forth in the Company disclosure document provided by the Company to Parent on the date of this Agreement (the “Company Disclosure Document”), which exceptions and responses must specify the section or subsection to which they apply but will also qualify other sections or subsections in this Article II to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection (it being understood that any representation or warranty with respect to the Company given at the Closing shall be given only after giving effect to the Asset Transfer Agreement and Section 1.4), the Company hereby represents and warrants to Parent as of the date of this Agreement and as of the Effective Time as follows:

2.1 Corporate Organization and Authority. The Company is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing in the State of Delaware. The Company has the requisite corporate power to conduct activities directed to the research, development, trial, validation, manufacture, use and/or commercialization of the Company Product(s) (the “Current Company Business”) and is duly qualified as a foreign corporation and is in good standing in California and all other jurisdictions in which such qualification is required, except jurisdictions where the failure to be qualified would not have a Material Adverse Effect. The Company has delivered a true and correct copy of the Company’s Certificate of Incorporation and bylaws, each as amended to date, to Parent.

2.2 Capitalization.

(a) Preferred Stock. Immediately prior to the Closing Date, the authorized capital of the Company shall consist of 32,000,000 shares of Preferred Stock, par value $0.0001 per share, all of which are designated Series A Preferred Stock, 29,533,570 of which are outstanding prior to the Closing Date. All outstanding shares of Series A Preferred Stock are duly and validly authorized and issued (including without limitation, issued in compliance with applicable federal and state securities laws), fully-paid, and non-assessable. Each outstanding series of Preferred Stock is convertible into Common Stock on a one-for-one basis as of the Closing Date.

(b) Common Stock. Immediately prior to the Closing Date, the authorized capital of the Company shall consist of 55,000,000 shares of Common Stock, par value $0.0001 per share, of which 8,835,254 shares are issued and outstanding. All outstanding shares of Common Stock (including shares issued pursuant to the Company’s 2013 Equity Incentive Plan (the “Company Plan”) are duly and validly authorized and issued (including without limitation, issued in compliance with applicable federal and state securities laws), fully-paid, and non-assessable. The Company has reserved 9,871,590 shares of Common Stock for issuance under the Company Plan since the Company Plan was adopted. Options to purchase

930,750 shares of Common Stock that have been granted under the Company Plan are currently outstanding. The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s minute book.

(c) Other. Except for as set forth in Section 2.2(c) of the Company Disclosure Document or Section 2.2(b) above, there are no outstanding options, warrants, conversion privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of the Company (including, without limitation, rights of first refusal or redemption rights). The Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

(d) Acceleration and Vesting Provisions. Except as set forth in Section 2.2(d) of the Company Disclosure Document, all Company Options granted and Common Stock issued vest as follows: twenty-five percent (25%) of the shares vest one (1) year following the vesting commencement date, with the remaining seventy-five percent (75%) vesting in equal monthly installments over the next three (3) years. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities, rights to purchase equity securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company.

(e) Amendment of Stock Options. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Company’s Certificate of Incorporation, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

2.3 Subsidiaries. Other than Newco, the Company does not own, or have any investment in, or control over, directly or indirectly, any Subsidiary, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4 Authority; Noncontravention; Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the receipt of the Company Requisite Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws affecting or relating to the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) The Company is not in violation of or default under (i) any provisions of the Company’s Certificate of Incorporation or bylaws, (ii) any instrument, judgment, order, writ or decree, (iii) any note, indenture or mortgage, or (iv) any Company Material Contract. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement, (ii) a default under any Company Material Contract, or (iii) an event which results in the acceleration of any payment, the loss of any right, the creation of any lien, charge or encumbrance upon any assets of Company or the suspension, revocation, forfeiture or nonrenewal of any material permit or license applicable to Company.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger; (ii) any consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, materially alter or delay the transactions contemplated by this Agreement.

2.5 Agreements; Actions.

(a) Except as set forth in Section 2.5 of the Company Disclosure Document, there are no agreements, understandings, instruments, contracts or proposed transactions to which Company is a party or by which it is bound that:

(i) involve obligations (contingent or otherwise) of, or payments to, Company in excess of $25,000 (other than Company Employee Plans and Company Employment Contracts),

(ii) include the license of Intellectual Property either to or from Company, including all contracts providing the Company with rights or access to samples of human tissue, blood or other fluids,

(iii) involve the sale or license of Company Products or the grant of rights to manufacture, produce, assemble, license, market, distribute, sell or resell Company Products to any other Person or affect the exclusivity of Company’s right to develop, manufacture, assemble, distribute, market or sell its Company Products,

(iv) provide indemnification by the Company with respect to infringement of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business), or

(v) are otherwise material to Company (each, a “Company Material Contract”).

(b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed individually in excess of $25,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel or business expenses, (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business, or (v) agreed to do any of the foregoing.

(c) For the purposes of subsections (a) and (b) of this Section 2.5, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(d) The Company is not subject to any restriction under the Company’s Certificate of Incorporation or bylaws, which adversely affects in any material respect the Current Company Business, its properties or its financial condition.

2.6 Litigation. Except as set forth in Section 2.6 of the Company Disclosure Document, there is no pending or, to the Company’s knowledge, threatened, legal action, proceeding or investigation that (i) involves the prior employment of any of the Company’s employees, their use in connection with the Current Company Business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers, (ii) questions the validity of the Agreement or the right of the Company to enter into the Agreement or to consummate the transactions contemplated hereby and thereby, (iii) involves the Company or any of its assets or properties, including Intellectual Property (as defined below), or its officers or directors in their capacities as such, or (iv) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of the Company. There is no judgment, decree or order of any court in effect against the Company or any of its assets. The Company has no present intention to commence litigation against any other party.

2.7 Title to Property and Assets; Leases. Except (a) for liens for current Taxes not yet delinquent, (b) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, or (c) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, the Company owns its owned tangible property and assets free and clear of all Liens. With respect to the tangible property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (a)-(c) above.

2.8 Intellectual Property.

(a) Intellectual Property. Section 2.8(a) of the Company Disclosure Document contains a complete and accurate list of all Registered Intellectual Property and identified invention disclosures owned by, filed in the name of, or prepared by the Company prior to the execution of the Asset Transfer Agreement and the consummation of the transactions contemplated thereunder. The Company owns, prior to the execution of the Asset Transfer Agreement and the consummation of the transactions contemplated thereunder, all right, title and interest in and to all of the Registered Intellectual Property listed or required to be listed on Section 2.8(a) of the Company Disclosure Document free and clear of all liens, encumbrances, other than the liens, encumbrances listed in Section 2.8(b) of the Company Disclosure Document. The Company has taken necessary and desirable actions to maintain and protect the Intellectual Property that it owns.

(b) IP Agreements. Other than licenses with respect to commercially available equipment, components or products (including software products under standard end-user object code license agreements, Section 2.8(b) of the Company Disclosure Document contains a complete and accurate list of all outstanding options, licenses, agreements, source code escrow agreements to which, prior to the execution of the Asset Transfer Agreement and the consummation of the transactions contemplated thereunder, the Company is a party which include the grant or receipt of rights to, or include any claims, encumbrances, liens or shared ownership interests of in, Intellectual Property of the Company or any third party. To the Company’s Knowledge, the owners of any Intellectual Property licensed to the Company have taken all necessary and desirable actions to maintain and protect the Intellectual Property that is subject to such licenses. There have been no claims made against the Company by a third party asserting the invalidity, misuse or unenforceability of any of such Intellectual Property licensed to the Company that were actually used by Company prior to the Effective Time in the conduct of, or that are necessary for Company’s continuing conduct of, the Current Company Business. The Company has not received any written notices of any infringement or misappropriation by Company in its conduct of the Current Company Business of any Intellectual Property of any third party (including without limitation, any written demand or unsolicited request that the Company license any rights from a third party).

(c) No Infringement; Sufficiency. To the Company’s Knowledge: (i) the conduct of the Current Company Business has not infringed or misappropriated and does not infringe or misappropriate any Intellectual Property rights of third parties and the conduct of the Current Company Business as currently proposed to be conducted would not infringe or misappropriate the Intellectual Property rights of third parties and (ii) the Company owns or possesses sufficient legal rights to all Intellectual Property that is used in or necessary to the conduct of the Current Company Business. To the Company’s knowledge, the Intellectual Property rights owned by or licensed to the Company, in each case that were actually used by Company prior to the Effective Time in the conduct of, or that are necessary for Company’s continuing conduct of, the Current Company Business, have not been infringed or misappropriated by third parties.

(d) Scientific Data. Schedule 2.8(d) of the Company Disclosure Document sets forth a list of all studies involving the use of cell-free DNA in transplantation in which the Company has participated, including the agreements relating to such participation, the party or parties that received and analyzed samples in such study, and whether or not the Company owns or has rights to access and use the samples and data generated in such study.

(e) Employees and Consultants. To the Company’s Knowledge none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s conduct of the Current Company Business as presently conducted. Neither the execution of this Agreement nor the transactions contemplated by this Agreement nor the conduct of the Current Company Business by the employees of the Company will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to their employment by the Company in the Company’s conduct of the Current Company Business.

(f) Confidential Information and Invention Assignments. Each current and former employee of and consultant to the Company has executed and delivered to the Company a Confidential Information and Invention Assignment Agreement, in the form provided to Parent. No current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s Confidential Information and Invention Assignment Agreement. The Company is not aware that any of its employees or consultants are in violation thereof.

(g) No Terms Binding Parent. Neither this Agreement nor the transactions contemplated by this Agreement will cause: (i) Parent to grant to any third party any right to or with respect to any Parent Intellectual Property under any contract or agreement entered into by the Company, (ii) Parent to be bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business pursuant to under any contract or agreement entered into by the Company or (iii) Parent to be obligated to pay any royalties or other license fees with respect to Intellectual Property of any third party in excess of those payable by Company in the absence of this Agreement or the transactions contemplated hereby under any contract or agreement entered into by the Company.

2.9 Registration Rights. Except as provided in the Investors’ Rights Agreement, dated March 28, 2013, the Company is under no contractual obligation to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.

2.10 Brokers and Finders. The Company has not retained any investment banker, broker or finder in connection with this Agreement or any transaction contemplated hereby.

2.11 Interested Party Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of Company’s capital stock and the issuance of options to purchase shares of Company’s Common Stock, in each instance, approved in the written minutes or consents of the Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or key employees, or any affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any affiliate of any of the foregoing, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of Company’s directors, officers or employees, or any members of their immediate families, or any affiliate of the foregoing (i) are, directly or indirectly, indebted to Company or, (ii) to Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which Company is affiliated or with which Company has a business relationship, or any firm or corporation which competes with Company except that directors, officers or employees or stockholders of Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with Company. None of Company’s officers or directors or any members of their immediate families, or any affiliate of any of the foregoing are, directly or indirectly, interested in any Company Material Contract or other agreement with the Company. None of the Company’s officers or directors or any members of their immediate families or any affiliate of any of the foregoing are, directly or indirectly, interested in any material contract with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees or competitors. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.12 Financial Statements. The Company has delivered to Parent (i) the audited financial statements (balance sheet, statement of operations and statement of cash flows) of the Company as of and for the fiscal years ended December 31, 2012 and December 31, 2013, and (ii) its unaudited financial statements (statement of operations and statement of cash flows) for the three-month period ended March 31, 2014 (the “Company Financial Statements”). The Company Financial Statements are correct in all material respects, have been prepared in accordance with GAAP, and present fairly the financial condition and operating results of the Company as of the date(s) and during the period(s) indicated therein, except that the unaudited Company Financial Statements may not contain all footnotes required by GAAP. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Company Financial Statements to normal year-end audit adjustments.

2.13 Liabilities. Except as set forth in the Company Financial Statements (including the notes thereto), the Company has no material liabilities or material contingent liabilities that are required to be reflected in a balance sheet prepared in accordance with GAAP, except liabilities incurred in the ordinary course of business or in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, are executory obligations under Company Material Contracts or which have not and will not, either in any individual case or in the aggregate, have a Material Adverse Effect.

2.14 No Material Change. Except as expressly contemplated by this Agreement, since March 31, 2014, there has not been:

(a) except in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby the Company has operated in all material respects in the ordinary course of business;

(b) any material change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Company Financial Statements, except changes in the ordinary course of business that have not and are not expected to, individually or in the aggregate, have a Material Adverse Effect on Company;

(c) any damage, destruction, or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect on the Company’s business, properties, assets or financial condition (as such business is presently conducted);

(d) any waiver or compromise by Company of a valuable right or of a material debt owed to it;

(e) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect on the Company’s business, properties, assets or financial condition (as such business is conducted);

(f) any material change or amendment to any Company Material Contract;

(g) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(h) any sale, assignment or transfer of any Intellectual Property, other than any properties, rights, interests and other tangible or intangible assets being transferred or assigned to Newco prior to the Closing;

(i) any resignation or termination of employment of any officer, key employee, or key consultant, or any group of key employees or consultants, of the Company;

(j) receipt of notice that there has been a loss of, or material order cancellation by, any important customer of the Company;

(k) any mortgage, pledge, transfer of a security interest in, or lien created by the Company, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable;

(l) any material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty, or otherwise;

(m) any declaration, setting aside of payment, or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock by the Company, or any issuance of stock or other securities other than stock options granted and exercised in the ordinary course of business under plans approved by the Board of Directors; or

(n) any arrangement or commitment by Company to do any of the things described in this Section 2.14.

2.15 Governmental Authorization. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, other than as would result in a Material Adverse Effect on the Company. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.16 Tax Returns and Audits.

(a) The Company has timely filed all Tax Returns (federal, state, local and foreign) relating to any and all income, franchise or similar Taxes and all other material Tax Returns required to be filed by the Company with any Tax authority. The Returns are true and correct in all material respects. The Company has timely paid all Taxes and other assessments due.

(b) The Company has never had any Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection or extension of any Tax or governmental charge.

(c) No audit or other examination of any Return of the Company by any Tax authority is currently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

(d) The Company has withheld or collected from each payment made to each of its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or collected therefrom and has paid the same to the proper Tax receiving officers or authorized depositories.

(e) No adjustment relating to any Returns filed or required to be filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(f) The accruals and reserves for Taxes set forth in the Company Financial Statements are sufficient to pay all unpaid Taxes of the Company as of the date of such Financial Statements in accordance with GAAP. There are no liens with respect to Taxes on any of the assets of the Company, other than customary liens for Taxes not yet due and payable or being contested in good faith.

(g) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any person that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code (other than amounts that may be temporarily nondeductible pursuant to Section 404(a)(5)) or Section 280G of the Code (without regard to

Sections 280G(b)(4) or 280G(b)(5)) as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any person for excise Taxes paid pursuant to Section 4999 of the Code.

(h) The Company is not a party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement. The Company has never been a member of a group filing a consolidated, unitary, combined or similar Return under any federal, state, local or foreign law or has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law. The Company is not a party to any joint venture, partnership or other arrangement that would be treated as a partnership for federal or applicable state, local or foreign Tax purposes.

(i) The Company has not distributed the stock of any corporation in a transaction intended to satisfy the requirements of Section 355 of the Code. The stock of the Company has not been distributed in a transaction intended to satisfy the requirements of Section 355 of the Code.

(j) The Company has no liability and will have no liability for any Tax as a result of any installment sale, open transaction disposition or prepaid amount that occurred or was received prior to the Effective Time. The Company will not be required to include any material adjustment to its Taxable income under Section 481 or 263A of the Code as a result of transactions, events or accounting methods applicable to periods or portions of periods ending on or prior to the Closing.

(k) The Company is not, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(l) The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed or reportable transaction, as set forth in Treas. Reg. § 1.6011-4(b).

2.17 Employee Matters and Benefit Plans.

(a) Schedule. Section 2.17(a) of the Company Disclosure Document contains an accurate and complete list of each material Company Employee Plan and each active Company Employment Contract. The Company does not have any plan or commitment to establish any new Company Employee Plan or Company Employment Contract, to modify any Company Employee Plan or Company Employment Contract (except in each case to the extent required by law or to conform any such Company Employee Plan or Company Employment Contract to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Company Employment Contract (except as required by this Agreement).

(b) Documents. The Company has made available to Parent, to the extent applicable, correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Company Employment Contract including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; and (iii) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter.

(c) Employee Plan Compliance. Except as set forth in Section 2.17(c) of the Company Disclosure Document: (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or material violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan except where such transaction would not result in material liability; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened in writing or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Company (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) the Company is not subject to any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) the Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan except where such failure would not result in material liability.

(d) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

(e) Health Care Compliance. The Company has not, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to the Company Employees.

(f) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Company Employees except as would not be material; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the knowledge of the Company, threatened in writing or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. To the knowledge of the Company, there are no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of the Company Employees, which controversies have or would reasonably be expected to have a Material Adverse Effect on Company.

(g) Labor. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company has not incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employment Contract, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

2.18 409A Compliance. No stock options, stock appreciation rights or other equity-based awards issued or granted by Company are subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which Parent makes, is obligated to make or promises to make, payments (each, a “Company 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any Company 409A Plan is, or to the knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

2.19 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Company; (b) materially increase any benefits otherwise payable by Company; or (c) result in the acceleration of the time of payment or vesting of any such benefits.

2.20 Real Property. The Company owns no real property. Section 2.20 of the Company Disclosure Document sets forth a list of all Company Facilities. The Company has identified and disclosed to Parent all of the Company Leases and any amendments or modifications to the Company Leases. To the Company’s knowledge, the Company Facilities are in good condition and repair, reasonable wear and tear excepted. The Company has no current and unperformed obligations under the Company Leases for repair, maintenance or replacement at any Company Facilities or for the installation of improvements at any Company Facilities.

2.21 Environmental Matters. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.22 Compliance with Applicable Laws. To its knowledge, Company has complied with, is not in violation of, and has not received any notices, correspondence or written documentation of violation with respect to, any Laws with respect to the conduct of its business, or the ownership or operation of its properties, except for such violations or failures to comply that do not or would not be reasonably expected to have a Material Adverse Effect on Company.

2.23 Approval of Transaction; Required Stockholder Consent.

(a) The Board of Directors of Company has: (i) duly approved this Agreement and the Merger; (ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders; and (iii) recommended that this Agreement and the Merger be approved by the stockholders of Company.

(b) The approvals of (i) the holders of more than one-half of the outstanding shares of Company capital stock (voting together as a single class, on an as converted to Common Stock basis), (ii) the holders of more than one-half of the outstanding shares of Company Common Stock (voting together as a separate class), and (iii) the holders of more than one-half of the outstanding shares of Company Series A Preferred Stock (voting together as a separate series) are the only approvals of the holders of Company Capital Stock necessary to approve this Agreement and the Merger (collectively, the “Company Requisite Stockholder Approvals”) under the DGCL, the CCC, the Company’s Certificate of Incorporation, bylaws or any contract to which the Company is a party.

2.24 Insurance. Section 2.24 of the Company Disclosure Document sets forth a complete and accurate list of Company’s insurance policies and bonds. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.25 Merger Consideration Spreadsheet. At the Closing the Merger Consideration Spreadsheet will be complete and accurate in all material respects. The allocation of cash and Parent Shares to the Company Stockholders in accordance with the Merger Consideration Spreadsheet fully complies with the Company’s Certificate of Incorporation in effect on the Closing Date and applicable state and federal laws.

2.26 No Reliance.

(a) The Company acknowledges and agrees that except for the representations and warranties contained in Article III and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, neither Parent nor any other Person on behalf of Parent makes any other representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement.

(b) Except for the representations and warranties expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, the Company has not relied on any representation or warranty, express or implied, with respect to Parent or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement. Neither Parent nor any other Person will have or be subject to any liability or indemnification obligation to Company or any other Person resulting from the distribution to the Company, or use by the Company of any such information, including any information, documents, projections, forecasts or other material made available to the Company or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed as exceptions or responses in the Parent disclosure document provided to the Company on the date of this Agreement (the “Parent Disclosure Document”), which exceptions and responses must specify the section or subsection to which they apply but will also qualify other sections or subsections in this Article III to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection, Parent hereby represents and warrants to the Company as of the date of this Agreement and as of the Effective Time as follows:

3.1 Corporate Organization and Authority. Each of Parent and Merger Sub (the “Parent Entities”) is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing in the State of Delaware. Each of the Parent Entities has the requisite corporate power to carry on its business as it is now being conducted and is duly qualified as a foreign corporation and is in good standing in California and all other jurisdictions in which such qualification is required, except jurisdictions where the failure to be qualified would not have a Material Adverse Effect. The Parent Entities have each delivered a true and correct copy of the certificate of incorporation and bylaws of such entity, as amended to date, to the Company.

3.2 Capital Structure.

(a) Preferred Stock. Immediately prior to the Closing Date, the authorized capital of Parent shall consist of 47,384,384 shares of Preferred Stock par value $0.001 per share, (i) 546,000 of which are designated Series A Preferred Stock, 116,000 of which are outstanding prior to the Closing Date, (ii) 994,768 of which are designated Series B Preferred Stock, 110,083 of which are outstanding prior to the Closing Date, (iii) 5,828,660 of which are designated Series C Preferred Stock, 5,680,149 of which are outstanding prior to the Closing Date, (iv) 6,614,857 of which are designated Series D Preferred Stock, 6,013,509 of which are outstanding prior to the Closing Date, (v) 5,872,664 of which are designated Series E Preferred, 5,723,538 of which are outstanding prior to the Closing Date, (vi) 10,027,435 of which are designated Series F Preferred, 9,871,308 of which are outstanding prior to the Closing, and (vii) 17,500,000 of which are designated Series G Preferred, 7,802,276 of which are outstanding prior to the Closing Date. All outstanding shares of Preferred Stock are duly and validly authorized and issued (including without limitation, issued in compliance with applicable federal and state securities laws), fully-paid, and non-assessable. Each outstanding series of Preferred Stock is convertible into Common Stock on a one-for-one basis as of the date hereof (except for the Series B Preferred Stock, which will convert into an aggregate of 140,335 shares of Common Stock) and the consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Preferred Stock.

(b) Common Stock. Immediately prior to the Closing, the authorized capital of Parent shall consist of 65,000,000 shares of Common Stock par value $0.001 per share (the “Parent Common Stock”), of which 6,937,144 shares are issued and outstanding. All outstanding shares of Common Stock

(including shares issued pursuant to Parent’s 1998 Stock Plan (the “Parent 1998 Plan”) and 2008 Equity Incentive Plan (the “Parent 2008 Plan”) are duly and validly authorized and issued (including without limitation, issued in compliance with applicable federal and state securities laws), fully-paid, and non-assessable. Parent has reserved 3,484,845 shares of Common Stock for issuance under the Parent 1998 Plan and 5,539,015 shares of Common Stock for issuance under the Parent 2008 Plan, since the Parent 1998 Plan and Parent 2008 Plan were adopted, including shares that have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options and are included in the outstanding Common Stock listed in the first sentence of this Section 3.2(b) above. Options to purchase 667,000 shares of Common Stock that have been granted under the Parent 1998 Plan are currently outstanding; and no shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of Parent under the Parent 1998 Plan. Options to purchase 5,257,639 shares of Common Stock are currently outstanding under the Parent 2008 Plan; and 243,174 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of Parent under the Parent 2008 Plan. Parent has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in Parent’s minute book.

(c) Other. Except for the rights created pursuant to this Agreement or the rights described herein and as set forth in Section 3.2(c) of the Parent Disclosure Document, there are no outstanding options, warrants, conversion privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of Parent (including, without limitation, rights of first refusal or redemption rights). Parent is not a party or subject to any agreement or understanding, and, to Parent’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Parent.

(d) Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, all of which are issued and outstanding and owned by Parent as of the date hereof. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities of the Merger Sub.

3.3 Subsidiaries. Other than Merger Sub, Parent does not presently own, have an investment in, or control, directly or indirectly, any Subsidiaries, associations or other business entities. Parent is not a participant in any joint venture, partnership or similar arrangement.

3.4 Authority; Noncontravention; Consents.

(a) Each Parent Entity has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Parent Entity. This Agreement has been duly executed and delivered by each Parent Entity and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of each Parent Entity enforceable against each Parent Entity in accordance with its terms, except (i) as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application affecting or relating to the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) No Parent Entity is in violation of or default under (i) any provisions of the respective certificate of incorporation or bylaws of each Parent Entity, (ii) any instrument, judgment, order, writ or decree, (iii) any note, indenture or mortgage, or (iv) any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) any provision of federal or state statute, rule or regulation applicable to any Parent Entity. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the acceleration of any payment, the loss of any right, the creation of any lien, charge or encumbrance upon any assets of any Parent Entity or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Parent Entity.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any Parent Entity or any of their subsidiaries in connection with the execution and delivery of this Agreement by the Parent Entities or the consummation by the Parent Entities of the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger; (ii) any consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, materially alter or delay the transactions contemplated by this Agreement.

3.5 Agreements; Actions.

(a) Except as set forth in Section 3.5 of the Parent Disclosure Document, there are no agreements, understandings, instruments, contracts or proposed transactions to which Parent is a party or by which it is bound that (i) involve obligations (contingent or otherwise) of, or payments to, Parent in excess of $100,000, or (ii) involve the license of Intellectual Property either to or from Parent (each, an “Parent Material Contract”).

(b) Parent has not (i) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $500,000 in the aggregate, (ii) made any loans or advances to any Person, other than ordinary advances for travel expenses, (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business, or (iv) agreed to do any of the foregoing.

(c) For the purposes of subsections (a) and (b) of this Section 3.5 all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons Parent has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

3.6 Litigation. Except as would not be material, there is no pending or, to Parent’s knowledge, threatened, legal action, proceeding or investigation that (i) questions the validity of the Agreement or the right of Parent to enter into the Agreement or to consummate the transactions contemplated hereby and thereby, (ii) involves Parent or any of its respective assets or properties, including Intellectual Property, or its officers or directors in their capacities as such, or (iv) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of Parent, nor is Parent aware that there is any basis for any of the foregoing. There is no judgment, decree or order of any court in effect against Parent or any of its assets. Parent has no present intention to commence litigation against any other party.

3.7 Intellectual Property.

(a) Intellectual Property. Parent owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property used in or necessary for the operation of the business of Parent as presently conducted, free and clear of all liens and encumbrances. Parent has taken all necessary and desirable actions to maintain and protect the Intellectual Property that it owns.

(b) License Agreements. To Parent’s knowledge, the owners of any Intellectual Property licensed to Parent have taken all necessary and desirable actions to maintain and protect the Intellectual Property that is subject to such licenses. There have been no claims made against Parent asserting the invalidity, misuse or unenforceability of any of such Intellectual Property. Parent has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property (including, without limitation, any demand or request that Parent license any rights from a third party).

(c) No Infringement. To Parent’s knowledge, the conduct of Parent’s business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property rights of others, nor would any future conduct as presently proposed infringe, misappropriate or conflict with any Intellectual Property rights of others. To Parent’s knowledge, the Intellectual Property rights owned by or licensed to Parent have not been infringed, misappropriated or conflicted by others.

(d) No Disputes. There are no contracts, licenses or other agreements between Parent and any third party with respect to any Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made by or received by Parent thereunder.

(e) Employees and Consultants. Neither the execution of this Agreement nor the transactions contemplated by this Agreement nor the carrying on of Parent’s business by the employees of Parent will, to Parent’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Parent does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Parent.

(f) Confidential Information and Invention Assignments. Each current and former employee of and consultant to Parent has executed and delivered to Parent a Confidential Information and Invention Assignment Agreement, in the form provided to the Company. No current employee, officer or consultant of Parent has excluded works or inventions made prior to his or her employment with Parent from his or her assignment of inventions pursuant to such employee, officer or consultant’s Confidential Information and Invention Assignment Agreement. Parent is not aware that any of its employees or consultants are in violation thereof, and Parent will use its best efforts to prevent any such violation.

3.8 Brokers and Finders. Parent has not retained any investment banker, broker or finder in connection with this Agreement or any transaction contemplated hereby.

3.9 Interested Party Transactions. Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of Parent capital stock and the issuance of options to purchase shares of Parent’s Common Stock, in each instance, approved in the written minutes of the Board of Directors, there are no agreements, understandings or proposed transactions between Parent and any of its officers, directors, consultants or key employees, or any affiliate thereof.

3.10 Financial Statements. Parent has delivered to the Company (i) the audited financial statements (balance sheet, statement of operations and statement of cash flows) of Parent as of and for the fiscal year ended December 31, 2013, and (ii) its unaudited financial statements (statement of operations and statement of cash flows) for the three-month period ended March 31, 2014 (the “Parent Financial Statements”). The Parent Financial Statements are correct in all material respects, have been prepared in accordance with generally accepted accounting principles in the United States, and present fairly the financial condition and operating results of Parent as of the date(s) and during the period(s) indicated therein, except that the unaudited Parent Financial Statements may not contain all footnotes required by GAAP. Parent maintains, and will continue to maintain, a standard system of accounting established and administered in accordance with generally accepted accounting principles in the United States. The Parent Financial Statements fairly present in all material respects the financial condition and operating results of Parent as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Parent Financial Statements to normal year-end audit adjustments.

3.11 Liabilities. Except as set forth in the Parent Financial Statements, Parent has no material liabilities or material contingent liabilities, except current liabilities incurred in the ordinary course of business which have not and will not, either in any individual case or in the aggregate, have a Material Adverse Effect.

3.12 Absence of Certain Changes. Except as expressly contemplated by this Agreement, since March 31, 2014, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Parent from that reflected in the Parent Financial Statements, except changes in the ordinary course of business that have not been and are not expected to be, individually or in the aggregate, a Material Adverse Effect on Parent;

(b) any damage, destruction, or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect on Parent’s business, properties, assets, or financial condition (as such business is presently conducted);

(c) any waiver or compromise by Parent of a valuable right or of a material debt owed to it;

(d) any sale, assignment or transfer of any Intellectual Property;

(e) any declaration, setting aside of payment, or other distribution in respect of the Parent Shares; or

(f) any arrangement or commitment by Parent to do any of the things described in this Section 3.12.

3.13 Governmental Authorization. Parent has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect on Parent. Parent is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.14 Tax Returns and Audits.

(a) Parent has timely filed all Tax Returns required to be filed by Parent with any tax authority. The Returns are true and correct in all material respects. Parent has timely paid all Taxes and other assessments due.

(b) No audit or other examination of any Return of Parent by any tax authority is currently in progress, nor has Parent been notified in writing of any request for such an audit or other examination.

(c) No adjustment relating to any Returns filed or required to be filed by Parent has been proposed in writing, formally or informally, by any tax authority to Parent or any representative thereof.

(d) Parent is not, nor has been at any time, a “United States real property holding corporation” within the meaning of Internal Revenue Code Section 897(c)(2) and any regulations promulgated thereunder.

(e) Parent is not aware of any Tax liability to be imposed upon its properties or assets as of the date hereof that would have a Material Adverse Effect.

(f) Immediately after the Closing, Parent Shares are “qualified small business stock” as defined in Section 1202 of the Code provided, however, that in no event shall Parent be liable to any Company Indemnified Party for any Losses arising from any subsequently proven or identified error in Parent’s determination with respect to the applicability or interpretation of Section 1202 of the Code,.

(g) The Final Surviving Entity (including its predecessors, if any) is and has been since inception a disregarded entity for federal income tax purposes.

3.15 Employee Matters and Benefit Plans.

(a) Parent Employee Plans. Parent is in compliance in all material respects with the terms of all Employee Benefit Plans as defined by ERISA.

(b) Labor. Parent has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to Parent’s knowledge, threatened with respect to Parent. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Parent Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Parent has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent has not incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(c) Effect of Transaction.

(i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employment Contract, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee.

(ii) No payment or benefit which will or may be made by Parent or the Parent ERISA Affiliates with respect to any Parent Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

3.16 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent; (ii) materially increase any benefits otherwise payable by Parent; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

3.17 Real Property. Parent owns no real property. Section 3.17 of the Parent Disclosure Document sets forth a list of all Parent Facilities.

3.18 Environmental Matters. Parent is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.19 Compliance with Applicable Laws. To its knowledge, of Parent has complied with, is not in violation of, and have not received any notices, correspondence or written documentation of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties, except for such violations or failures to comply that do not or would not be reasonably expected to have a Material Adverse Effect on Parent.

3.20 Approval of Transaction; Required Consent.

(a) The Board of Directors of Parent has: (i) duly approved this Agreement and the Merger; and (ii) determined that the Merger is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders.

(b) The approval of Parent, as the sole stockholder of Merger Sub, is the only approval of the holders of Merger Sub capital stock necessary to adopt and approve this Agreement and the Merger in accordance with the DGCL and Merger Sub’s certificate of incorporation (the “Merger Sub Requisite Stockholder Approval”).

(c) The approvals of (i) the holders of more than two-thirds of the outstanding shares of Parent Preferred Stock (voting together as a single class, on an as converted to Common Stock basis), (ii) the holders of more than two-thirds of the outstanding shares of Parent Preferred Stock and Parent Common Stock (voting together as a single class, on an as converted to Common Stock basis), (iii) the holders of more than one-half of the outstanding shares of Parent Series G Preferred Stock (voting as a separate series), and (iv) the holders of more than two-thirds of the outstanding shares of Parent Series F Preferred Stock and Parent Series G Preferred Stock (voting together as a single class, on an as converted to Common Stock basis), are the only approvals of the holders of Parent capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby, including the issuances of the Parent Shares and Conversion Shares (collectively, the “Parent Requisite Stockholder Approvals”) under the DGCL, the CCC, the Parent’s Certificate of Incorporation, bylaws or any contract to which Parent is a party.

(d) The Merger Sub Requisite Stockholder Approval and Parent Requisite Stockholder Approval will be in full force and effect at the Closing.

3.21 No “Bad Actor” Disqualifications. Parent has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506 under the Securities Act (“Disqualification Events”). To the knowledge of Parent, no Covered Person is subject to a Disqualification Event. Parent has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those Persons specified in Rule 506(d)(1) under the Securities Act, including Parent; any predecessor or Affiliate of Parent; any director, executive officer, other officer participating in the offering, general partner or managing member of Parent; any beneficial owner of 20% or more of Parent’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with Parent in any capacity at the time of the sale of any Parent Shares; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Parent Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

3.22 Offering. The offer, sale and issuance of the Parents Shares as contemplated by this Agreement, and any issuance of the Parent Common Stock issuable upon conversion of the Parent Shares (the “Conversion Shares”) as contemplated by Parent’s certificate of incorporation, are exempt from the registration requirements of the Securities Act and applicable blue sky laws. Neither the Parent nor any authorized agent acting on its behalf has taken, or will take, any action hereafter that would cause the loss of such exemptions. The Parent Shares, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly authorized and issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully-paid and non-assessable and free from any liens, encumbrances or restrictions on transfer other than as set forth in the Parent Financing Agreements and applicable state and federal securities laws restrictions on transfer to which such Parent Shares are subject. At the Effective Time the Conversion Shares will have been duly and validly reserved for issuance and, upon issuance in accordance with Parent’s certificate of incorporation and bylaws shall be duly and validly authorized and issued (including, without limitation, issued in compliance with all applicable federal and state securities laws), fully paid and non-assessable, and free from any liens, encumbrances or restrictions on transfer other than as set forth in the Parent Financing Agreements and applicable state and federal securities laws restrictions on transfer to which such Conversion Shares are subject.

3.23 Title. Except (a) for liens for current Taxes not yet delinquent, (b) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, or (c) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, Parent owns its tangible property and assets free and clear of all Liens. With respect to the tangible property and assets it leases, Parent is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (a)-(c) above.

3.24 No Reliance.

(a) Parent acknowledges and agrees that except for the representations and warranties contained in Article II and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, neither the Company nor any other Person on behalf of the Company makes any other representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement.

(b) Except for the representations and warranties expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, Parent has not relied on any representation or warranty, express or implied, with respect to the Company or with respect to any other information provided or made available to Parent in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent or any other person resulting from the distribution to Parent, or use by Parent of any such information, including any information, documents, projections, forecasts or other material made available to Parent or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Confidentiality Agreement dated April 4, 2011, as amended on November 22, 2013, (the “Mutual Confidentiality Agreement”), which Mutual Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided however that, subject to Section 1.9(b) and Section 7.8(e), Holders’ Agent and the Indemnifying Securityholders as of immediately prior to the Effective Time shall have the right to use and disclose information of Company and Parent solely as reasonably required for the purpose of exercising and enforcing its rights under this Agreement.

4.2 Public Disclosure. The terms of this Agreement and the Merger are deemed to be confidential information. Neither Party shall issue any press releases, or make any public statements, communications or disclosures to a third party regarding the other Party or the Merger without the other Party’s prior written consent, other than disclosures reasonably required by law. The disclosing Party agrees to provide a copy of any proposed written disclosures, including any press releases, marketing materials or online materials, to the other Party in connection with its request for written consent.

4.3 Access to Information.

(a) Upon reasonable notice, the Company and Parent each shall afford the other party and its respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, provided, in each case, that such access does not cause disruption to the day-to-day operation of the Company (or after the Effective Time, the Surviving Corporation) or Parent, as the case may be, to: (i) all properties, books, Returns, contracts and records; (ii) all other information concerning its business, properties, Intellectual Property and personnel and (iii) all other information concerning the Earnout Amount (including progress made or not made in respect thereof, business plans with respect thereto and all other information related thereto) as may be reasonably requested. The Company and Parent each agree to provide or otherwise make available to the other party and its respective accountants, counsel and other representatives copies of internal financial statements; to the extent such financial statements are available, promptly upon request. Any such information shall constitute confidential “Information” pursuant to the Mutual Confidentiality Agreement.

(b) Until the earlier of the termination of this Agreement or the Closing Date, the Company will cause the officers, counsel, or other representatives of it to promptly notify Parent of, and to confer from time to time as requested by Parent with Parent or its representatives during ordinary business hours to discuss, any material changes or developments in the operational matters of the Company and the general status of the ongoing business and operations of the Company. The Company will (i) notify Parent in writing promptly after learning of any action by any person initiated by or against the Company, or to the Company’s knowledge, any action threatened against the Company or any of its respective directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Parent of ongoing developments in any New Litigation Claim, and (iii) consult in good faith with Parent regarding the conduct of the defense of any such New Litigation Claim. The Company will further notify Parent promptly of the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty made by the Company in this Agreement to be untrue or inaccurate in any material respect, (B) any material failure of the Company or its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder, in each case to the extent that the foregoing would result in any condition of Parent’s obligation to consummate the Merger to be unsatisfied.

(c) No information or knowledge obtained in any investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Additionally, during the period from the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, each party shall promptly notify the other parties hereto in writing of the discovery by such party of any event, condition, fact or circumstance which causes, caused, constitutes or constituted a breach of any representation, warranty or covenant made by such party in this Agreement such that the conditions to Closing shall not be capable of being satisfied or that such party has breached the terms of this Agreement or failed to comply with the covenants contained herein, including without limitation, the provisions of Article V. Failure of a party to notify the other parties of a breach of representation shall not have the effect of changing such failure to a breach of covenant. Notwithstanding anything to the contrary in this Agreement, the failure to deliver a notice pursuant to this Section 4.3(c) shall not be considered in determining whether the conditions set forth in Sections 6.2(a) or 6.3(a) have been satisfied.

4.4 Consents; Cooperation. Each of Company, Parent and Merger Sub shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of their respective material contracts in connection with the consummation of the transactions contemplated by this Agreement, including the Merger.

4.5 Legal Requirements. Each of Company, Parent and Merger Sub will take reasonable actions necessary to comply promptly with all legal requirements which have been or which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

4.6 Expenses. Parent and the Company shall each pay their own Transaction Expenses in connection with the transactions contemplated by this Agreement; provided, however, that Parent shall, pursuant to the Letter Agreement between the parties dated as of April 10, 2014, pay the reasonably documented fees and expenses of the Company incurred in connection with the audit of the Company’s financial statements, such amounts not to exceed $45,000. Any amounts payable or paid to Stanford under the Stanford License in connection with the transactions contemplated hereby (the “Stanford Fees”) shall be split between Parent and the Company, with 50% paid by Parent and 50% paid by the Company.

4.7 Commercially Reasonable Efforts and Further Assurances.

(a) Each of the parties to this Agreement shall use its commercially reasonable efforts to effect all other transactions contemplated hereby and to fulfill and cause to be fulfilled its conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b) Without limiting the foregoing, Parent shall obtain and deliver to the Company within two Business Days after the date of execution and delivery of this Agreement the Parent Requisite Stockholder Approval by consent(s) in writing in accordance with the DGCL and the Parent’s certificate of incorporation.

(c) Without limiting the foregoing, the board of directors of Merger Sub shall obtain as promptly as possible after the execution and delivery of this Agreement the Merger Sub Requisite Stockholder Approval by consent in writing in accordance with the DGCL and Merger Sub’s certificate of incorporation and bylaws.

(d) Without limiting the foregoing, the Company shall obtain and deliver to Parent within two Business Days after the date of execution and delivery of this Agreement the Company Requisite Stockholder Approval by consent(s) in writing in accordance with the DGCL and Company’s Certificate of Incorporation.

4.8 Employee Matters. Parent shall or shall cause the Surviving Corporation to take such action as may be necessary so that the Continuing Employees shall be provided participation in all Parent Benefit Plans as of the Effective Time.

4.9 Insurance and D&O Indemnification.

(a) At or prior to the Effective Time, the Company shall purchase a prepaid directors’ and officers’ liability insurance “run-off policy” with a claims period of six years from the Closing Date (the “Tail D&O Policy”), and on terms and conditions no less favorable than those in effect under the Company’s existing directors’ and officers’ liability insurance policy in effect on the date hereof, for the benefit of the D&O Indemnified Parties with respect to their acts and omissions as directors, officers and employees of the Company or its Subsidiaries occurring prior to the Effective Time. After the Effective Time, Parent and the Surviving Corporation shall maintain such policy in full force and effect, and continue to honor the obligations thereunder; provided, however, that Parent and the Surviving Corporation shall have no obligation to pay premiums or any other amounts with respect to such policy.

(b) For a period of six (6) years following the Effective Time, the Surviving Corporation or its successor shall fulfill and honor in all respects the obligations of the Company with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company under the Company’s Certificate of Incorporation or in any indemnification agreements in effect as of the date hereof (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”). Notwithstanding the foregoing, the obligations of the Surviving Corporation or its successor (i) shall be subject to any limitation imposed by Law and (ii) shall not be deemed to release any D&O Indemnified Party who is also an officer or director of the Company from his or her obligations pursuant to this Agreement, nor shall such D&O Indemnified Party have any right of contribution, indemnification or right of advancement from the Surviving Corporation or its successor with respect with any Loss claimed by Parent against such D&O Indemnified Party in his or her capacity as a Company Stockholder pursuant to this Agreement. Notwithstanding the foregoing, Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time. The Company hereby represents to Parent that no claim for indemnification has been made as of or prior to the date hereof by any director or officer of the Company.

(c) The obligations under this Section 4.9(c) shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 4.9(c) applies without the consent of such affected D&O Indemnified Party. Notwithstanding anything to the contrary in this Agreement, the D&O Indemnified Parties shall be third party beneficiaries of this Section 4.9.

4.10 Section 280G Matters.

(a) The Company will obtain and deliver to Parent, prior to the initiation of the procedure described in Section 4.10(b) an excess parachute payment waiver, in a form reasonably acceptable to Parent, from each person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Merger and the transactions contemplated thereby and who would otherwise receive or have the right or entitlement to receive a “parachute payment” (as defined in Section 280G(b)(2) of the Code) under Section 280G of the Code as a result of the Merger. By the execution of such waiver agreement, the person executing the waiver will agree to waive all of his or her right and entitlement to receive (or if already paid, his or her right and entitlement to keep) any portion of such “parachute payments” which would cause the person executing the waiver to receive an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), unless the Company’s stockholders approve such waived payments in accordance with Section 280G(b)(5)(A)(ii) of the Code.

(b) The Company will submit the payments which are waived pursuant to the waiver agreements described in Section 4.10(a) to its stockholders and the holders of the voting power of any entity stockholder for their approval in accordance with all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

4.11 Preparation of Information Statement. As promptly as practicable after the date of this Agreement (and in no event more than five (5) Business Days after the date of this Agreement) and in compliance with applicable law and the Company’s Certificate of Incorporation and bylaws, the Company will prepare an information statement, which will be subject to Parent’s review and approval (which review and approval will not be unreasonably withheld or delayed) to provide notice and a description of the approval of this Agreement, the Merger and the Transactions by the Company’s board of directors and the Company’s stockholders and a description of the Company stockholders’ appraisal or similar rights in regard to the Merger under applicable law (the “Information Statement”). The Company will: (i) cause the Information Statement to comply with applicable law and the Company’s Certificate of Incorporation and bylaws; (ii) include in the Information Statement all changes reasonably proposed by Parent; (iii) ensure that the Information Statement will not contain, at or prior to the date of the mailing, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading, and (iv) cause the Information Statement to be mailed to the Company’s stockholders of record as of the date of this Agreement as promptly as practicable following the date of this Agreement. Without limiting the foregoing, Parent shall provide for inclusion in the Information Statement any information reasonably required to be provided by it to the

Company Stockholders in order for the issuance of Parent Shares to the Company Stockholders to comply with the requirements of the Securities Act and will ensure that such information will not contain any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein not misleading.

4.12 Certain Tax Matters.

(a) Parent and the Company shall each use its commercially reasonable efforts to cause the Merger and the Second Step Merger together to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including not taking any action that such party knows would reasonably be expected to prevent such qualification. For federal income tax purposes, each of Parent, the Company, Merger Sub, and the Final Surviving Entity will report the Mergers in a manner consistent with the qualification of the Mergers as a “reorganization” within the meaning of section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

(b) All parties and their Affiliates shall prepare all Tax Returns of the Company consistent with the valuation of Newco as determined by Teknos Associates pursuant to Section 1.4. To the extent that any Tax Return of the Company (i) could be expected to give rise to an indemnification claim under Article VII, (ii) could be expected to affect the tax liability of the Company Stockholders, or (iii) relates to the Newco Spin-off, Parent shall cause such Tax Return to be delivered to the Holders’ Agent no less than thirty (30) days prior to the due date for filing any such Tax Return. Parent shall incorporate Holders’ Agent’s reasonable comments to such Tax Return that are received no less than ten (10) days prior to the due date for filing such Tax Return.

4.13 Certain Tax Contests. Each party shall promptly notify the other party in writing upon receipt of any communication with respect to any pending or threatened Tax Contest. The notifying party shall include with such notification a true, correct and complete copy of any written communication so received. Subject to the Indemnifying Securityholders’ indemnification obligations pursuant to Article VII, if Holders’ Agent acknowledges in writing the Parent Indemnified Party’s right to reimbursement and indemnification hereunder for Company Losses with respect to such Tax Contest if the underlying allegations are determined to be true, then the Holders’ Agent may elect to control the conduct of such Tax Contest related to Taxes of the Company of any kind arising out of or related to the Incorporation of Newco and the distribution of Newco shares prior to the Closing. “Tax Contest” shall mean any notice or deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim which could result in an indemnification claim against the Indemnifying Securityholders under this Agreement or otherwise affect the Tax liability of the Indemnifying Securityholders. To the extent this Section 4.13 is inconsistent with Section 7.10, and any other provision of this Agreement, this Section 4.13 shall govern.

4.14 Merger Consideration Spreadsheet. At the Closing, the Company will cause to be prepared and delivered to Parent a spreadsheet, in customary form reasonably acceptable to Parent, dated and setting forth as of the Closing the following information relating to the holders of Company Common Stock and Preferred Stock: (a) the names and addresses (including email addresses), of all such holders; (b) the number and type of Company Capital Stock held by such holders and, the respective Certificate numbers held; (c) the cash and Parent shares payable to each such holder pursuant to this Agreement on the Closing Date and the Closing Date Balance Statement; (d) the Parent Shares to be contributed to the Escrow on behalf of each such holder; and (e) such other information relevant thereto that may be necessary for Wilmington Trust Corporation or such other escrow agent as Parent and the Company may mutually agree (the “Escrow Agent”) to undertake its obligations with respect to the Parent Shares and that the Escrow Agent requests at least two (2) Business Days before the Closing Date (the “Merger Consideration Spreadsheet”). Prior to the distribution of each of the Escrow and the Earnout Amount, the Holders’ Agent shall cause to be prepared and delivered to Parent a revised spreadsheet setting forth as of the date for distribution of any portion of the Escrow or the Earnout Amount, the Parent Shares payable to each holder of Company Common Stock and Preferred Stock pursuant to this Agreement in connection and as of the date of the distribution of such amounts. For purposes of the distribution of Parent Shares to Company Stockholders pursuant to this Agreement, the Parent Shares so payable shall be valued at the fair market value of such Parent Shares, which fair market value shall be the trailing five day average closing price of such Parent Shares ending on the trading day immediately prior to the date that such Parent Shares become eligible for distribution if such Parent Shares are then publicly traded and if such Parent Shares are not then publicly traded, shall be reasonably determined by the Holders’ Agent. The Merger Consideration Spreadsheet and all revisions thereto shall be consistent with the Company’s certificate of incorporation in effect as of immediately prior to the Effective Time.

4.15 Requisite Stockholder Approvals. Within two (2) Business Days of the execution of this Agreement, the Company will deliver to Parent signed consents of the Company Stockholders representing the Company Requisite Stockholder Approval and Parent will deliver to the Company signed consents of the stockholders of Parent representing the Parent Requisite Stockholder Approvals.

4.16 Termination of Certain Contracts. The Company shall use commercially reasonable efforts to terminate the contracts set forth on Schedule 4.16 on or prior to the Closing.

4.17 Accredited Investor Questionnaires. As promptly as practicable after the date hereof, the Company shall deliver Accredited Investor questionnaires to each Company Stockholder and shall use commercially reasonable efforts to collect completed and signed questionnaires from such stockholders and provide them to Parent within two (2) Business Days of making such request.

4.18 Form S-8. In the event that Parent files a registration statement on Form S-8 with respect to Parent’s options or other rights issued to its employees, Parent shall include in such registration statement the options and other rights assumed by Parent pursuant to this Agreement, and shall maintain the effectiveness of such registration statement for as long as any of such options and other rights remain outstanding.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company hereby agrees (except to the extent expressly permitted by this Agreement or as consented to in writing by Parent), to carry on its respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. The Company further agrees to pay or perform its obligations when due, and to use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with it.

(b) The Company will (1) pay all of its debts and Taxes when due, except to the extent such debts or Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves according to GAAP have been established, (2) comply in all material respects with the requirements of any material Tax exemptions, Tax holidays, Tax incentives or other preferential Tax treatments or Tax rebates enjoyed by the Company, (3) pay or perform its other obligations when due (including its accounts payable) in the ordinary course of business consistent with past practice and policies, (4) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business, (5) sell products and services consistent with past practices as to license, service and maintenance terms and incentive programs, (6) recognize revenue consistent with past practice and policies and in accordance with GAAP, (7) pay any accrued bonuses or commissions payable after the date hereof and before the Effective Time in the ordinary course of business and (8) use commercially reasonable efforts consistent with past practice to (A) preserve intact its present business organizations, (B) keep available the services of its present officers and key employees, and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses will be unimpaired.

(c) Except as necessary for the operation of its business in the ordinary course, the Company will assure that each of the Contracts entered into on or after the date hereof by it will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Transactions.

(d) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly permitted or contemplated by this Agreement or the Newco Spin-off, or as disclosed in Section 5.1(d) of the Company Disclosure Document, the Company shall not do, cause or permit any of the following, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed):

(i) cause or permit any amendments to the Company’s Certificate of Incorporation or bylaws other than as and only to the extent necessary to effect the transactions contemplated hereby;

(ii) other than as and only to the extent necessary to effect the Newco Spin-off, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than upon exercise, conversion or exchange of any options, preferred stock and warrants outstanding as of the date hereof), or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements outstanding as of the date hereof providing for the repurchase of shares in connection with any termination of service to it;

(iii) accelerate, amend or change the period of exercisability or vesting of any restricted stock, or options or other rights granted under its stock plans to employees (except pursuant to the terms of any such stock plans or stock option agreements as in effect on the date hereof) or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(iv) other than as, and then only to the extent necessary to effect, the Newco Spin-off, enter into any Material Contract or amend or otherwise modify or waive any material term of any Material Contract;

(v) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of common stock pursuant to the exercise or conversion of options, preferred stock or warrants outstanding as of the date hereof;

(vi) transfer to any Person any rights to its Intellectual Property, other than as, and then only to the extent necessary to effect, the Newco Spin-off;

(vii) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business taken as a whole, other than pursuant to the Newco Spin-off;

(viii) incur any indebtedness for borrowed money (other than with respect to trade payables in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(ix) pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of the liabilities reflected or reserved against in the Company Balance Sheet, as the case may be, and except for payment of Transaction Expenses;

(x) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice and in an amount which does not exceed $25,000 in the aggregate;

(xi) reduce the amount of any insurance coverage provided by existing insurance policies or otherwise allow any such insurance policy to lapse;

(xii) terminate or knowingly waive any right of substantial value;

(xiii) adopt or amend any employee benefit, or stock purchase or option plan, except as required under ERISA and except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level or officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices;

(xiv) grant any severance or termination pay to any director, officer or other employee except payments made pursuant to written agreements outstanding on the date hereof or made in the ordinary course of business with past practice;

(xv) commence a proceeding other than: (A) for the routine collection of accounts receivable; (B) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided, that the Company shall have first conferred with Parent prior to commencement of any such action; or (C) for a breach of this Agreement;

(xvi) other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xvii) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(xviii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(xix) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by it or a subsidiary of it to or in it or any subsidiary of it; or

(xx) take or agree in writing or otherwise to take any of the actions described in Sections 5.1(d)(i) through (xix) above.

5.2 Conduct of Business of Parent.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent hereby agrees (except to the extent expressly permitted by this Agreement or as consented to in writing by the Company), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Parent further agrees to pay or perform its obligations when due, and to use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with it.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly permitted or contemplated by this Agreement, Parent shall not do, cause or permit any of the following, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(i) cause or permit any amendments to its certificate of incorporation or bylaws, other than as contemplated by this Agreement;

(ii) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than upon exercise, conversion or exchange of any options, preferred stock and warrants outstanding as of the date hereof), or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements outstanding as of the date hereof providing for the repurchase of shares in connection with any termination of service to it;

(iii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of common stock pursuant to the exercise or conversion of options, preferred stock or warrants outstanding as of the date hereof;

(iv) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(v) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business; or

(vi) take or agree in writing or otherwise to take any of the actions described in Section 5.2(b)(i) through (v) above.

5.3 No Solicitation.

(a) Parent and the Company agree that neither of them nor any of their officers or directors shall, and that they shall use commercially reasonable efforts to cause their employees, agents and representatives not to (and shall not authorize any of them to), directly or indirectly: (i) solicit, initiate or encourage any inquiries or proposals regarding any merger, consolidation, sale of substantial assets, sale of shares of capital stock, or similar transactions involving Parent, on the one hand, or the Company, on the other hand, or any of their subsidiaries with a third party (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”); (ii) furnish to any Person any nonpublic information or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal with respect to Parent, on the one hand, or the Company, on the other hand,; (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal with respect to Parent, on the one hand, or the Company, on the other hand, or the making of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal with respect to Parent, on the one hand, or the Company, on the other hand; (iv) approve, endorse or recommend any Acquisition Proposal with respect to Parent, on the one hand, or the Company, on the other hand; or (v) enter into any letter of intent, agreement in principal or similar agreement contemplating or otherwise relating to any Acquisition Proposal with respect to Parent, on the one hand, or the Company, on the other hand; provided, however, that in the event that Parent receives a bona fide, unsolicited Acquisition Proposal in writing that was not received as a result of a breach of this Section 5.3 by Parent or any of its of its officers, directors, employees, agents or representatives, the foregoing shall not prevent the board of directors of Parent from taking such actions that are required by their fiduciary duties under applicable law.

(b) Parent agrees that, during the period between the signing and closing or termination of this Agreement, neither it nor any of its officers or directors shall, and that it shall use commercially reasonable efforts to cause its employees, agents and representatives not to (and shall not authorize any of them to), directly or indirectly: (i) solicit, initiate or encourage any inquiries or proposals regarding the acquisition or exclusive licensing by Parent or its Affiliates of another entity or assets in the field of cell-free DNA by merger, consolidation, purchase or exclusive licensing of substantial assets, purchase of shares of capital stock (a “cfDNA Acquisition”); (ii) participate or engage in discussions or negotiations with any Person with respect to a cfDNA Acquisition, or the making of any proposal that constitutes or could reasonably be expected to lead to a cfDNA Acquisition; or (iii) enter into any letter of intent, agreement in principal or similar agreement contemplating or otherwise relating to a cfDNA Acquisition.

(c) Each party will promptly notify the other after receipt of any Acquisition Proposal or any notice that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to such party or any of its subsidiaries or for access to the properties, books or records of such party or any of its subsidiaries by any Person that has advised such party that it may be considering making, or that has made, an Acquisition Proposal, and will keep the other party reasonably informed of the status and details of any such Acquisition Proposal notice (including the identity of the Person making the Acquisition Proposal, price and material terms), request or any correspondence or communications related thereto and shall provide the other party with a true and complete copy of such Acquisition Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing.

(d) Each party shall immediately cease any existing discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing.

(e) Each party shall ensure that its officers, directors and employees and any investment banker or other advisor or representative retained by it are aware of the provisions set forth in this Section 5.3 and shall instruct its officers, directors and employees to abide by such provisions.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of Parent and the Company:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b) Company Stockholder Approval. The Company Requisite Stockholder Approvals shall have been obtained by consent(s) in writing in accordance with the DGCL and the Company’s Certificate of Incorporation.

6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived in writing by Parent:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Company contained in this Agreement that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time).

(ii) The Company shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(b) No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect on Company.

(c) Appraisal Stockholders. Company Stockholders representing at least 90% of the outstanding voting shares of the Common Stock of the Company and the Company Preferred Stock, voting together on an as-converted basis, will have approved the Merger or shall no longer be entitled to exercise their “appraisal rights” under the DGCL.

(d) 280G Stockholder Approval. Payment, separately or in the aggregate, of any amount or the provision of any benefit that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code shall have been submitted and approved by the Company Stockholders as provided in Section 4.10, or, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided pursuant to the waiver agreements described in Section 4.10.

(e) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any contract set forth on Schedule 6.2(e) (the “Required Third-Party Consents”) and as required thereunder in connection with the Merger, or for any such contract to remain in full force and effect without limitation, modification or alteration after the Closing.

(f) Officer Certificate. The Company shall have delivered to Parent a certificate dated as of the Closing Date signed on behalf of the Company by the chief executive officer of the Company certifying (i) that the conditions specified in Sections 6.2(a)(i), 6.2(a)(ii) and 6.2(b) have been satisfied in all respects and (ii) as to the accuracy of the Merger Consideration Spreadsheet (the “Company Officer Certificate”).

(g) Secretary’s Certificate. The Company shall have delivered to Parent a certificate dated as of the Closing Date signed on behalf of the Company by the secretary of the Company certifying as to the accurateness and completeness of: (i) the resolutions of the Company’s Board of Directors approving the Merger and this Agreement in accordance with the DGCL; (ii) the resolutions of the Company’s stockholders adopting and approving this Agreement and the Merger in accordance with the DGCL, (iii) certificates of the Secretary of State of Delaware, the Secretary of State of California and the Franchise Tax Board of the State of California, each dated within five (5) days of the Closing Date, with respect to the good standing of the Company, (iv) the Company’s Certificate of Incorporation, and (v) the Company’s bylaws, with copies of each attached thereto (the “Company Secretary Certificate”).

(h) Estimated Closing Date Balance Statement. The Company shall have provided to Parent the Estimated Closing Date Balance Statement at least two (2) Business Days prior to the Closing Date.

(i) Officer and Director Resignation Letters. Letters of resignation, in customary form, effective immediately prior to the Closing, duly executed by each of the directors and officers of the Company (it being understood that “customary form” shall mean that such letters of resignation shall not contain a general release of claims).

(j) FIRPTA Certificate. The Company shall have provided to Parent: (i) a certificate, in customary form, to the effect that shares of Company Capital Stock are not “U.S. real property interests” within the meaning of Section 897 of the Code, and (ii) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

(k) Certificate of Merger. The Company shall have provided to Parent a copy of the Certificate of Merger executed by the Company.

(l) Other Agreements. The Offer Letters shall have been executed and delivered by the Continuing Employees, and the Continuing Employees shall not have repudiated such agreements as of the Closing Date and the Consulting Agreements shall have been executed and delivered by the Designated Consultants, and the Designated Consultants shall not have repudiated them.

(m) Company Optionholder Consents. Each holder of a Company Option shall have executed and delivered a Company Optionholder Consent in a form reasonably acceptable to Parent and the Company.

(n) Newco Agreement. Newco shall have executed and delivered the Newco Non-competition Agreement to Parent.

6.3 Additional Conditions to the Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived in writing by Company:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of Parent contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Parent contained in this Agreement that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time).

(ii) Parent shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(b) No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect on Parent.

(c) Officer Certificate. Parent shall have delivered to Company a certificate signed on behalf of Parent by the chief executive officer of Parent certifying that the conditions specified in Sections 6.3(a)(i), 6.3(a)(ii), 6.3(b) and 6.3(d) have been satisfied in all respects (the “Parent Officer Certificate”).

(d) Secretary’s Certificate. Parent shall have delivered to Company a certificate dated as of the Closing Date signed on behalf of Parent by the secretary of Parent certifying as to the accurateness and completeness of: (i) the resolutions of Parent’s Board of Directors approving this Agreement and the Merger; (ii) the resolutions of Merger Sub’s Board of Directors approving this Agreement in accordance with the

DGCL; (iii) the resolutions of Merger Sub’s stockholders adopting and approving this Agreement and the Merger in accordance with the DGCL and Merger Sub’s certificate of incorporation, and (iv) certificates of the Secretary of State of Delaware, the Secretary of State of California and the Franchise Tax Board of the State of California, each dated within five (5) days of the Closing Date, with respect to the good standing of Parent and Merger Sub, with copies of each attached thereto (the “Parent Secretary Certificate”).

(e) Merger Sub Stockholder Approval. The Merger Sub Requisite Stockholder Approval shall have been obtained by consent in writing in accordance with the DGCL and Merger Sub’s certificate of incorporation.

(f) Other Agreements. The Offer Letters shall have been executed and delivered by Parent and the Consulting Agreements shall have been executed by Parent, and Parent shall not have repudiated such agreements as of the Closing Date.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations and Warranties. All of the representations and warranties of the parties contained herein or in any certificate required to be delivered hereunder shall survive the Closing and continue in full force and effect until the one year anniversary of the Closing Date. Notwithstanding the foregoing (a) (i) the representations and warranties of the Company set forth in Section 2.8 Intellectual Property (the “Company IP Representations”) shall survive the Closing Date and continue in full force and effect until the date that is eighteen (18) months from the Closing Date and (ii) the representations and warranties of the Company set forth in Section 2.1 Corporate Organization and Authority, Section 2.2 Capitalization and Section 2.16 Tax Returns and Audits (the representations and warranties of the Company referenced in this clause (a)(ii), collectively, the “Company Fundamental Representations”) shall survive the Closing and continue in full force and effect until the three year anniversary of the Closing Date and (b) (i) the representations and warranties of Parent set forth in Section 3.7 Intellectual Property (the “Parent IP Representations”) shall survive the Closing Date and continue in full force and effect until the date that is eighteen (18) months from the Closing Date and (ii) the representations and warranties of Parent set forth in Section 3.1 Corporate Organization and Authority, Section 3.2 Capital Structure, and Section 3.14 Tax Returns and Audits (the representations and warranties of Parent referenced in this clause (b)(ii), collectively, the “Parent Fundamental Representations”) shall survive the Closing and continue in full force and effect until the three year anniversary of the Closing Date. The expiration of any representation and warranty of the Company shall not affect any Claim (as defined in Section 7.6 below) for breaches of representations or warranties of the Company with respect to the matters set forth in a corresponding written Notice of Claim if a written Notice of Claim with respect to such Claim is delivered in accordance with Section 7.6 below prior to the expiration date of such representation and warranty. The expiration of any representation or warranty of Parent shall not affect any claim for breaches of representations or warranties of Parent with respect to the matters set forth in a claim brought by the Holders’ Representative prior to the expiration date of such representation and warranty.

7.2 Indemnification Provisions.

(a) By Parent. Subject to the limitations set forth in this Article VII, from and after the Effective Time Parent agrees to indemnify, defend and hold harmless each holder of the Company’s capital stock who receives Parent Shares pursuant to this Agreement (each, a “Company Indemnified Party”) against and in respect of all losses, liabilities, judgments, orders, decrees, Taxes, fines, penalties, expenses, fees, costs and amounts paid in settlement (including reasonable attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or claim) (collectively, “Losses”) arising out of or resulting from (i) the breach of any representation or warranty made by Parent or Merger Sub herein, or in the Parent Officer Certificate or the Parent Secretary Certificate and (ii) any failure by Parent or the Merger Sub to perform or comply with any covenant applicable to it contained in this Agreement (collectively, the “Parent Indemnifiable Losses”). For the purpose of determining the amount of any such Parent Losses, but not for determining whether a breach shall have occurred, all materiality (including Material Adverse Effect) provisions shall be disregarded. For the purposes of this Agreement, a “breach” of this Agreement shall mean either of the events described in clause (i) or (ii) above.

(b) By Company Holders. Subject to the limitations set forth in this Article VII, from and after the Effective Time, the Company Stockholders as of immediately prior to the Effective Time that are receiving Parent Shares pursuant to Section 1.6 and Section 1.10 (the “Indemnifying Securityholders”) agree, severally and not jointly, to indemnify, defend and hold harmless Parent and its directors, officers, legal counsel, accountants, Affiliates and other controlling persons (each, a “Parent Indemnified Party” and together with Company Indemnified Party, an “Indemnified Party”) against and in respect of all Losses arising out of or resulting from (i) the breach of any representation or warranty made by Company herein, or in the Company Officer Certificate or the Company Secretary Certificate, (ii) any failure by Company to perform or comply with any covenant applicable to it contained in this Agreement, (iii) any Excess Closing Date Balance Shortfall not paid by Newco, (iv) to the extent not paid by Newco, any Taxes of the Company of any kind arising out of or related to the incorporation of Newco, the distribution of shares of Newco prior to the Closing, and the spinout of Newco (but excluding, for the avoidance of doubt, any such Taxes included in the Company Liabilities in the Closing Date Balance Statement), or (v) any Company Dissenting Share Payments (collectively, the “Company Indemnifiable Losses” and together with the Parent Indemnifiable Losses, “Indemnifiable Losses”). For the purpose of determining the amount of any such Company Losses, but not for determining whether a breach shall have occurred, all materiality (including Material Adverse Effect) provisions shall be disregarded.

7.3 Limitations.

(a) The rights of an Indemnified Party provided for in Section 7.2(a) and Section 7.2(b), as applicable, shall not apply unless and until the aggregate Parent Losses or Company Losses, as the case may be, are determined to be due to one or more Parent Indemnified Parties in the case of Claims against the Indemnifying Securityholders or one or more Company Indemnified Parties in the case of Claims against the Parent Indemnified Parties hereunder exceeds a cumulative aggregate of $150,000 (the “Deductible Amount”), in which event the Indemnified Parties shall, subject to the other limitations herein, be indemnified for all Parent Losses or Company Losses, as the case may be, including the Deductible Amount; provided, however, that the Deductible Amount shall not apply, with respect to Losses arising out of or resulting from (x) any breach of the Parent Fundamental Representations or (y) (i) any breach of Company Fundamental Representations or (ii) the matter set forth in Section 7.2(b)(iii), (iv) or (v).

(b) Except for fraud and intentional misrepresentations, (x) (i) the aggregate indemnification obligations of Parent set forth in Section 7.2(a)(i) except for breaches of any Parent Fundamental Representation shall not exceed the value (as of Closing) of the Escrow (as defined in Section 7.5 below), (ii) the aggregate indemnification obligations of Parent (A) set forth in Section 7.2(a)(i) for breaches of Parent Fundamental Representations or (B) set forth in Section 7.2(a)(ii) shall not exceed the value (as of Closing) of the Parent Shares issued at Closing (including the Escrow), plus the value (if and when issued) of the Earnout Amount (the “Total Paid Consideration”) paid to the Indemnifying Securityholders pursuant to Article I and (y) (i) the aggregate indemnification obligations of the Indemnifying Securityholders set forth in Section 7.2(b)(i) except for any breach of any Company IP Representations and Company Fundamental Representation shall not exceed the number of shares remaining in the Escrow, (ii) the aggregate indemnification obligations of the Indemnifying Securityholders set forth in Section 7.2(b)(i) for breaches of any Company IP Representations shall not exceed (A) the number of Escrow Shares remaining in the Escrow plus (B) the shares constituting the Earnout Amount, to the extent earned and unissued to the Indemnifying Securityholders, (iii) the aggregate indemnification obligations of the Indemnifying Securityholders set forth in (A) Section 7.2(b)(i) for any breaches of Company Fundamental Representations, (B) Section 7.2(b)(ii), (C) Section 7.2(b)(iii), (D) Section 7.2(b)(iv) and (E) Section 7.2(b)(v) shall not exceed the number of shares issued pursuant to Section 1.6, the Escrow Shares and the number of shares constituting the Earnout Amount to the extent issued to the Indemnifying Securityholders (or, in each case if sold, the value of such shares at Closing).

(c) Notwithstanding anything to the contrary contained herein, no claim may be made for any Parent Losses related to or arising from (i) the amount, value or condition of any Tax asset or attribute (including, but not limited to, net operating loss carryforward or tax credit carryforward) of the Company arising prior to the Closing Date or (ii) the ability of Parent, the Company, the Surviving Corporation, the Final Surviving Entity or their Affiliates to utilize such Tax asset or attribute following the Closing Date.

7.4 Exclusive Remedy.

(a) Except for fraud and intentional misrepresentations, the indemnification obligations of Parent and the Indemnifying Securityholders set forth in Section 7.2 shall be the exclusive remedy for any Indemnified Party against Parent or any Indemnifying Securityholders, as the case may be, and with respect to the indemnification obligations of the Indemnifying Securityholders, the Escrow shall be the first source of recovery, in connection with this Agreement.

(b) For purposes of distributing the consideration payable hereunder pursuant to Section 1.6 and Section 1.10 and satisfaction of Indemnifiable Losses under this Article VII, the value of one share of Parent Shares shall be the fair market value of such stock as of the Closing Date as determined by the Valuation Firm.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person (and Section 7.2 shall not be the exclusive remedy) in respect of Parent Indemnifiable Losses or Company Indemnifiable Losses, as the case may be, resulting from any fraud or intentional misrepresentation made by Parent or Company, as the case may be, which liability shall be several and not joint.

7.5 Escrow.

(a) Escrow. At the Closing, Parent shall (i) reserve and hold the Escrow Shares in an escrow fund to potentially be issued to the Parent Indemnified Parties to compensate the Parent Indemnified Parties for certain Losses as provided in this Article VII (the “Escrow”). The Escrow will be governed by the terms set forth in Article VII and the Escrow Agreement.

(b) Escrow Expiration Date. The Escrow shall remain in place until the one year anniversary of the Closing Date (the “Expiration Date”) and all amounts in the Escrow at the Expiration Date shall be released to the Indemnifying Securityholders on the Expiration Date in accordance with Section 1.6 and Section 1.10; provided, however, that the Escrow shall not terminate and the Escrow shall not be released with respect to the amounts reasonably required to satisfy any unresolved or unsatisfied Claims specified in any Notice of Claim (as defined in Section 7.6(a)) properly delivered in accordance with this Article VII on or prior to the Expiration Date with respect to facts and circumstances existing on or prior to the Expiration Date (each, a “Parent Unresolved Claim”) until such time as each such Parent Unresolved Claims have been resolved in accordance with Section 7.7.

(c) Escrow Release. If a Notice of Claim is delivered by a Parent Indemnified Party pursuant to Section 7.6 and the Holders’ Agent does not object to such Claim in accordance with Section 7.6(b) or such Claim is resolved in accordance with Section 7.7, Parent shall be entitled, subject to the limitations of Section 7.3, to receive Parent Shares from the Escrow and/or Parent Shares not yet issued under the Earnout Amount in an amount equal to the value of the Parent Indemnifiable Loss.

7.6 Claims Upon Escrow.

(a) Notice of Claims. As used herein, the term “Claim” means a claim for Company Losses by a Parent Indemnified Party under this Article VII. Subject to the terms of this Agreement, a Parent Indemnified Party shall give written notice of a Claim (a “Notice of Claim”) to the Holders’ Agent promptly after a Parent Indemnified Party becomes aware of the existence of any potential Claim, which shall be signed by an officer of the Parent Indemnified Party and state that Company Losses exist and specify in reasonable detail the individual items of such Company Losses included in the amount so stated, the date each such item was paid, the nature of the misrepresentation, breach of warranty or claim to which such item is related and the specific representation, warranty or covenant alleged to have been the subject of such misrepresentation, breach or claim. A Parent Indemnified Party may submit a Notice of Claim at any time during the period commencing with the Effective Time and ending on the Escrow Expiration Date with respect to claims under Section 7.2(b) for breach of Company representations and warranties that are not Fundamental Company Representations, but shall not be permitted to bring a Notice of Claim with respect to breach of Company representations and warranties that are not Fundamental Company Representations at any time after the Escrow Expiration Date (and any delivery or attempted delivery of such a Notice of Claim after the Escrow Expiration Date shall be void and of no force or effect). Notwithstanding anything contained herein to the contrary, any Claims for Company Losses specified in any Notice of Claim delivered to the Holders’ Agent prior to expiration of the Escrow Expiration Date shall remain outstanding until such Claims for Losses have been resolved or satisfied, notwithstanding the passage of the Escrow Expiration Date. Until the Escrow Expiration Date, no delay on the part of a Company Indemnified Party in delivering a Notice of Claim with respect to claims under Section 7.2(b) for breach of Company representations and warranties that are not Fundamental Company Representations shall relieve any Indemnifying Securityholder (each an “Indemnifying Party”) from any of its respective obligations under this Article VII unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

(b) Objections to Claims. Within thirty (30) days after receipt of a Notice of Claim, the Holders’ Agent may object in a written statement signed by an officer of the Holders’ Agent to any Claim made in the Notice of Claim. Upon reasonable notice, the Parent shall, and shall cause the Surviving Corporation to, afford the Holders’ Agent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the receipt of a Notice of Claim until the final resolution of the matters set forth therein, provided, in each case, that such access does not cause material disruption to the day-to-day operation of the Surviving Corporation or Parent, as the case may be, to all information relating to the matters set forth in such Notice of Claim as may be reasonably requested.

7.7 Resolution of Conflicts; Arbitration.

(a) Resolution of Conflicts. The Holders’ Agent and a representative of the Parent Indemnified Party shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to the Claim. If the Holders’ Agent and such Parent Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and such Claim shall be deemed to be resolved.

(b) Arbitration. If no such agreement can be reached after good faith negotiation, either Parent or the Holders’ Agent, as applicable, may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one (1) independent arbitrator as mutually agreed upon by Parent and the Holders’ Agent, as applicable. In the event that within ten (10) days after submission of any dispute to arbitration, Parent and the Holders’ Agent cannot mutually agree on one (1) arbitrator, Parent and the Holders’ Agent shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third (3rd) arbitrator no later than fifteen (15) days after submission of any dispute to arbitration. The arbitration shall be administered by and in accordance with the then-existing Rules of Practice and Procedure of JAMS/Endispute. Notwithstanding anything to the contrary contained herein, the arbitrator (or arbitrators) shall apply and follow all applicable legal requirements in making his or her decision. The decision of the arbitrator (or arbitrators) as to the validity and amount of the disputed Claim shall be binding and conclusive upon the parties to this Agreement (and not subject to appeal), Parent shall be entitled to act in accordance with such decision and make, withhold or distribute payments out of the Escrow in accordance therewith.

(c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. For purposes of this Section 7.7(c), in any arbitration hereunder in which the amount thereof stated in the Notice of Claim is at issue, the Indemnified Party shall be deemed to be the non-prevailing party, unless the arbitrators award such Parent Indemnified Party more than one-half (1/2) of the amount in dispute; in which case, the Indemnifying Parties shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration proceeding shall pay its own expenses, the fees of each arbitrator, the administrative fee of JAMS/Endispute and the reasonable expenses, including without limitation, reasonable attorneys’ fees and costs, reasonably incurred by the other party to the arbitration. If the applicable Indemnifying Parties are deemed to be the non-prevailing party, such expenses and fees shall be paid first, from the Escrow Shares held in the Escrow (to the extent that such Escrow Shares are not otherwise required to satisfy any Company Losses), and second, by the Indemnifying Party.

7.8 Holders’ Agent.

(a) Effective as of the Effective Time, Mattias Westman (the “Holders’ Agent”), is hereby appointed, authorized and empowered by Company to act as the agent of, and attorney-in-fact for, and on behalf of the Indemnifying Securityholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement, and in connection with the activities to be performed on behalf of the Indemnifying Securityholders collectively, and each of them individually, under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Section 7.8, which shall include the full power and authority:

(i) to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as the Holders’ Agent may deem necessary or desirable to give effect to the intentions of this Agreement;

(ii) as the Holders’ Agent, to enforce and protect the rights and interests of the Indemnifying Securityholders and to enforce and protect the rights and interests of the Holders’ Agent arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (1) resolve all questions, disputes, conflicts and controversies concerning claims by the Parent Indemnified Parties pursuant to this Article VII; (2) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Indemnifying Securityholders in connection with this Article VII as the Holders’ Agent deems to be in the best interest of the Indemnifying Securityholders; (3) assert or institute any claim, action, proceeding or investigation; (4) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, Merger Sub, or Company, or any other Person, against the Holders’ Agent, the Indemnifying Securityholders and/or the Escrow; (5) receive process on behalf of any or all Indemnifying Securityholders in any such claim, action, proceeding or investigation; (6) compromise or settle any claim, action, proceeding or investigation on such terms as the Holders’ Agent shall determine to be appropriate; (7) give receipts, releases and discharges on behalf of any or all Company Indemnifying Securityholders with respect to any such claim, action, proceeding or investigation; (8) file any proofs, debts, claims and petitions as the Holders’ Agent may deem advisable or necessary; (9) settle or compromise any claims asserted under this Article VII; (10) assume, on behalf of any or all Indemnifying Securityholders, the defense of any claim that is the basis of any claim asserted under this Article VII; and (11) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations;

(iii) to enforce payment from the Escrow and of any other amounts payable to Indemnifying Securityholders, in each case on behalf of Indemnifying Securityholders, in the name of the Holders’ Agent;

(iv) to authorize and cause to be paid out of the Escrow the full amount of any claims by Parent Indemnified Parties and also any other amounts to be paid out of the Escrow pursuant to this Agreement;

(v) to waive or refrain from enforcing any right of any Indemnifying Securityholder and/or of the Holders’ Agent arising out of or under or in any manner relating to this Agreement; and

(vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Holders’ Agent, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in subsections (i) through (vi) above and the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (x) the Holders’ Agent may not enter into or grant any amendments or modifications described in subsection 7.8(a)(i) above or waivers or consents described in subsection 7.8(a)(ii) above unless such amendments, modifications, waivers or consents shall affect each Indemnifying Securityholder similarly and to the same relative extent as the other Indemnifying Securityholders; (y) any such amendment, modification, waiver or consent that does not affect any Indemnifying Securityholder similarly and to the same relative extent as it affects other Indemnifying Securityholders must be executed by such Indemnifying Securityholder to be binding on such Indemnifying Securityholder; and (z) the Holders’ Agent may not compromise or settle any claim, action, proceeding or investigation with respect to any Indemnifying Securityholder in excess of such Indemnifying Securityholder’s portion of the Escrow in respect of claims limited to the Escrow pursuant to Section 7.3(b) or such Indemnifying Securityholder’s portion of the Escrow plus one hundred percent (100%) of the Earnout Amount, to the extent earned, in respect of claims limited to the Escrow plus one hundred percent (100%) of the Earnout Amount pursuant to Section 7.3(b).

The Holders’ Agent has only the duties expressly stated in this Agreement, and shall have no other duty, express or implied. The Holders’ Agent is not, nor shall the Holders’ Agent be deemed, a fiduciary of the Indemnifying Securityholders in any capacity or for any purpose.

(b) By virtue of their approval of the Merger and this Agreement, each of the Indemnifying Securityholders shall be deemed to have appointed Mattias Westman, as the Holders’ Agent for all purposes set forth in this Section 7.8.

(c) The Holders’ Agent shall have no responsibility or liability for any representation, warranty or covenant of Company, the Indemnifying Securityholders, or the Merger Sub. The Holders’ Agent shall not be liable for any act done or omitted to be done as Holders’ Agent while acting in good faith and in the exercise of reasonable judgment. The Holders’ Agent shall, in no case or event, be liable to any Indemnifying Securityholder for any punitive, incidental or consequential damages. Without limiting the generality of the foregoing, the Holders’ Agent shall not be liable for forgeries or false impersonations by any other person. The Indemnifying Securityholders shall severally indemnify the Holders’ Agent and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of such Holders’ Agent and arising out of or in connection with the acceptance or administration of its duties hereunder, including expenses of any legal counsel retained by the Holders’ Agent (“Agent Losses”). The Holders’ Agent shall have the right to recover any Agent Losses from the Agent Fund (as defined below) as such expenses arise and, to the extent that the Agent Fund has been depleted, if then available after satisfaction of all claims of Parent Indemnified Parties, the Holders’ Agent shall have the right to recover Agent Losses from the Escrow prior to the final distribution to the Indemnifying Securityholders, and prior to any such distribution, the Holders’ Agent shall deliver to Parent a certificate setting forth the Agent Losses actually incurred. In the event that the Agent Fund is exhausted and the Escrow is unavailable, the Indemnifying Securityholders shall be jointly and severally responsible for (i) the payment of all fees and expenses reasonably incurred by the Holders’ Agent in performing its duties under this Agreement, and (ii) any Agent Losses (together, (i) and (ii) above are “Excess Fees and Losses”); and each Indemnifying Securityholder shall promptly deliver to the Holders’ Agent full payment of his, her or its pro rata portion of such Excess Fees and Losses. This Section 7.8(c) shall survive the termination of this Agreement.

(d) Immediately prior to the Effective Time, Company shall deposit into an account designated by the Holders’ Agent an amount equal to one hundred and fifty thousand dollars ($150,000) (the “Agent Fund”). Any out-of-pocket costs and expenses reasonably incurred by the Holders’ Agent in connection with actions taken by the Holders’ Agent pursuant to the terms of this Section 7.9 (including the hiring of legal counsel and the incurring of reasonable legal fees and costs) and any Holders’ Agent Losses will be paid to the Holders’ Agent from the Agent Fund, and the Holders’ Agent may use the Agent Fund only to pay such costs and expenses reasonably incurred and to satisfy any Holders’ Agent Losses. The Holders’ Agent shall keep the Agent Fund segregated from all other funds, and shall not comingle in any way the Agent Fund with any other funds. Promptly after the Holders’ Agent determines, in its sole discretion, that additional costs and expenses reasonably incurred by the Holders’ Agent are not reasonably foreseeable, the Holders’ Agent shall deliver any and all amounts remaining in the Agent Fund to Newco.

(e) Parent shall provide the Holders’ Agent with reasonable access to information about Parent and Company and the reasonable assistance of the Surviving Corporation’s, and Parent’s officers, directors and employees for purposes of performing its duties and exercising its rights hereunder, provided that, any information received by the Holders’ Agent in performing his or her duties and exercising rights hereunder shall constitute confidential “Information” pursuant to the Mutual Confidentiality Agreement and the Holders’ Agent hereby agrees to be bound to such Mutual Confidentiality Agreement as if it were a party thereto with respect to any such information; provided, that, notwithstanding the foregoing, the Holders’ Agent may disclose such information to individuals and experts engaged pursuant to Section 7.8(g) below who agree to treat such information confidentially, and Indemnifying Securityholders that have signed a substantially similar confidentiality agreement in favor of Parent.

(f) Mattias Westman hereby agrees to act as the Holders’ Agent pursuant to the terms of this Agreement and a Representation Agreement entered into on or before the Effective Time by and among Company, the Holders’ Agent and certain Indemnifying Securityholders.

(g) The Holders’ Agent may engage attorneys, accountants and other professionals and experts. The Holders’ Agent may in good faith rely conclusively on information, reports, statements, opinions, including financial statements, about Company, the Surviving Corporation, or another person, that were prepared or presented by (i) one or more officers or employees of Company, or the Surviving Corporation, or (ii) legal counsel, public accountants, investment bankers or other persons as to matters the Holders’ Agent believes in good faith are within the person’s knowledge, professional or expert competence. Any action taken by Holders’ Agent based on such reliance shall be deemed conclusively to have been taken in good faith and in full satisfaction of such Holders’ Agent’s duties under this Agreement.

(h) The Holders’ Agent may resign or such agency may be changed by the Indemnifying Securityholders from time to time upon not less than ten (10) days prior written notice to Parent, and the Surviving Corporation; provided, however, that the Holders’ Agent may not be removed unless holders entitled to at least 66-2/3% of the Parent Shares issued at any given time pursuant to Section 1.6 agree to such removal and to the identity of the substituted agent (voting on the basis of the number of Parent Shares to which such holders are entitled and not on a holder-by-holder basis). Notwithstanding the foregoing, a vacancy in the position of the Holders’ Agent may be filled by the holders of a majority of the Company capital stock outstanding immediately prior to the Effective Time.

7.9 Actions of Holders’ Agent. A decision, act, consent or instruction of the Holders’ Agent shall constitute a decision of all Indemnifying Securityholders and shall be final, binding and conclusive upon each such Indemnifying Securityholder, and any Parent Indemnified Party may rely upon any decision, act, consent or instruction of the Holders’ Agent as being the decision, act, consent or instruction of each and every such Indemnifying Securityholders. To the extent that a Parent Indemnified Party acts in accordance with a decision, act, consent or instruction of the Holders’ Agent, such Parent Indemnified Party is hereby relieved from any liability with respect to such act, to any Person, including the Indemnifying Securityholders.

7.10 Third Party Claims.

(a) In the event that a Parent Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that Parent Indemnified Party reasonably believes may result in a Claim against an Escrow, such Parent Indemnified Party shall promptly notify the Holders’ Agent of such Third Party Claim. If a Third Party Claim does not seek any equitable relief or relief other than the payment of money damages in an amount not in excess of the amount of the applicable Escrow as to which no Unresolved Claims are pending, and if Holders’ Agent acknowledges in writing the Parent Indemnified Party’s right to reimbursement and indemnification hereunder out of the Escrow for Company Losses with respect to such Third Party Claim if the underlying allegations are determined to be true, then the Holders’ Agent may, at its election, undertake and conduct the defense of such Third Party Claim at its sole cost and expense. Parent shall be entitled, at its sole cost and expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim, and the Holders’ Agent shall consult with Parent regarding the strategy for defense of such claim.

(b) If Holders’ Agent does not so elect to undertake and conduct the defense of such Third Party Claim, Parent shall undertake the defense of and use reasonable efforts to defend such Third Party Claim and shall consult with the Holders’ Agent regarding the strategy for defense thereof.

(c) In the event that the Holders’ Agent shall exercise its right to undertake any such defense against any such Third Party Claim, Parent shall cooperate with the Holders’ Agent in such defense and make available to the Holders’ Agent all witnesses, pertinent records, materials and information in Parent’s possession or under Parent’s control relating thereto as is reasonably requested by the Holders’ Agent. Similarly, in the event Parent is, directly or indirectly, controlling or participating in the defense against any such Third Party Claim, the Holders’ Agent shall cooperate with Parent in such defense and make available to Parent, all such witnesses, records, materials and information in the Holders’ Agent’s possession or under its control relating thereto as is reasonably requested by such Parent Indemnified Party.

(d) In the event that Parent has undertaken the defense of a Third Party Claim, Parent will have the right in its sole discretion to settle such Third Party Claim; provided, however, that, without the consent of the Holders’ Agent, any such settlement by Parent of a Third Party Claim will not be determinative as to any liability hereunder or the amount of Company Indemnifiable Losses relating to such matter. If Holders’ Agent does consent to any such settlement, the Holders’ Agent will not have any power or authority to object to the amount or validity of any claim by or on behalf of any Parent Indemnified Party for indemnity with respect to such settlement. No Third Party Claim may be settled by the Holders’ Agent without the prior written consent of Parent, or the applicable Parent Indemnified Party, as the case may be, unless the settlement provides solely for the payment of money, the Indemnifying Securityholders make such payment (subject to the applicable limitations contained in this Agreement) and Parent, or the applicable Parent Indemnified Party, as the case may be, receives an unconditional release.

7.11 Voting Rights and Cash Distributions With Respect to Escrow Shares.

(a) The Escrow Shares shall be issued at Closing to the Escrow Agent and held by Escrow Agent as nominee for the Indemnifying Securityholders in accordance with an escrow agreement in form mutually agreed by Parent and the Company (the “Escrow Agreement”), and the Indemnifying Securityholders shall have all voting rights in and rights to all dividends in respect of the Escrow Shares other than with respect to Escrow Shares forfeited to Parent in accordance with this Article VII.

(b) Any shares of Parent capital stock received pursuant to a stock split made in respect of any securities in the Escrow shall be added to the respective Escrow and become a part thereof. The provisions of Article VII shall be adjusted to appropriately reflect any stock split or reverse stock split.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time in the following manner:

(a) by mutual written consents duly authorized by the Boards of Directors of Parent and the Company;

(b) by either the Company or Parent, if:

(i) the Closing shall not have occurred on or the date that is thirty-five (35) days from the date hereof (the “End Date”) for any reason (provided, that (A) in the event that all of the conditions in Article VI (other than the condition set forth in Section 6.2(c)) have been satisfied (or waived) or shall be capable of being satisfied at the End Date, the End Date shall be automatically extended to the date that is four (4) Business Days after the date on which Company Stockholders shall no longer be entitled to exercise their “appraisal rights” under the DGCL, and (B) the right to terminate this Agreement under this clause (b)(i) shall not be available to any party whose action or willful failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(iii) the terminating party is not in material breach of this Agreement, and the non-terminating party (Parent or Company, as the case may be) shall have failed to perform any of its covenants in this Agreement or otherwise materially breached the terms of this Agreement such that the conditions in Section 6.2(a) or Section 6.3(a), respectively, could not be satisfied and, if such breach is capable of being cured, shall have failed to cure such material breach within fifteen (15) calendar days after the non-terminating party has received written notice of such breach or failure to perform from the terminating party; or

(iv) within two (2) Business Days from the time of the execution and delivery of this Agreement by all of the parties hereto, stockholders of the non-terminating party (Parent or Company, as the case may be) have not duly adopted and approved this Agreement and the Merger in accordance with the DGCL and the Certificate of Incorporation of the non-terminating party.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void; provided, however, that (i) the provisions of Section 4.1 (Confidentiality), Section 4.2 (Public Disclosure), Section 4.6 (Expenses), this Section 8.2 (Effect of Termination) and Article IX (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for fraud or any willful and intentional breach of this Agreement.

(b) If this Agreement is terminated by Parent, or by the Company but not due to breach of Parent pursuant Section 8.1(b)(iii), the Company shall be required to repay Parent the full amount of the Initial Cash Payment.

8.3 Amendment. Subject to applicable Law, the parties hereto may amend this Agreement at any time in accordance with an instrument in writing signed on behalf of each of the parties hereto; provided, however, that an amendment made subsequent to approval of this Agreement by the stockholders of the Company will not (a) alter or change the amount or kind of consideration to be received on conversion of Company Capital Stock or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Company Capital Stock. Subject to applicable Law, Parent and the Holders’ Agent (on behalf of all of the stockholders of the Company immediately prior to the Effective Time) may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Parent and Holders’ Agent (on behalf of all of the stockholders of the Company immediately prior to the Effective Time); provided, however, that any amendment made in accordance with this sentence will not (i) alter or change the amount or kind of consideration to be received on conversion of Company Capital Stock or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the stockholders of the Company immediately prior to the Effective Time.

8.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, but shall have no obligation to: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date of delivery, if delivered personally (ii) on the date of confirmation of receipt, if delivered by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or (iii) on the date of confirmation of receipt, if sent via facsimile to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Company, to:

ImmuMetrix, Inc.

3183 Porter Drive

Palo Alto, CA 94304

Attention: Bruce Hironaka

Facsimile No.:

Telephone No.:

with a copy to (which shall not constitute notice):

Mattias Westman

PO Box 10448

45D Market Street, 2nd Floor,

Suite #3202, Gardenia Court,

Camana Bay, Grand Cayman

KY1-1004, Cayman Islands,

Facsimile No.: +1 345 745 8501

Telephone No.: +1 345 745 8500

(b) if to Parent or Merger Sub, to:

CareDx, Inc.

3260 Bayshore Boulevard

Brisbane, California 94005

Attention: Peter Maag

Facsimile No.: (415) 287-2300

Telephone No.: (415) 287-2450

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Michael Danaher

Facsimile No.: (650) 493-6811

Telephone No.: (650) 493-9300

9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.4 Schedules and Exhibits. All references to Schedules and Exhibits herein, unless otherwise stated, mean the schedules and exhibits attached to this Agreement.

9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, Schedules and Parent Disclosure Document and Company Disclosure Document: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except the Mutual Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties; and (c) are not intended to create any third party beneficiaries, except as expressly provided in Article VII and Section 4.9. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such determination that any such provision is illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law.

9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10 Ownership of Attorney-Client Privilege. The Indemnifying Securityholders, the Company and the Holders’ Agent (collectively, the “Company Parties”) have received representation from counsel (“Counsel”) in connection with this Agreement and the transactions contemplated hereby and thereby (the “Acquisition Engagement”). To the extent that communications between a Company Party, on the one hand, and Counsel, on the other hand, relate to the Acquisition Engagement, such communication shall be deemed to be attorney-client confidences that belong solely to the Holders’ Agent, for and on behalf of the Indemnifying Securityholders, and not the Company or Surviving Corporation. Neither Parent nor any of its Affiliates, including the Surviving Corporation, shall have access to (and Parent hereby waives, on behalf of each, any right of access it may otherwise have with respect to) any such communications or the files or work product of Counsel, to the extent that they relate to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, Parent acknowledges and agrees, for itself and on behalf of its Affiliates, including the Surviving Corporation, upon and after the Closing: (i) the Holders’ Agent, for and on behalf of the Indemnifying Securityholders, and Counsel shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither Parent nor any of its Affiliates, including the Surviving Corporation, shall be a holder thereof; (ii) to the extent that files or work product of Counsel in respect of the Acquisition Engagement constitute property of the client, only the Holders’ Agent, for and on behalf of the Indemnifying Securityholders, shall hold such property rights and have the right to waive or modify such property rights; and (iii) Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or work product to Parent or any of its Affiliates, including the Surviving Corporation, by reason of any attorney-client relationship between Counsel and the Company or otherwise; provided that, to the extent any communication is both related and unrelated to the Acquisition Engagement, Counsel shall provide (and the Holders’ Agent, for and on behalf of the Indemnifying Parties, shall instruct Counsel to provide) appropriately redacted versions of such communications, files or work product to Parent or its Affiliates, including the Surviving Corporation. Notwithstanding and without limiting the foregoing, in the event that a dispute arises between any of Parent or the Surviving Corporation or their Affiliates, on one hand, and any of the Indemnifying Securityholders or Holders’ Agent (on behalf of the Indemnifying Securityholders), on the other hand, concerning the matters contemplated in this Agreement, Parent, for itself and on behalf of its Affiliates and the Surviving Corporation and its Affiliates, agrees that Parent, the Surviving Corporation and their Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing attorney-client communications, files or work product against the Holders’ Agent or the Indemnifying Securityholders.

9.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF

OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub, Company and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

CAREDX, INC.

By:	/s/ Peter Maag
Peter Maag, Chief Executive Officer

IMMUMETRIX, INC.

By:	/s/ Bruce Hironaka

Name:	Bruce Hironaka

Title:	President

MONITOR ACQUISITION CORPORATION

/s/ Ken Ludlum
Ken Ludlum

AS THE HOLDERS’ AGENT SOLELY FOR PURPOSES OF Article VII:

/s/ Mattias Westman
MATTIAS WESTMAN

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Accredited Investors” has the meaning set forth in the Recitals.

“Accounting Referee” has the meaning set forth in Section 1.7(c).

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agent Fund” has the meaning set forth in Section 7.8(d).

“Agent Losses” has the meaning set forth in Section 7.8(c).

“Agreement” has the meaning set forth in the Preamble.

“Applicable Documentation” has the meaning set forth in Section 1.10(a)(i).

“Asset Transfer Agreement” has the meaning set forth in Section 1.4.

“Assumed Option” has the meaning set forth in Section 1.6(d)(i).

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California, U.S.A. or is a day on which banking institutions located in such State are authorized or required by legal requirements or other governmental action to close.

“Cash Payment Amount” has the meaning set forth in Section 1.3, subject to the adjustments provided for in Section 1.7(e).

“CCC” means the California Corporations Code.

“Certificate of Merger” has the meaning set forth in Section 1.1.

“Change of Control” shall mean, with respect to a Party: (i) any Third Party becoming the beneficial owner of securities of such Party representing more than fifty percent (50%) of the total of all then outstanding voting securities; (ii) a merger or consolidation of such Party with or into a Third Party, other than a merger or consolidation that would result in the holders of the voting securities of such Party immediately prior thereto having beneficial ownership of securities that represent immediately after such merger or consolidation more than fifty percent (50%) of the total combined voting power of the entity that survives such merger or consolidation or the parent of the entity that survives such merger or consolidation; or (iii) the sale or disposition of all or substantially all of the assets of such Party to a Third Party wherein the holders of such Party’s outstanding voting securities immediately before such sale do not, immediately after such sale, own or control (directly or indirectly) equity representing a majority of the outstanding voting securities of such Third Party.

“cfDNA Acquisition” has the meaning set forth in Section 5.3(c).

“Claim” has the meaning set forth in Section 7.6(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Balance” means the total current assets, including the cash and cash equivalents of the Company, set forth on the Closing Date Balance Statement less the Company Liabilities set forth on the Closing Date Balance Statement.

“Closing Date Balance Statement” has the meaning set forth in Section 1.7(b).

“Closing Stock Amount” means 5,722,788 Parent Shares less the Option Closing Stock Amount.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” mean the United States Internal Revenue Code of 1986, as amended.

“Commercial Test” means a test based on measurement or detection of cell-free donor-derived DNA (a “cfDNA Test”) in a solid organ transplant recipient that is provided outside of a Clinical Trial. For such purposes, a “Clinical Trial” shall mean a prospective clinical trial to demonstrate clinical benefit, accuracy and precision of a cfDNA Test or other bona fide research study, in each case in which neither Parent, its Affiliate nor other Milestone Obligor receives compensation (other than reimbursement of expenses), directly or indirectly, based on the sale or use of such cfDNA Test, AlloMap or any other product or service for use in or in connection with such clinical trial or research study, or for use in parallel with patients who are also involved in such trial or research study. By way of example, if a cfDNA Test is bundled with a compensated AlloMap test and distributed by Parent for research purposes and without any additional compensation, such test will be considered a Commercial Test. As a further example, if a cfDNA Test is provided as part of a clinical study where Parent, its Affiliate or a Milestone Obligor receives compensation for AlloMap or other services, but without additional compensation identified for the cfDNA Test, such study will not be considered a “Clinical Trial’ and such cfDNA Test will be considered a Commercial Test. A Commercial Test will be deemed “completed” for purposes of Section 1.9 upon the earlier of (a) the time that results from the cfDNA Test are communicated to a health care professional (including a nurse, physician’s or nurse’s assistant, or other person or entity involved in delivering healthcare services) or a patient, or are used for purposes related to a patient or (b) upon the sale of a kit or product for the performance of a cfDNA Test, and, in either case, regardless of whether the cfDNA Test is reimbursed or otherwise paid for by a third party. Each patient cfDNA Test result reported shall be deemed a single test for purposes of calculating the number of tests completed. For any kit or product, the number of tests for such calculations shall be the maximum number of cfDNA Tests performable according to its labeling and instructions for use.

“Common Stock Closing Stock Amount” means the portion of the Closing Stock Amount allocated to Common Stock in accordance with the Company’s Certificate of Incorporation and the Merger Consideration Spreadsheet.

“Common Stock Closing Stock Amount Per Share” means (i) the Common Stock Closing Stock Amount, (ii) divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Common Stock Earnout Amount” means the portions of the Earnout Amount allocated to Common Stock in accordance with the Company’s Certificate of Incorporation and the Merger Consideration Spreadsheet.

“Common Stock Earnout Amount Per Share” means (i) the Common Stock Earnout Amount divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Common Stock Escrow Amount” means the portion of the Escrow Amount allocated to Common Stock in accordance with the Company’s Certificate of Incorporation and the Merger Consideration Spreadsheet.

“Common Stock Escrow Amount Per Share” means the Common Stock Escrow Amount divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Company” has the meaning set forth in the Preamble.

“Company 409A Plan” has the meaning set forth in Section 0.

“Company’s Certificate of Incorporation” means the certificate of incorporation of the Company in effect on the date of this Agreement, in the form provided to Parent.

“Company Disclosure Document” has the meaning set forth in Article II.

“Company Dissenting Share Payments” means any payment made to a Company stockholder in respect of any Dissenting Shares in excess of the cash consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement.

“Company Facilities” means all properties leased or otherwise occupied by the Company.

“Company Financial Statements” has the meaning set forth in Section 2.12.

“Company Fundamental Representations” has the meaning set forth in Section 7.1.

“Company Indemnifiable Losses” has the meaning set forth in Section 7.2(b).

“Company Indemnified Party” has the meaning set forth in Section 7.2.

“Company IP Representations” has the meaning set forth in Section 7.1.

“Company Leases” means all of the leases or other occupancy agreements with respect to the Company Facilities.

“Company Liabilities” shall mean all accrued liabilities or indebtedness of the Company, including, but not limited to, debt from borrowed money or capital leases, accounts payable, royalties payable, pre-Closing Taxes, accrued bonuses, accrued vacation, employee expense obligations including the employer portion of any employment or payroll taxes payable by the Company in connection with compensation (to the extent such compensation is payable on or prior to the Closing), which are required to be reflected on the Company’s balance sheet in accordance with GAAP, and other accrued liabilities relating to operations of the

Company through the Effective Time as may be required under GAAP, and accrued and anticipated Transaction Expenses and Taxes relating to the Newco Spin-off (whether or not such Transaction Expenses would be required to be reflected on the Company’s balance sheet in accordance with GAAP).

“Company Material Contract” has the meaning set forth in Section 2.5(a).

“Company Officer Certificate” has the meaning set forth in Section 6.2(e).

“Company Option Exchange Rate” has the meaning set forth in Section 1.6(d)(i).

“Company Optionholders” means the holders of the Company Options.

“Company Optionholder Consent” has the meaning set forth in Section 1.6(d)(ii).

“Company Options” has the meaning set forth in Section 1.6(d).

“Company Material Contract” has the meaning set forth in Section 2.5(a)(v).

“Company Parties” has the meaning set forth in Section 9.10.

“Company Plan” has the meaning set forth in Section 2.2(b).

“Company Preferred Stock” means the Company’s Series A Preferred Stock.

“Company Products” means any product or service to the extent such product or service utilizes the measurement or detection of cell-free donor DNA in order to assess whether a transplanted solid organ is being rejected that were developed (i.e., for which development is substantially completed or for which substantial development work was done), distributed, licensed or sold by or on behalf of Company since its inception to the Closing Date, after taking the Spin-Off into consideration.

“Company Requisite Stockholder Approvals” has the meaning set forth in Section 2.23(b).

“Company Secretary Certificate” has the meaning set forth in Section 6.2(g).

“Company Stockholders” means the holders of Common Stock of the Company and the holders of Preferred Stock of the Company.

“Company Surplus Cash” means the amount of the Company’s current assets, including cash and cash equivalents, minus Company Liabilities as set forth in the Estimated Closing Date Balance Statement.

“Counsel” has the meaning set forth in Section 9.10.

“Consulting Agreement” has the meaning set forth in the Recitals.

“Continuing Employee” means John Beausang.

“Covered Persons” has the meaning set forth in Section 3.21.

“Current Company Business” has the meaning set forth in Section 2.1.

“D & O Indemnified Party” or “D & O Indemnified Parties” has the meaning set forth in Section 4.9(b).

“Deductible Amount” has the meaning set forth in Section 7.3(a).

“Designated Consultants” shall mean Stephen Quake, Bruce Hironaka, Patrick Arensdorf and Steve Fodor.

“DGCL” has the meaning set forth in Section 1.1.

“Disputed Item” has the meaning set forth in Section 1.7(c).

“Disqualification Events” has the meaning set forth in Section 3.21.

“Dissenting Shares” has the meaning set forth in Section 1.6(g)(i).

“DOL” means the Department of Labor.

“Earnout Amount” has the meaning set forth in Section 1.9(a).

“Earnout Amount Payment Date” has the meaning set forth in Section 1.9(a).

“Earnout Milestone” has the meaning set forth in Section 1.9(a).

“Effective Time” has the meaning set forth in Section 1.1.

“Employee” means any current or former or retired employee, consultant or director.

“Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA.

“Employment Contract” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding with any Employee.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow” has the meaning set forth in Section 7.5(a).

“Escrow Agent” has the meaning set forth in Section 4.14.

“Escrow Agreement” has the meaning set forth in Section 7.11(a).

“Escrow Shares” has the meaning set forth in Section 1.8.

“Estimated Closing Date Balance” means the total current assets, including the cash and cash equivalents of the Company, set forth on the Estimated Closing Date Balance Statement less the Company Liabilities set forth on the Estimated Closing Date Balance Statement.

“Estimated Closing Date Balance Statement” has the meaning set forth in Section 1.7(a).

“Excess Closing Date Balance Shortfall” means, if the final Closing Date Balance is negative, the amount by which such balance is lower than negative $200,000, if any.

“Excess Fees and Losses” has the meaning set forth in Section 7.8(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 7.5(b).

“Final Surviving Entity” has the meaning set forth in Section 1.17.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

“Holders’ Agent” has the meaning set forth in Section 7.8.

“Indemnified Party” has the meaning set forth in Section 7.2(b).

“Indemnifying Party” has the meaning set forth in Section 7.6(a).

“Indemnifying Securityholders” has the meaning set forth in Section 7.2(b).

“Information Statement” has the meaning set forth in Section 4.11.

“Initial Cash Payment” has the meaning set forth in Section 1.3.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (1) all United States and international patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world (“Patents”); (2) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (3) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (4) all domain names, universal resource locators and other names and locators associated with the Internet; (5) all industrial designs and any registrations and applications therefor throughout the world; (6) all Trademarks; (7) all databases and data collections and all rights therein throughout the world; (8) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (9) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service.

“Joinder” has the meaning set forth in Section 1.10(a)(i).

“Knowledge” means such party’s actual knowledge after reasonable inquiry of its officers and other employees who have primary responsibility for such matters.

“Laws” means federal, state, local or foreign statute, law or regulation.

“Letter of Transmittal” has the meaning set forth in Section 1.10(a).

“Licensee” means any person, other than Affiliates of Parent, to which Parent the Surviving Corporation or an Affiliate of Parent, grants a license, sublicense or other right to market, sell or otherwise commercialize any cfDNA Test.

“Liens” means all mortgages, liens, claims and encumbrances.

“Lock-Up Agreement” has the meaning set forth in Section 1.10(a)(i).

“Losses” has the meaning set forth in Section 7.2(a).

“Material Adverse Effect” means any change, effect, event or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that has had or would reasonably be expected to have a material adverse effect on the business, assets, operations, financial condition or results of operations of (x) Parent, taken as a whole, or (y) the Company, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the parties conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(viii) the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; and

(ix) any failure to meet any internal budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Merger” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in Section 1.17.

“Merger Consideration Spreadsheet” has the meaning set forth in Section 4.14.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Requisite Stockholder Approval” has the meaning set forth in Section 3.20(b).

“Merger Sub Common Stock” has the meaning set forth in Section 1.6(e).

“Milestone Obligors” has the meaning set forth in Section 1.9(b).

“Mutual Confidentiality Agreement” has the meaning set forth in Section 4.1.

“Newco” has the meaning set forth in Section 1.4.

“Newco Non-competition Agreement” means the Non-competition and Non-solicitation Agreement attached as Exhibit E.

“Newco Spin-off” has the meaning set forth in Section 1.4.

“New Litigation Claim” has the meaning set forth in Section 4.3(b).

“Notice of Claim” has the meaning set forth in Section 7.6(a).

“Objection” has the meaning set forth in Section 1.7(c).

“Objection Period” has the meaning set forth in Section 1.7(c).

“Offer Letters” has the meaning set forth in the Recitals.

“Option Closing Stock Amount” shall mean the aggregate number of Parent Shares issued or issuable in respect of all Company Options pursuant to Section 1.6(d)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent 1998 Plan” has the meaning set forth in Section 3.2(b).

“Parent 2008 Plan” has the meaning set forth in Section 3.2(b).

“Parent Benefit Plan” means employee benefits, plans and programs offered by Parent to its employees.

“Parent Disclosure Document” has the meaning set forth in Article III.

“Parent Entities” has the meaning set forth in Section 3.1.

“Parent Facilities” means all properties leased or otherwise occupied by Parent.

“Parent Financial Statements” has the meaning set forth in Section 3.10.

“Parent Financing Agreements” has the meaning set forth in Section 1.6(h).

“Parent Fundamental Representations” has the meaning set forth in Section 7.1.

“Parent Indemnifiable Losses” has the meaning set forth in Section 7.2(a).

“Parent Indemnified Party” has the meaning set forth in Section 7.2(b).

“Parent IP Representations” has the meaning set forth in Section 7.1.

“Parent Losses” has the meaning set forth in Section 7.2(a).

“Parent Material Contract” has the meaning set forth in Section 3.5(a).

“Parent Officer Certificate” has the meaning set forth in Section 6.3(c).

“Parent Requisite Stockholder Approval” or “Parent Requisite Stockholder Approvals” has the meaning set forth in Section 4.7(b).

“Parent Secretary Certificate” has the meaning set forth in Section 6.3(d).

“Parent Shares” means the Parent’s Series G Preferred Stock as adjusted for stock splits, stock dividends, reverse stock splits, conversions or reclassifications. In the event Parent is acquired prior to payment of the Earnout Amount, Parent Share shall mean the security or other property issued for a Parent Share in such transaction.

“Parent Unresolved Claim” has the meaning set forth in Section 7.5(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency or political subdivision thereof).

“Preferred Stock Closing Stock Amount” means the portion of the Closing Stock Amount allocated to Company Preferred Stock in accordance with the Company’s Certificate of Incorporation and the Merger Consideration Spreadsheet.

“Preferred Stock Closing Stock Amount Per Share” means the Preferred Stock Closing Stock Amount divided by the total number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

“Preferred Stock Earnout Amount” means the portion of the Earnout Amount allocated to Company Preferred Stock in accordance with the Company’s Certificate of Incorporation and the Merger Consideration Spreadsheet.

“Preferred Stock Earnout Amount Per Share” means the Earnout Amount divided by the total number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

“Preferred Stock Escrow Amount” means the portion of the Escrow available for distribution to the former holders of Company capital stock pursuant to Section 7.5(c) and allocated to Company Preferred Stock in accordance with the Company’s Certificate of Incorporation and the Merger Consideration Spreadsheet.

“Preferred Stock Escrow Amount Per Share” means the Preferred Stock Escrow Amount divided by the total number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

“Registered Intellectual Property” means all United States, international and foreign: (a) Patents; (b) registered Trademarks, (c) registered Internet domain names; (d) registered copyrights and applications for copyright registration.

“Required Third-Party Consents” shall have the meaning set forth in Section 6.2(e).

“Response Date” has the meaning set forth in Section 1.7(c).

“Returns” means all forms, estimates, information statements, reports and any other documents required to be filed with a Governmental Entity (including schedules thereof and attachments thereto).

“Second Step Merger” has the meaning set forth in Section 1.17.

“Securities Act” has the meaning set forth in the Recitals.

“Solicitor” has the meaning set forth in Section 3.21.

“Stanford License” shall mean the Amended and Restated Exclusive License Agreement between The Board of Trustees of the Leland Stanford University and the Company dated January 27, 2014.

“Subsidiary” means control over, directly or indirectly, more than fifty percent (50%) of the stock (measured by virtue of voting rights) in any corporation.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Surviving Corporation Common Stock” has the meaning set forth in Section 1.6(e).

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

“Tax Contest” has the meaning set forth in Section 4.13.

“Tail D&O Policy” has the meaning set forth in Section 4.9.

“Third Party Claim” has the meaning set forth in Section 7.10(a).

“Total Paid Consideration” has the meaning set forth in Section 7.3(b).

“Trademarks” means all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world.

“Transaction Expenses” means all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, but not limited to, any payments made or anticipated to be made as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Merger.

“Unaccredited Investors” means a person that is not deemed to be an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act of 1933.

“Update Report” has the meaning set forth in Section 1.9(b).

“Valuation Firm” has the meaning set forth in Section 1.6(c).

Schedule 6.2(e)

Required Third Party Consents

1.	Waiver of notice or delivery of notice and expiration of the notice period under and in accordance with the Stanford License.

CERTIFICATE OF MERGER

MERGING

MONITOR ACQUISITION CORPORATION

WITH AND INTO

IMMUMETRIX, INC.

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (“Delaware Law”), ImmuMetrix, Inc., a Delaware corporation (“Company”), DOES HEREBY CERTIFY:

FIRST: The name and state of incorporation of each of the constituent corporations to the merger are as follows:

Name	State of Incorporation

ImmuMetrix, Inc.	Delaware
Monitor Acquisition Corporation	Delaware

SECOND: An Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Monitor Acquisition Corporation (“Merger Sub”) and the other parties signatory thereto, setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251(c) of Delaware Law and the stockholders have given their written consent thereto in accordance with Section 228 of Delaware Law.

THIRD: That the name of the surviving corporation of the merger (“Surviving Corporation”) is ImmuMetrix, Inc.

FOURTH: That, by virtue of the Merger provided for herein, the Amended and Restated Certificate of Incorporation of the Surviving Corporation shall be amended and restated its entirety as set forth in Exhibit A hereto, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation.

FIFTH: The executed Merger Agreement is on file at 3183 Porter Drive, Palo Alto, CA 94304, an office of the surviving corporation.

SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH: The merger will become effective at such time as this Certificate of Merger is duly filed and accepted by the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, ImmuMetrix, Inc. has caused this Certificate of Merger to be signed by a duly authorized officer on this      day of May, 2014.

ImmuMetrix, Inc.,
a Delaware corporation

By:
Name:	Bruce Hironaka
Title:	President

[Signature Page to Certificate of Merger]

Exhibit A

Amended and Restated Certificate of Incorporation

ARTICLE I

The name of the corporation is ImmuMetrix, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101 Dover, DE 19904 Kent County. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is 1,000 with par value of $0.0001 per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Subject to any provisions in the bylaws of the Company related to indemnification of directors or officers of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Company shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the bylaws of the Company after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE IX

Except as provided in Article VIII and Article IX above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ASSET TRANSFER AGREEMENT

BETWEEN

[NEWCO]

AND

[IMMUMETRIX]

Dated as of [                    ], 2014

ARTICLE I DEFINITIONS		2

ARTICLE II TRANSFER OF ASSETS AND GRANT OF LICENSES; ASSUMPTION OF LIABILITIES; CONSIDERATION; CLOSING		10

2.1	Transfer of Assets	10
2.2	Assignability and Consents	11
2.3	License Rights Retained by Company	13
2.4	Liabilities	14
2.5	ATA Closing	14
2.6	Closing Deliveries by the Company	15
2.7	Closing Deliveries by Newco	15
2.8	Post-Closing Delivery	15
2.10	Certain Rights and Obligations under the Merger Agreement.	16
2.11	Transition Services. The Company will provide or cause Parent to provide the two individuals employed by the Company prior to the ATA Closing to perform transition services for Newco consisting of (i) two (2) Business Days per month per person through the first two (2) full calendar months after the ATA Closing and (ii) eight (8) hours per month per person for each of the third and fourth full calendar months after the ATA Closing.	17

ARTICLE III CONFIDENTIALITY		17

3.1	Proprietary Information	17
3.2	Permitted Disclosures	18
3.3	Nondisclosure of Terms; Press Release	18

ARTICLE IV INTELLECTUAL PROPERTY		18

4.1	Patent Prosecution and Maintenance	18
4.2	Enforcement of Licensed Patent Rights	19

ARTICLE V ADDITIONAL AGREEMENTS		20

5.1	Tax Matters	20
5.2	Regulatory Matters	21
5.3	Novation of Certain Transferred Contracts	21
5.4	Further Assurance	21

ARTICLE VI INDEMNIFICATION		22

6.1	Indemnification by the Company	22
6.2	Indemnification by Newco	22
6.3	Indemnification Procedure	22
6.4	Limitations on Indemnification	23

ARTICLE VII MISCELLANEOUS		24

7.1	No Termination for Breach	24
7.2	Notices.	24

-i-

7.3	Counterparts	25
7.4	Severability	25
7.5	Remedies Cumulative	25
7.6	Governing Law	25
7.7	Rules of Construction.	25
7.8	Time is of the Essence; Enforcement	26
7.9	Amendment; Waiver	26
7.10	Expenses	26
7.11	Entire Agreement	26
7.12	Assignment	27
7.13	Ownership of Attorney-Client Privilege	27
7.14	Delays or Omissions	27
7.15	No Third Party Beneficiaries	28

-ii-

ASSET TRANSFER AGREEMENT

This Asset Transfer Agreement is made as of [            ] between [Newco, Inc.], a Delaware corporation (“Newco”), and ImmuMetrix, Inc. a Delaware corporation (the “Company”). Newco and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is currently focused primarily on the development of diagnostic tests to detect and measure cell-free donor DNA of a solid organ transplant recipient to assess whether the transplanted organ is being rejected (as defined below).

WHEREAS, the Company is a party to an Agreement and Plan of Merger with CareDx, Inc., a Delaware corporation (“Parent”) and Monitor Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), dated May 17, 2014 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company effective as of the Closing (as defined in the Merger Agreement) followed by a second step merger of the Surviving Corporation (as defined in the Merger Agreement) with and into a Delaware limited liability company and wholly owned subsidiary of Parent established solely for the purpose of consummating the transaction (the “Merger”).

WHEREAS, the board of directors of the Company has determined that it is appropriate and advisable to separate the Current Company Business (as defined in the Merger Agreement) in connection with the Merger by transferring the Transferred Assets (as defined and further described herein) to Newco and distributing Newco common stock and preferred stock to the holders of Company common stock and preferred stock (the “Securityholders” immediately prior to the closing of the Merger.

WHEREAS, effective as of the ATA Closing hereunder, the Company will transfer the Transferred Assets to Newco and Newco will accept the Transferred Assets and assume and agree to discharge the Assumed Liabilities (as defined and further described herein).

WHEREAS, effective as of the ATA Closing hereunder, the Company will transfer to the Company Securityholders one hundred percent (100%) of the outstanding shares of Newco as a distribution to Company Securityholders in a separate transaction completed prior to the closing of the Merger.

NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.1 “Action” means any civil, criminal, administrative or regulatory action, suit, hearing or proceeding.

1.2 “Affiliate” means, with respect to any person, another person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person. “Control” means, as to any Person, beneficial ownership, direct or indirect, of at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), and the terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings.

1.3 “Agreement” means this agreement and all amendments hereto made in accordance with the provisions of Section 7.9.

1.4 “Applicable Law” means any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction or decree.

1.5 “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form attached hereto as Exhibit 1.5.

1.6 “Assumed Liabilities” shall have the meaning specified in Section 2.4(a).

1.7 “ATA Closing” shall have the meaning specified in Section 2.5.

1.8 “Bill of Sale” means the Bill of Sale in the form attached hereto as Exhibit 1.8.

1.9 “Books and Records” means all books, records, files, documents, documentation, databases, and correspondence (in each case, in either tangible or electronic form, to the extent the same exist in either such form), including: (a) all research and development data, results and reports relating to products; (b) all patent applications and other documents pertaining to the Prosecution and Maintenance of Patent Rights, any memoranda and legal opinions and other legal advice relating to the patentability of inventions and all written communications to and from the patent office in any jurisdiction, including all office actions, responses to office actions, notices of allowance, notices of issuance and certificates (collectively, “Legal Records”); and (c) all email correspondence of Business Employees generated in the course of their employment and stored on Company servers.

1.10 “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the United States.

1.11 “Business Employees” means the current (as of immediately prior to the Effective Time) and former employees, consultants and directors of the Company.

1.12 “Claim” shall have the meaning specified in Section 6.3.

1.13 “Closing Date” shall have the meaning specified in Section 2.5.

1.14 “Code” means the Internal Revenue Code of 1986, as amended.

1.15 “Company” shall have the meaning specified in the first paragraph of this Agreement.

1.16 “Company Indemnified Party” shall have the meaning specified in Section 6.2.

1.17 “Contract” means any and all written or legally binding oral commitments, contracts, purchase orders, sales orders, leases, subleases, licenses, easements, commitments, arrangements, undertakings, evidence of indebtedness, security or pledge agreements or other agreements.

1.18 “Control” (including any variations such as “Controlled” and “Controlling”), in the context of Intellectual Property rights of a Party, means that such Party or its Subsidiary owns or possesses rights to intellectual property sufficient to grant the applicable license, sublicense or access (as appropriate) under this Agreement, without violating the terms of any agreement with a Third Party existing at the time such Party would first be required hereunder to grant such license, sublicense or access.

1.19 “Copyrights” means all copyrights, copyright registrations and applications therefor and copyrightable works, whether published or unpublished, including: (a) all rights of authorship, use, publication, reproduction, display, distribution, performance, preparation of derivative works and transformation of such copyrightable works; (b) all copies, compilations and derivative works of such copyrightable works; (c) all rights of ownership of copyrightable works; and (d) all rights to register and obtain renewals and extensions of copyright registrations.

1.20 “Corporate Books and Records” means all Books and Records of the Company relating to the Company’s corporate existence, equity arrangements, accounting practices and tax returns, and including the Company’s stock ledgers, auditor’s letters, business and financial records (including budgets and ledgers) and all employee personnel files and correspondence regarding employment matters.

1.21 “Defined Organ Transplant Diagnostic Products” means any product or service, to the extent such product or service utilizes the measurement or detection of cell-free donor DNA or infectious pathogen DNA, or immune repertoire profiling, in each case for purposes of assessing whether a human who has received a solid organ or bone marrow transplant, is rejecting, or is at risk for rejecting such transplant.

1.22 “Defined Organ Transplant Field” means the use of cell-free DNA detection or immune repertoire profiling to diagnose and clinically manage solid organ and bone marrow human transplant recipients, excluding the detection, diagnosis or clinical management of cancer, or conditions that are a precursor to cancer. In all cases, the measurement of the level, cell-free DNA size distribution, or other test parameters to assess cell-free DNA and immune repertoire profiling shall be applied uniquely to transplant recipients or pre-transplant patients who are on a designated transplant waiting list, and shall include, but not be limited to, surveillance for acute rejection, chronic rejection, allograft vasculopathy, immunosuppression optimization, organ toxicity, overall immune status in relation to infectious disease signature and organ damage due to infection.

1.23 “Defined Organ Transplant Program” means the activities conducted by, on behalf of, or for the benefit of the Company, whether alone or in collaboration with any Third Parties, directed to the discovery, research, development, manufacture, use and/or commercialization of any Defined Organ Transplant Diagnostic Product, including in connection with the planning of any such activities, recording or documenting of such activities and their results, or preparing marketing forecasts or competitive analyses for any Defined Organ Transplant Diagnostic Product.

1.24 “Defined Organ Transplant Program-Dedicated Books and Records” means all Books and Records Controlled by the Company as of the Closing Date, in each case that include only (a) information pertaining to the Defined Organ Transplant Program Know-How, and (b) information pertaining to the Stanford Patent Rights.

1.25 “Defined Organ Transplant Program Know-How” means all Know-How that was generated with respect to any Defined Organ Transplant Diagnostic Product prior to the Closing Date as part of the Defined Organ Transplant Program; in each case to the extent such Know-How physically exists, and is Controlled by the Company, as of the Closing Date, other than the Mixed Know-How. The Defined Organ Transplant Know-How includes those items described in Exhibit 1.25. For clarity, physical existence means: (i) with respect to data and other information within such Know-How, that such data and other information is physically embodied, documented, or recorded in any medium (including databases, emails, materials within such Know-How, or laboratory notebooks); and (ii) with respect to materials within such Know-How, that samples or specimens of such materials have been produced and subsist as of the Closing Date. Notwithstanding the foregoing, Defined Organ Transplant Program Know-How does not include: (x)) items of general use, such as software tools and labware, including such items that were used in activities outside the Defined Organ Transplant Program Know-How (but for clarity does include any information or materials within the Defined Organ Transplant Program Know-How stored in any such items); or (y) non-proprietary (to the Company) commercial research reagents or tools that are commonly available to the industry for purchase, such as through catalog vendors.

1.26 “Disclosing Party” shall have the meaning specified in Section 3.1.

1.27 “Effective Time” means the time at which the ATA Closing is consummated.

1.28 “Environmental Law” means any federal, state or local Applicable Laws applicable to the Company that regulate the protection of the environment, exposure of any individual to Hazardous Materials, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, reuse or recycling of hazardous materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

1.29 “Governmental Entity” means any court, administrative agency or commission or other governmental entity or instrumentality.

1.30 “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, or award entered by or with any Governmental Entity.

1.31 “Indemnified Party” shall have the meaning specified in Section 6.3(a).

1.32 “Indemnifying Party” shall have the meaning specified in Section 6.3(a).

1.33 “Intellectual Property” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of or associated with any or all of the following: (a) Patent Rights; (b) the protection of trade and industrial secrets and confidential information; (c) Trademark Rights; (d) Copyrights; and (e) any other intellectual property rights.

1.34 “Know-How” means business, technical or scientific information, data or work product, including: (a) inventions, discoveries, ideas, improvements, or trade secrets; and (b) methods, software (including both object and source code form, as well as development tools, design documentation and related items), databases, tests, assays, formulas, procedures, processes, techniques and data.

1.35 “Lease” means that certain Contract between Company and Cellular Research, Inc. dated as of January 15, 2013 (as amended).

1.36 “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Applicable Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any Contract.

1.37 “Licensed Copyrights” means those Copyrights within the Transferred Copyrights directed to software or other copyrighted materials within the Licensed Know-How that are necessary or reasonably useful for the development and commercialization of products in the Defined Organ Transplant Field.

1.38 “Licensed Know-How” means those items of Know-How within the Transferred Know-How, including the Mixed Know-How, that are necessary or reasonably useful for the development and commercialization of products in the Defined Organ Transplant Field.

1.39 “Licensed Patents Rights” means the Patent Rights listed in Exhibit 1.39 together with any provisionals, non-provisionals, PCTs, national stages, additions, divisions, continuations, continuations-in-part, substitutions, foreign counterparts, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals, and the like that may be filed after the Effective Time with respect to the Patent Rights listed in Exhibit 1.39, in each case to the extent such Patent Rights contain claims directed to the discovery, research, development, manufacture, use and/or commercialization of products within the Defined Organ Transplant Field.

1.40 “Licensed Product” means any a product or service that (i) is covered by valid issued or pending claims of the Licensed Patents or the Stanford Patents or (ii) was otherwise made or developed with material use of other proprietary technology included within Retained Assets, including without limitation proprietary technology included within the Defined Organ Transplant Know-How listed on Exhibit 1.25.

1.41 “Liens” means any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

1.42 “Losses” shall have the meaning specified in Section 6.1.

1.43 “Mixed Books and Records” means those Books and Records within the Transferred Books and Records that contain information pertaining to the Defined Organ Transplant Program and the Newco Field.

1.44 “Mixed Know-How” means Know-How that exists, and is Controlled by the Company, as of the Closing date that is reasonably useful both for the Defined Organ Transplant Field and the Newco Field.

1.45 “Newco” shall have the meaning specified in the first paragraph of this Agreement.

1.46 “Newco Field” means (i) the detection, diagnosis or clinical management of cancer, or conditions that are a precursor to cancer and all other applications and purposes outside the Defined Organ Transplant Field and (ii) products that are used outside the Defined Organ Transplant Field but also have utility within the Defined Organ Transplant Field (such as a diagnostic for infectious disease intended for a broader patient population but which is useful also for transplant recipients). For avoidance of doubt, the Newco Field does not include products for assessing whether a solid organ transplant or bone marrow transplant is or will be rejected.

1.47 “Newco Indemnified Party” shall have the meaning specified in Section 6.1(a).

1.48 “Non-Assignable Asset” shall have the meaning specified in Section 2.2(a).

1.49 “Non-Paying Party” shall have the meaning specified in Section 5.1(a)(iii).

1.50 “Party” and “Parties” shall have the meaning specified in the first paragraph of this Agreement.

1.51 “Patent Assignment Agreement” means the Patent Assignment Agreement in the form attached hereto as Exhibit 1.51.

1.52 “Patent Rights” means all patents and pending patent applications in any country or patent-granting region, together with all provisionals, non-provisionals, PCTs, national stages, additions, divisions, continuations, continuations-in-part, substitutions, foreign counterparts, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals, and the like with respect to any of the foregoing.

1.53 “Paying Party” shall have the meaning specified in Section 5.1(a)(iii).

1.54 “Person” means any individual, corporation (including not for profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

1.55 “Proprietary Information” shall have the meaning specified in Section 3.1.

1.56 “Prosecution and Maintenance” means, with respect to any Patent Rights, the preparing, filing, prosecuting and maintenance of such patent or patent application, as well as re-examinations, reissues, requests for patent term extensions and the like with respect to such Patent Rights, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect thereto, and “Prosecute and Maintain” shall have the correlative meaning.

1.57 “Receiving Party” shall have the meaning specified in Section 3.1.

1.58 “Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

1.59 “Retained Assets” shall mean:

(a) the Stanford License Agreement;

(b) all Defined Organ Transplant Program Know-How, all Trademark Rights Controlled by Company as of the Closing Date and all Copyrights Controlled by Company as of the Closing Date that describe, contain or reflect Defined Organ Transplant Program Know-How (collectively, the “Retained Intellectual Property”);

(c) the Defined Organ Transplant Program-Dedicated Books and Records and the Corporate Books and Records;

(d) all other Contracts in effect on the Closing Date to which the Company is a party, other than the Transferred Contracts, including without limitation, all confidentiality, non-disclosure agreements and/or inventions assignment agreements with Business Employees, and all rights under such Contracts (the “Retained CDAs”) (The Stanford License Agreement and the Contracts specified in Exhibit 1.59(d)), the “Retained Contracts”);

(e) The tangible assets described in Exhibit 1.59(e);

(f) all income, damages, royalties, and payments due or payable as of the Closing Date or thereafter that pertain solely to the Retained Intellectual Property (including damages and payments for past or future infringements or misappropriations thereof), all claims and rights of action accrued and to accrue under and by virtue thereof, including remedies against infringements or misappropriations that pertain solely to the Retained Intellectual Property and any and all other rights that now or hereafter may arise or be secured under Applicable Laws that pertain solely to any item within the Retained Intellectual Property; and

(g) all other rights, claims, causes of action and credits, including all guarantees, warranties, indemnities, rights of set-off and similar rights, in favor of the Company that pertain solely to any Retained Assets or Retained Liability.

1.60 “Retained Liabilities” shall have the meaning specified in Section 2.4(b).

1.61 “Securities Act” means the Securities Act of 1933, as amended.

1.62 “Stanford License Agreement” means that certain amended and restated exclusive license agreement by and between the Company and The Board of Trustees of the Leland Stanford Junior University, effective as of January 27th, 2014.

1.63 “Stanford Patent Rights” means the Patent Rights exclusively licensed to Company pursuant to the Stanford License Agreement.

1.64 “Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

1.65 “Straddle Period Tax” shall have the meaning specified in Section 5.1(a)(iii).

1.66 “Subsidiary” means any corporation or other entity, whether or not existing on the date hereof, in which the Newco or the Company, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest or voting power of or in such corporation or other entity.

1.67 “Tax” or “Taxes” means all income, profits, gross receipts, environmental, customs duty, capital stock, sales, use, occupancy, value added, ad valorem, stamp, franchise, withholding, payroll, employment, unemployment, disability, excise, property, production and other taxes, duties or assessments of any nature imposed by any Governmental Entity (whether national, local, municipal or otherwise) or political subdivision thereof, together with all interest, penalties and additions imposed with respect to such amounts, any interest in respect of such penalties or additions, and any obligations under any legally binding agreements or arrangements with any other person with respect to such amounts and including any liability for the aforementioned taxes of a predecessor entity.

1.68 “Tax Return” means all U.S. federal, state, provincial, local and non-U.S. returns, estimates, information statements, elections, forms, transfer pricing studies and reports relating to Taxes.

1.69 “Third Party” means any Person other than Newco, Company or their respective Affiliates.

1.70 “Third Party Claim” shall have the meaning specified in Section 6.3(a).

1.71 “Trademark Rights” means all: (a) registered trademarks, unregistered trademarks, applications for registration of trademarks, registered service marks, unregistered service marks, applications for registration of service marks, registered trade names, unregistered trade names and applications for registration of trade names; (b) company names and logos; and (c) all electronic media rights and registrations (including domain names, usernames, websites, blogs and the like).

1.72 “Transaction Documents” means, collectively, this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Patent Assignment Agreement.

1.73 “Transferred Assets” shall have the meaning specified in Section 2.1.

1.74 “Transferred Books and Records” means originals of all Books and Records in Company’s possession and Control as of the Closing Date, excluding the Defined Organ Transplant Program-Dedicated Books and Records and Corporate Books and Records.

1.75 “Transferred Contracts” means the Lease and those other contracts listed on Exhibit 1.75.

1.76 “Transferred Copyrights” means all Copyrights Controlled by the Company on the Closing Date that are not included in the Retained Intellectual Property.

1.77 “Transferred Intellectual Property” means the Transferred Patent Rights, the Transferred Know-How and Transferred Copyrights.

1.78 “Transferred Know-How” means all Know-How Controlled by the Company as of the Closing Date, other than the Defined Organ Transplant Program Know-how.

1.79 “Transferred Other Intangibles” shall mean the amount of cash and other intangible assets described in Exhibit 1.79.

1.80 “Transferred Patent Rights” means all Patent Rights in any country of the world that are identified in Exhibit 1.80 attached to this Agreement, together with all provisionals, non-provisionals, PCTs, national stages, additions, divisions, continuations, continuations-in-part, substitutions, foreign counterparts, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals, and the like with respect to any of the foregoing.

1.81 “Transferred Tangible Assets” means all tangible assets in Company’s possession or Control as of the Closing Date, not within the Retained Assets.

1.82 “Transfer Taxes” shall have the meaning specified in Section 2.4(a)(iii).

ARTICLE II

TRANSFER OF ASSETS AND GRANT OF LICENSES; ASSUMPTION OF

LIABILITIES; CONSIDERATION; CLOSING

2.1 Transfer of Assets.

(a) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, the Company shall convey, assign and transfer (and hereby conveys, assigns and transfers) to Newco, and Newco will (and hereby does) acquire and accept from the Company, all right, title and interest in and to all of the assets of the Company, other than the Retained Assets (collectively, the “Transferred Assets”), which Transferred Assets include all of the Company’s right, title and interest in and to the following assets:

(i) the Transferred Intellectual Property;

(ii) the Transferred Contracts;

(iii) the Transferred Tangible Assets;

(iv) the Transferred Other Intangibles;

(v) the Transferred Books and Records;

(vi) together with all income, damages, royalties, and payments due or payable as of the Effective Date or thereafter relating to the Transferred Intellectual Property (including damages and payments for past or future infringements or misappropriations thereof), all claims and rights of action accrued and to accrue under and by virtue thereof, including remedies against infringements or misappropriations relating to Transferred Intellectual Property (including the right to sue and recover damages for any past infringement or misappropriations thereof) and any and all other rights that now or hereafter may arise or be secured under the laws of any jurisdiction, with respect to any item within the Transferred Intellectual Property (including Intellectual Property Rights in the Transferred Know-How); and

(vii) all other rights, claims, causes of action and credits, including all guarantees, warranties, indemnities, rights of set-off and similar rights, in favor of the Company relating to any of the foregoing Transferred Assets or any Assumed Liability.

(b) NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE TRANSFERRED ASSETS AND LICENSES ARE BEING ASSIGNED, TRANSFERRED AND CONVEYED TO NEWCO “AS IS,” “WHERE IS” AND “WITH ALL FAULTS,” WITH ANY LIENS ON SUCH ASSETS AND LICENSES THAT EXIST ON THE CLOSING DATE, WITH NO REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS OF USE OF ANY TRANSFERRED ASSET OR LICENSE, OR AS TO REGISTERABILITY, VALIDITY OR ENFORCEABILITY OF ANY OF THE TRANSFERRED INTELLECTUAL PROPERTY RIGHTS. NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED ASSETS OR LICENSES OR ASSUMED LIABILITY, AND THE COMPANY HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE TRANSFERRED ASSETS OR LICENSES OR ASSUMED LIABILITIES.

2.2 Assignability and Consents.

(a) Notwithstanding anything to the contrary contained in this Agreement, if the conveyance, assignment, transfer or delivery or attempted conveyance, assignment, transfer or delivery to Newco of any Transferred Asset is (i) prohibited by any Applicable Law or (ii) would require any authorizations, approvals, consents or waivers from a Third Party to convey, assign, transfer or deliver such Transferred Asset and such authorizations, approvals, consents or waivers have not been obtained prior to the Closing Date (each, a “Non-Assignable Asset”), in either case, the ATA Closing shall proceed (subject to the Parties’ rights under ARTICLE V), but the ATA Closing shall not constitute the conveyance, assignment, transfer or delivery of such Non-Assignable Asset, and this Agreement shall not constitute a conveyance, assignment, transfer or delivery of such Non-Assignable Asset unless and until such authorization, approval, consent or waiver is obtained. After the ATA Closing, the Parties shall continue to use diligent efforts and cooperate with each other, without additional consideration, to obtain any such authorization, approval, consent or waiver as promptly as practicable, it being understood that (i) neither the Company nor any of its Affiliates shall be required to pay money to any third party (unless Newco agrees to reimburse the Company for such amounts), commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any authorization, approval consent or waiver of such third party and (ii) to the extent the foregoing shall require any action that would, or would continue to negatively affect the Company following the ATA Closing, such action shall require the consent of the Company. Once authorization, approval or waiver of or consent for the conveyance, assignment, transfer or delivery of any such Non-Assignable Asset not conveyed, assigned, transferred or delivered at the ATA Closing is obtained, the Company shall convey, assign, transfer and deliver such Non-Assignable Asset to Newco at no additional cost to Newco but subject to the foregoing sentence. Notwithstanding anything to the contrary contained in this Agreement, Newco shall not assume any Liabilities with respect to a Non-Assignable Asset until it has been conveyed, assigned, transferred and delivered to Newco except to the extent related to any rights and/or benefits obtained by Newco pursuant to such Non-Assignable Asset.

(b) Without limiting Section 2.2(a) above, with respect to each Transferred Contract that is a Non-Assignable Asset, Company agrees that for so long as such Transferred Contract remains a Non-Assignable Asset, Company shall cooperate with Newco, as reasonably requested in writing by Newco, to extend and make available to Newco any rights and/or benefits available under such contract; provided that Newco pays all amounts and fulfills all obligations owing to the counterparty to such Non-Assignable Asset as a result of so extending to Newco such rights and obligations with respect to such Non-Assignable Assets. Without limiting the foregoing: (i) upon the written request of Newco, the Company agrees to exercise rights (for example, elections or options) on Newco’s behalf under such Contract, at Newco’s expense, provided that all Liabilities resulting from the exercise of such rights shall be Liabilities solely of Newco, and the Company shall not exercise any of its rights under such Contract unless requested or approved in writing by Newco; (ii) the Company shall keep Newco informed as to the Company’ written communications from the other party to such Contract, including notifying Newco in the event the Company is notified with respect to matters that require the Company’s consent (or which trigger an option or an election by the Company) under such Contract, or regarding matters that affect the Company’s or Newco’s rights thereunder; (iii) to the extent that Newco obtains the agreement of the other party to such contract to modify, amend or otherwise alter or waive any performance, obligation or provision of such Contract, the Company agrees to take such actions and execute such documents as Newco may reasonably request in writing to effect the same, at Newco’s expense; provided that all Liabilities resulting from such modification, amendment, alteration or waiver shall be Liabilities solely of Newco; and (iv) in the event that Newco obtains an agreement from the other party to such Contract to transfer the rights under such contract directly to Newco, the Company shall promptly transfer such rights to Newco in a writing reasonably acceptable to Newco.

(c) With respect to each Retained CDA or other Retained Contract listed on Exhibit 2.2(c) (each a “Mixed Contract”), the Company agrees to cooperate with Newco, as reasonably requested in writing by Newco, to extend and make available to Newco any rights and/or benefits available under such Mixed Contract with respect to the Transferred Assets; provided that Newco agrees to pay and pays all amounts and fulfills all obligations owing to the counterparty to such Mixed Contract as a result of so extending to Newco such rights and obligations with respect to such Mixed Contract. Without limiting the foregoing: (i) upon the written request of Newco, the Company agrees to exercise rights (for example, elections or options) on Newco’s behalf under such Mixed Contract to the extent pertaining to any Transferred Asset, at Newco’s expense, provided that all Liabilities resulting from the exercise of such rights shall be Liabilities solely of Newco, and the Company shall not exercise any of its rights under such Contract to the extent solely pertaining to any Transferred Asset, unless requested or approved in writing by Newco; (ii) the Company shall keep Newco informed as to the Company’s written communications from the other party to such Contract to the extent pertaining to any Transferred Asset, including notifying Newco in the event the Company is notified with respect to matters pertaining to any Transferred Asset that require the Company’s consent (or which trigger an option or an election by the Company) under such Contract, or regarding matters pertaining to any Transferred Asset that would reasonably negatively affect the Company’s (or by virtue of this Section 2.2(c), Newco’s) rights thereunder; (iii) to the extent that Newco obtains the agreement of the other party to such contract to modify, amend or otherwise alter or waive any performance, obligation or provision of such Contract, the Company agrees to take such actions and execute such documents as Newco may reasonably request in writing to effect the same, at Newco’s expense; provided that all Liabilities resulting from such modification, amendment, alteration or waiver shall be Liabilities solely of Newco; and (iv) in the event that Newco obtains an agreement from the other party to such Contract to transfer the rights pertaining solely to any Transferred Asset under such Contract directly to Newco, the Company shall promptly transfer such rights to Newco in a writing reasonably acceptable to Newco and the Company, at Newco’s expense. In addition, upon Newco’s reasonable request and at Newco’s expense, the Company shall cooperate with Newco regarding any dispute with a counterparty to a Mixed Contract arising in connection with any Transferred Asset covered by such Contract, including enforcing or, in the Company’s discretion, enabling Newco to enforce, for the benefit of Newco and solely at Newco’s expense, the Company’s rights under such Contract with respect to such Transferred Asset; provided that (x) the Company shall have no obligation to litigate with respect thereto and (y) such enforcement is not, in the good faith judgment of the Company, potentially adverse to the Company’s or its Affiliate’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business).

2.3 License Rights Retained by Company.

(a) Grant/Retention of License Rights. Newco hereby grants to Company, and Company hereby retains an irrevocable, worldwide, paid-up, royalty-free license, including the right to grant and authorized sublicenses, under (A) the Licensed Patent Rights and Licensed Know-How, in each case solely to make, use, sell, offer to sell, export (including components of Defined Organ Transplant Diagnostic Products), and import Defined Organ Transplant Diagnostic Products and otherwise exploit the Licensed Patent Rights and Licensed Know-How in the Defined Organ Transplant Field and (B) the Licensed Copyrights to use, reproduce, distribute, modify, adapt, and prepare derivative works of any software or other copyrighted materials within the Licensed Know-How, in each case to the extent required to develop and commercialize Defined Organ Transplant Diagnostic Products in the Defined Organ Transplant Field. Such license shall be exclusive except as to activities covered under clause (ii) of the definition of Newco Field, as to which the license shall be non-exclusive.

(b) Company agrees that neither Company nor its Affiliates will use, market, sell, or promote for use, for purposes outside the Defined Organ Transplant Field, any Licensed Product. Company shall use diligent efforts to prevent any Licensed Product licensed, sold or distributed by Company or its Affiliates to a Third Party from being used outside the Defined Organ Transplant Field. Company will inform Newco in writing if Company offers any test within the Defined Organ Transplant Field that has utility outside such Field. At Newco’s request, Company will periodically review with Newco the efforts Company is taking to prevent the Licensed Products licensed, sold or distributed to a Third Party from being used outside the Defined Organ Transplant Field. Newco will have the right to have the Company’s sales of such Licensed Products by the Company or its licensee(s) audited by an independent public accounting firm of national standing selected by Newco, subject to standard confidentiality obligations, up to once each year, for the purpose of determining whether the Licensed Products sold or distributed by them are used outside the Defined Organ Transplant Field. Without limiting the foregoing, any such product unit that is actually used or sold for use outside the Defined Organ Transplant Field shall be deemed not to be licensed under this Section 2.3.

(c) Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and other similar foreign laws, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or such foreign laws. Company or Newco (as applicable), as a licensee of rights granted to it under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and other similar foreign laws.

2.4 Liabilities.

(a) Assumed Liabilities. At the Effective Time but subject to Section 2.2 above, Newco shall assume and agrees to assume and discharge when due all the following Liabilities of the Company (collectively, the “Assumed Liabilities”):

(i) all Liabilities of the Company arising under any of the Transferred Contracts, whether arising prior to, on or after the Closing Date (including any Liability to the extent arising out of or relating to a breach of a Transferred Contract that occurred prior to the Effective Time);

(ii) all Liabilities of the Company relating to any Transferred Intellectual Property, whether arising prior to, on or after the Closing Date; and

(iii) any transfer, sales, use, documentary, property or similar Taxes (“Transfer Taxes”) arising from the transactions contemplated by this Agreement.

(b) Retained Liabilities. All Liabilities of the Company other than the Assumed Liabilities (the “Retained Liabilities”) shall remain the sole responsibility of the Company.

(c) Post-Closing Liabilities. Except as otherwise expressly set forth in Sections 2.4(a) or 2.4(b):

(i) Newco shall be solely responsible for all Liabilities of Newco arising after the ATA Closing, including Liabilities relating to its ownership and use of the Transferred Assets; and

(ii) the Company shall be solely responsible for all Liabilities of the Company arising after the Effective Time, including Liabilities relating to its ownership and use of the Retained Assets and Liabilities of the Company for Taxes except as expressly provided in Section 5.1 hereof.

2.5 ATA Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “ATA Closing”), including the transfer of the Transferred Assets, shall be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California at 10:00 a.m. Pacific Standard Time on the date hereof, contemporaneously with the execution and delivery of this Agreement, or such later date as the Parties agree upon in writing (the “Closing Date”).

2.6 Closing Deliveries by the Company. At or prior to the ATA Closing, the Company shall deliver or cause to be delivered to Newco:

(a) an original of each Transaction Document to which the Company is contemplated to be a party, duly executed by the Company;

(b) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Newco in order to make effective the transactions contemplated hereby, each in form and substance satisfactory to Newco and its legal counsel and duly executed by the Company, as applicable.

2.7 Closing Deliveries by Newco. At or prior to the ATA Closing, Newco shall deliver to the Company:

(a) an original of each Transaction Document to which Newco is a party, duly executed by Newco; and

(b) newly issued shares of common stock and preferred stock of Newco, duly authorized, fully paid and non-assessable, in the amounts and in the names designated by the Company prior to the ATA Closing, which shares shall be deemed to be delivered to the Company Securityholders at the ATA Closing.

2.8 Post-Closing Delivery; Delivery of Remaining Items. Following the Closing Date, Newco shall deliver to Company the Retained Assets in the manner and form and to the location(s) reasonably specified by Company, in accordance with the following:

(a) Promptly following the Closing Date, and in no event later than sixty (60) days thereafter, Newco shall deliver to Company in the manner and form and to the location(s) reasonably specified by Company the following:

(i) the Defined Organ Transplant Program-Dedicated Books and Records;

(ii) the Corporate Books and Records;

(iii) copies of those portions of the Mixed Books and Records that reflect Defined Organ Transplant Program Know-How or Mixed Know-How (it being understood that Newco may redact from the Mixed Books and Records any Know-How that is not reasonably useful for a Defined Organ Transplant Diagnostic Product or the Defined Organ Transplant Field); and

(iv) the other Retained Assets described on Exhibit 1.59.

(b) Within sixty (60) days after Newco’s delivery of the items described in Section 2.8(a) above, Company shall have the right to have up to three (3) Representatives visit Newco’s facilities during normal business hours for purposes of reviewing Transferred Books and Records to confirm that all Retained Books and Records and copies of all portions of the Mixed

Books and Records that reflect Defined Organ Transplant Program Know-How or Mixed Know-How have been delivered to Company. If at any time thereafter, Company becomes aware or reasonably believes that any Mixed Books and Records containing Mixed Know-How useful for the Defined Organ Transplant Field have not been delivered to Company, Newco shall cooperate fully with the Company to deliver such items to the Company in a prompt and expeditious manner.

(c) It is understood that, prior to Company’s Representatives visiting Newco’s facilities in connection with the exercise of any rights granted Section 2.8(b) above, Company’s Representatives shall enter into a reasonable and customary, written confidentiality agreement with Newco writing with respect to any information accessed by such Representatives during its performance of the activities set forth in Sections 2.8(b) to the extent such information is not Mixed Know-How that is useful for the Defined Organ Transplant Field, which obligations shall be reasonably comparable to those set forth in Section 3.1 of this Agreement.

(d) With respect to any and all written information, documentation or correspondence received, generated, completed or collected by Newco from and after the Effective Time attributable to, or in respect of, any Retained Asset, Newco shall provide notice of such receipt, completion or collection to the Company and deliver promptly to the Company all such written information, documentation or correspondence so received, generated or collected in accordance with the provisions of Section 7.2. Similarly, with respect to any and all written information, documentation or correspondence received or collected by the Company from and after the Effective Time attributable to, or in respect of, any Transferred Asset, the Company shall provide notice of such receipt or collection to Newco and deliver promptly to Newco all such written information, documentation or correspondence so received or collected in accordance with the provisions of Section 7.2.

(e) Promptly after delivery to the Company of all Books and Records or Know-How within the Retained Assets, Newco shall, to the extent consistent with Applicable Law, destroy all copies of the corresponding items delivered that comprise Proprietary Information of the Company and remain in Newco’s possession or control (including electronic copies), except that Newco shall be permitted to retain unredacted copies of (i) Mixed Books and Records and (ii) Corporate Books and Records; in each case which Newco may use and disclose solely for (x) purposes outside the Defined Organ Transplant Field, or (y) activities covered under clause (ii) of the Newco Field.

2.10 Certain Rights and Obligations under the Merger Agreement.

(a) Company shall cause Parent to pay to Newco the Cash Payment Amount (as defined in the Merger Agreement), if any, pursuant to Section 1.7(e) of the Merger Agreement, subject to the terms and conditions therein.

(b) in the event there is an Excess Closing Date Balance Shortfall (as defined in the Merger Agreement), Newco shall, upon Parent’s written request and in accordance with the terms of Section 1.7(e) of the Merger Agreement, pay to Parent an amount equal to the lesser of (i) the Excess Closing Date Balance Shortfall and (ii) the Company Surplus Cash previously received from Company.

2.11 Transition Services. The Company will provide or cause Parent to provide the two individuals employed by the Company prior to the ATA Closing to perform transition services for Newco consisting of (i) two (2) Business Days per month per person through the first two (2) full calendar months after the ATA Closing and (ii) eight (8) hours per month per person for each of the third and fourth full calendar months after the ATA Closing.

ARTICLE III

CONFIDENTIALITY

3.1 Proprietary Information. Except as otherwise provided in this Section 3.1, each Party (the “Receiving Party”) shall maintain in confidence and use only in connection with exercise of rights granted to or retained by it under this Agreement any Proprietary Information of the other Party (the “Disclosing Party”). As used herein, “Proprietary Information” shall have the following meaning: (a) Defined Organ Transplant Program Know-How, Defined Organ Transplant Program-Dedicated Books and Records and any information provided by the Company to Newco pursuant to Section 4.2(all, to the extent pertaining to any product within the Defined Organ Transport Field, ARTICLE V, or ARTICLE VI below shall be deemed the Proprietary Information of Company (and hence Newco shall be considered the Receiving Party, and Company shall be considered the Disclosing Party, with respect thereto, regardless whether there is any disclosure thereof from the Company to Newco)), and (b) the Transferred Assets and any information provided by Newco to the Company pursuant to Section 4.1 or 4.2 (to the extent pertaining to any products within the clause (i) of the definition of Newco Field or the Licensed Patent Rights), ARTICLE V, or ARTICLE VI below shall be deemed Proprietary Information of Newco (and hence the Company shall be considered the Receiving Party, and Newco will be considered the Disclosing Party with respect thereto, regardless whether there is any disclosure thereof from Newco to the Company). Notwithstanding the foregoing, the Mixed Know-How shall be deemed Proprietary Information of both Parties (and each Party shall be deemed the Receiving Party with respect thereto). The obligations of the Receiving Party under this Section 3.1 not to disclose or use Proprietary Information of the other Party shall not apply, however, to the extent that the Receiving Party establishes that any such information, data or materials:

(a) are or become generally available to the public, or otherwise part of the public domain, other than by acts or omissions of the Receiving Party in breach of this Agreement;

(b) are disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information, data or materials to others;

(c) were already in the possession of the Receiving Party, other than under an obligation of confidentiality, prior to disclosure by the Disclosing Party, as evidenced by contemporaneous written record maintained by the Receiving Party in the ordinary course of business, except, in the case Company is deemed to be the Receiving Party hereunder, to the extent such information, data or materials comprise Transferred Assets or Assumed Liabilities; or

(d) are subsequently and independently developed by the Receiving Party without use of or reference to the Proprietary Information of the Disclosing Party.

3.2 Permitted Disclosures. To the extent it is reasonably necessary or appropriate for a Receiving Party to fulfill its obligations or exercise its rights under this Agreement or any other Transaction Document:

(a) a Receiving Party may disclose Proprietary Information of the other Party to the Receiving Party’s Affiliates, and its actual and prospective licensees, sublicensees, employees, consultants, outside contractors, clinical investigators and others; provided that such Persons agree to be bound by obligations of confidentiality and non-use with respect to such Proprietary Information that are at least as protective of the Disclosing Party and its Proprietary Information as the terms of this Agreement; and

(b) a Receiving Party may disclose Proprietary Information of the other Party to Governmental Entities to the extent that such disclosure is required by Applicable Law (including applicable securities laws) or agency or court order, provided that the Receiving Party shall provide reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts, or allow the Disclosing Party to use such efforts to, oppose such disclosure or to request confidential treatment of such Proprietary Information and, in any event, shall only disclose the minimum information necessary to comply with such requirements of Applicable Law, or agency or court order.

3.3 Nondisclosure of Terms; Press Release. The Terms of this Agreement and the Transaction Documents shall be deemed Proprietary Information of each Party. Notwithstanding the foregoing, it is understood that the Parties will issue one or more mutually agreed press releases in connection with the Merger Agreement and that, following the issuance of any such press release, Newco and the Company may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.

ARTICLE IV

INTELLECTUAL PROPERTY

4.1 Patent Prosecution and Maintenance of Licensed Patent Rights

(a) Control of Prosecution. As between the Parties, Newco shall have the right, at its expense, to Prosecute and Maintain the Licensed Patent Rights, using counsel chosen by Newco. In connection with the Prosecution and Maintenance of Licensed Patent Rights, Newco shall: (i) keep the Company reasonably informed with respect to the status of Prosecution and Maintenance of the Licensed Patent Rights as they pertain to Defined Organ Transplant Diagnostic Products, and shall at a minimum provide the Company with semi-annual written reports with respect to the same; (ii) furnish to Company copies of all material documents filed with or received from any patent office after the Closing Date in the course of such Prosecution and Maintenance, provided that such documents pertain to any Defined Organ Transplant Diagnostic Products; and (iii) allow Company reasonable opportunity to comment on material documents before being filed with any patent office with respect to the Licensed Patent Rights to the extent that such documents pertain to any Defined Organ Transplant Diagnostic Products and the Newco shall reasonably incorporate or implement any comments provided by Company with respect to such matters in such material documents; provided, however, that in each case, prior to disclosure to Company hereunder, Newco shall have the right to redact any information that does not pertain to Defined Organ Transplant Diagnostic Products.

(b) Cooperation. Company shall provide such assistance as may be reasonably requested by Newco in connection with all activities relating to the Prosecution and Maintenance of the Licensed Patent Rights undertaken by Newco pursuant to this Section 4.1 at Newco’s expense.

4.2 Enforcement of Licensed Patent Rights.

(a) Notice. If either Party, directly or through an Affiliate or licensee, learns of any actual or possible, direct or indirect, infringement of the Licensed Patent Rights by another person or entity by the manufacture, sale, import, use or other exploitation of a Defined Organ Transplant Diagnostic Product (a “Competing Product Infringement”), it shall promptly provide written notice to the other Party of such Competing Product Infringement and shall promptly supply such other Party with all evidence it possesses pertaining to such Competing Product Infringement

(b) Infringement Action. Company (directly or through its designee) shall have the sole right, but not the obligation, to seek to abate any Competing Product Infringement or to file suit against an infringing person or entity with respect to such Competing Product Infringement (each, an “ Competing Product Infringement Action”). Company shall keep Newco reasonably informed of the progress of any such Competing Product Infringement Action controlled by Company. Newco shall cooperate fully with Company, including, either as required by law or at the request of Company, by joining as a nominal party and executing such documents as may reasonably be required for such Competing Product Infringement Action, all at the expense of Company.

(c) Settlement. Company agrees not to settle (directly or through its designee) any action to enforce the Licensed Patent Rights, nor otherwise consent to any adverse judgment in any such action, nor make any admissions nor assert any position in any such action, that: (1) imposes a financial obligation on Newco; or (2) limits or adversely affects the validity, enforceability or scope of any Licensed Patent Rights as they apply to products and activities (i) outside the Defined Organ Transplant Field, or (ii) falling within clause (ii) of the Newco Field; in each case, without the express written consent of Newco, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Recoveries. Any recovery (whether by settlement or otherwise) obtained as a result of a Competing Product Infringement Action shall be shared as follows:

(i) Newco, if joined or cooperating in such action, either as required by law or at the request of the Company, shall first be entitled to recover its out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action; and

(ii) any remainder of recovery shall be retained by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Tax Matters.

(a) Responsibility for Taxes and Tax Matters.

(i) Subject to Section 5.1(a)(iii), the Company will be responsible for the preparation and filing of all Tax Returns of the Company (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to the Company’s use or ownership of the Transferred Assets on or prior to the Closing Date. The Company’s Tax Returns to the extent they relate to the Transferred Assets shall be true, complete and correct and prepared in accordance with past practice relating to the Transferred Assets and Applicable Law. The Company will be responsible for and make all payments of Taxes shown to be due on such Tax Returns.

(ii) Subject to Section 5.1(a)(iii), Newco will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Newco’s ownership or use of the Transferred Assets attributable to taxable periods (or portions thereof) commencing after the Closing Date. Newco’s Tax Returns, to the extent they relate to the Transferred Assets, shall be true, complete and correct and prepared in accordance with Applicable Law. Newco will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Transferred Assets.

(iii) In the case of any real or personal property Taxes (or other similar Taxes imposed on a periodic basis) attributable to the Transferred Assets for which Taxes are reported on a Tax Return covering a Straddle Period (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Newco and the Company on a per diem basis, with the Closing Date being allocated to the Company’s share of such Straddle Period. In the case of all other Taxes, the Taxes shall be apportioned between Newco and Company based on an interim closing of the books at the end of the Closing Date, except that exemptions, allowances, or deductions that are calculated on an annual basis, other than with respect to property placed into service after the ATA Closing, shall be allocated on a per diem basis. The Party required by Applicable Law to file such a tax return (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by Applicable Law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other Party (the “Non-Paying Party”) with notice of payment, and within ten (10) Business Days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(b) Cooperation. To the extent relevant to the Transferred Assets, each Party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination or other judicial or administrative proceeding relating to Taxes.

(c) Transfer Taxes. All transfer, documentary, sales, use, valued-added, gross receipts, stamp, registration or other similar transfer Taxes incurred in connection with the transfer of the Transferred Assets pursuant to this Agreement (“Transfer Taxes”) shall be timely paid by the Newco. The Parties hereto shall cooperate, to the extent reasonably requested and legally permitted, to reduce any such Transfer Taxes, including, without limitation, by using diligent efforts to transfer any intellectual property by remote electronic transmission. The Party required by Applicable Law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by Applicable Law, and the other Party shall join in the execution of any such Tax Returns and other documentation. To the extent that Company pays any such Transfer Taxes, the Newco shall promptly reimburse Company for such Transfer Taxes upon receipt of notice that such Transfer Taxes have been paid.

5.2 Regulatory Matters. Newco acknowledges that it will be responsible for obtaining and maintaining the federal and state permits and licenses required in order for Newco to use or exploit the Transferred Assets after the ATA Closing, and, except for any obligation expressly set forth in this Agreement, that the Company will not have duties or obligations to Newco with respect to any such permits and licenses.

5.3 Novation of Certain Transferred Contracts. Promptly following the ATA Closing, Newco shall submit in writing to each counterparty to the Transferred Contracts listed in Exhibit 1.75 a request for such counterparty to: (i) recognize Newco as the successor in interest of the Company to such Transferred Contract; and (ii) enter into a novation agreement. Newco shall use reasonable commercial efforts to execute and consummate such novation agreements. It is understood, however, that such novation agreements shall not be deemed to transfer to Newco any Retained Liability or to limit the Company’ indemnification obligations with respect to Retained Liabilities pursuant to Section 6.1.

5.4 Further Assurance. On and after the Closing Date, the Company shall from time to time, at the reasonable request of Newco, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further conveyances, notices and assumptions and such other instruments, and take such other actions, as Newco may reasonably request in order to more effectively consummate the transactions contemplated hereby and to transfer fully to Newco good and marketable title to the Transferred Assets and all of the titles, rights, interests, remedies, powers and privileges intended to be conveyed under the Transaction Documents (including assistance in the collection or reduction to possession of any of the Transferred Assets). On and after the ATA Closing Date, Newco shall from time to time, at the reasonable request of the Company, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further notices and assumptions and such other instruments, and take such other actions, as the Company may reasonably request in order to more effectively consummate the transactions contemplated hereby and to transfer fully to Newco the Assumed Liabilities.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Company. The Company shall indemnify and hold harmless Newco and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Newco Indemnified Party”) from and against any and all liabilities, losses, damages, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) suffered or incurred by them arising out of or resulting from the following:

(a) the breach of any covenant or agreement by the Company contained in this Agreement solely to the extent that such Losses are incurred as a result of Third Party Claims made against a Newco Indemnified Party; or

(b) the Retained Liabilities solely to the extent that such Losses are (A) incurred as a result of Third Party Claims made against a Newco Indemnified Party with respect to such Retained Liability or (B) directly incurred by Newco as a result of Newco’s fulfillment of the Company’s obligations under any Retained Liability in the event that such fulfillment is reasonably required for Newco to maintain or exercise the rights granted to it under this Agreement.

6.2 Indemnification by Newco. Newco shall indemnify and hold harmless the Company and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Company Indemnified Party”) from and against any and all Losses suffered or incurred by them arising out of or resulting from the following:

(a) the breach of any covenant or agreement by Newco contained in this Agreement solely to the extent that such Losses are incurred as a result of Third Party Claims made against a Company Indemnified Party; or

(b) the Assumed Liabilities solely to the extent that such Losses are incurred as a result of Third Party Claims made against a Company Indemnified Party with respect to such Assumed Liability.

6.3 Indemnification Procedure.

(a) Whenever any Loss is asserted against or incurred by a Newco Indemnified Party or Company Indemnified Party (the “Indemnified Party”) which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, the Indemnified Party will give written notice thereof (a “Claim”) to the other Party (the “Indemnifying Party”). The Indemnified Party will furnish to the Indemnifying Party in reasonable detail such information as the Indemnified Party may have with respect to the Claim. The failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Agreement, unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend an action by a Third Party giving rise to such Claim (a “Third Party Claim”).

(b) In the case of a Third Party Claim, within thirty (30) days after delivery of such notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, and at its expense, undertake the defense of such Third Party Claim with attorneys of its own choosing. In the event that the Indemnifying Party does not assume control of such defense, the Indemnified Party may undertake the defense of such Third Party Claim.

(c) The Party not controlling such defense may participate therein at its own expense, provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party will be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith, provided further, however, that in no event will the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

(d) The Party controlling such defense will keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and will consider recommendations made by the other Party with respect thereto. As reasonably requested by, and at the expense of, the Party controlling such defense, the other Party will cooperate in such defense and make available to the Party controlling such defense all witnesses, pertinent records, materials and information in such other Party’s possession or under such other Party’s control relating thereto.

(e) The Indemnified Party will not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld or delayed. The Indemnifying Party will not consent to entry of any judgment or enter into any settlement that admits fault on the part of the Indemnified Party, except with the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. In the event that the Indemnified Party refuses to consent to the entry of a judgment or a settlement for which the Indemnifying Party is solely and entirely responsible and has indicated its sole and entire responsibility in writing to the Indemnified Party, following such refusal, the liability of the Indemnifying Party to the Indemnified Party will be fixed at the amount of any money damages provided in the proposed judgment or settlement.

6.4 Limitations on Indemnification.

(a) UNDER NO CIRCUMSTANCES WILL A PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, LOST OPPORTUNITIES, OR ANY OTHER PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES IRRESPECTIVE OF THE THEORY UNDER WHICH SUCH ACTION IS BROUGHT, WHETHER IT WAS CAUSED OR ALLEGEDLY CAUSED BY THE NEGLIGENCE OF SUCH PARTY OR WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) Notwithstanding anything to the contrary in this Agreement, the Merger Agreements or the Transaction Documents, the indemnification rights set forth in this ARTICLE VI shall be the sole and exclusive remedy of the Indemnified Parties from and after the ATA Closing for any claims arising under or related to this Agreement, including any claims relating to the Transferred Assets, Assumed Liabilities and Retained Liabilities.

ARTICLE VII

MISCELLANEOUS

7.1 No Termination for Breach. The Parties acknowledge that this Agreement shall not be terminated by reason of any breach of either Party. The rights granted to Newco with respect to the Transferred Assets, and those granted to the Company with respect to the Licensed Patent Rights (and retained by Company with respect to the Retained Assets) are irrevocable and shall not be affected by any breach of this Agreement. For clarity, the foregoing shall not be deemed to limit a Party’s right to specifically enforce or recover damages resulting from a breach of this Agreement.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) upon receipt if delivered personally, (ii) one (1) business day after being sent by commercial overnight courier service, or (iii) upon transmission if sent via facsimile with confirmation of receipt to the parties made by the recipient at the following addresses (or at such other address for a party as shall be specified upon like notice):

(a) If to Newco, to:

[Newco]

[Address]

[Address]

Attention: [        ]

Facsimile No.: [        ]

(b) If to the Company, to:

[ImmuMetrix]

[Address]

[Address]

Attention: [        ]

Facsimile No.: [        ]

with a copy (which shall not constitute notice) to:

[        ]

[Address]

[Address]

Attention: [        ]

Facsimile No.: [        ]

7.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.4 Severability. In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by Applicable Law.

7.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Applicable Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Applicable Laws of the State of Delaware applicable to parties residing in the State of Delaware, without regard to applicable principles of conflicts of law. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the Applicable Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process. Each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby.

7.7 Rules of Construction.

(a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement.

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The headings and subheadings used in this Agreement are for convenience of reference only and shall have no force or effect whatsoever in interpreting any of the provisions of this Agreement.

7.8 Time is of the Essence; Enforcement. Time is of the essence of this Agreement. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at Applicable Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Applicable Law or in equity.

7.9 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

7.10 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the ATA Closing shall have occurred.

7.11 Entire Agreement. This Agreement, along with the other Transaction Documents and instruments delivered in connection herewith and to the extent referenced herein, the Merger Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, representations, undertakings and understandings, both written and oral, between the Company and Newco with respect to the subject matter hereof.

7.12 Assignment. Subject to this Section 7.12, this Agreement shall not be assignable by either Party to any Third Party without the prior written consent of the other Party (which consent shall not be withheld unreasonably). Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, (a) to an Affiliate, provided that the assigning Party guarantees the performance of this Agreement by such Affiliate, or (b) to a successor to some or all of such assigning Party’s assets relating to this Agreement (whether by asset purchase, merger or otherwise), provided that any such assignee agrees in writing to be bound by the terms of this Agreement. Any assignment of this Agreement in contravention of this Section 7.12 shall be null and void. Nothing herein shall be deemed to prevent Newco from assigning or transferring to one or more Third Parties any of the Transferred Assets subject to the terms and conditions of this Agreement, including Section 2.3.

7.13 Ownership of Attorney-Client Privilege. To the extent that communications, prior to the closing of the Merger (the “Merger Closing”), between Company and its representatives, on the one hand, and its counsel (“Counsel”), on the other hand, relate to the Transferred Assets, Transferred Liabilities or this Agreement, such communication shall be deemed to be attorney-client confidences that belong solely to Newco, and not the Company. Neither Company nor any of its Affiliates shall have access to (and Company hereby waives any right of access it may otherwise have with respect to) any such communications, or the files or work product of Counsel generated prior to the Merger Closing, to the extent that they relate to the Transferred Assets, Transferred Liabilities or this Agreement. Without limiting the generality of the foregoing, Company acknowledges and agrees, upon and after the Merger Closing: (i) Newco and Counsel shall be the sole holders of the attorney-client privilege with respect to the above-described communications and work product, and neither Company nor any of its Affiliates shall be a holder thereof; (ii) to the extent that files or work product of Counsel, prepared prior to the Merger Closing in respect of a Transferred Asset, Transferred Liability or this Agreement constitute property of the client, only Newco shall hold such property rights and have the right to waive or modify such property rights; and (iii) Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or work product (collectively, the “Privileged Items”) to Company or any of its Affiliates by reason of any attorney-client relationship between Counsel and the Company or otherwise; provided that, to the extent any Privileged Item is both related to a Privileged Item and other items owned by the Company, Counsel and Newco shall provide appropriately redacted versions of such communications, files or work product to the Company or its Affiliates. Notwithstanding and without limiting the foregoing, in the event that a dispute arises between or among any of Newco, Company or their Affiliates concerning the matters contemplated in this Agreement, Company, for itself and on behalf of its Affiliates, agrees that Company and its Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing attorney-client communications, files or work product against Newco or its Affiliates.

7.14 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Party to this Agreement upon any breach or default of the other Party under this Agreement shall impair any such right, power or remedy of such non-defaulting Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party to this Agreement, shall be cumulative and not alternative.

7.15 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(The remainder of this page is intentionally left blank.)

In witness whereof, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

[NEWCO]

By:
[insert name]
[insert title]

[IMMUMETRIX]

By:
[insert name]
[insert title]

Exhibit 1.5	Assignment and Assumption Agreement
Exhibit 1.8	Bill of Sale
Exhibit 1.25	Defined Organ Transplant Program Know-How
Exhibit 1.39	Licensed Patent Rights
Exhibit 1.51	Patent Assignment Agreement
Exhibit 1.59(d)	Retained Contracts
Exhibit 1.59(e)	Retained Tangible Asserts
Exhibit 1.75	Transferred Contracts
Exhibit 1.79	Transferred Other Intangibles
Exhibit 1.80	Transferred Patent Rights
Exhibit 2.2(c)	Mixed Contracts

Signature Page to Asset Transfer Agreement

EXHIBIT 1.5

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of May [    ], 2014 (this “Agreement”), by and among [NEWCO], a [Delaware] corporation (“Assignee”) and ImmuMetrix, Inc., a Delaware corporation (“Assignor”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee are parties to a certain Asset Transfer Agreement, dated as of even date herewith (the “Transfer Agreement”), and all capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Transfer Agreement;

WHEREAS, in accordance with Section 2.1 of the Transfer Agreement, Assignor wishes to assign to Assignee all of its right, title and interest in and to the Transferred Assets; and

WHEREAS, pursuant to the Transfer Agreement, Assignor will retain all rights, title and interest in and to the Retained Assets.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Assignment. Assignor hereby sells, conveys, assigns, transfers and delivers to Assignee all of Assignor’s right, title and interest in and to the Transferred Assets.

2. Acceptance. Assignee hereby purchases and accepts the sale, conveyance, assignment, transfer and delivery of Assignor’s right, title and interests in and to the Transferred Assets and assumes the Assumed Liabilities. All Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Assignor.

3. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4. Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law.

6. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Transfer Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

[NEWCO].

By:
Name:
Title:

IMMUMETRIX, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT]

EXHIBIT 1.8

BILL OF SALE

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made and delivered this [    ] day of May, 2014, by ImmuMetrix Inc., a Delaware corporation (the “Seller”), for the benefit of [NEWCO], a Delaware corporation (the “Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

WHEREAS, Seller and Purchaser have entered into that certain Asset Transfer Agreement, dated as of May [    ], 2014 (the “Agreement”), which provides, among other things, for the sale and assignment by Seller to Purchaser of the Transferred Assets, as defined therein.

WHEREAS, Seller will retain all rights, title and interest in and to the Retained Assets.

NOW, THEREFORE, in consideration of the mutual promises contained in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, and subject to the terms and conditions of the Agreement:

1. Seller does hereby sell, convey, transfer, assign and deliver unto Purchaser, and its successors and assigns, forever, all of Seller’s right, title and interest in, to and under the Transferred Assets.

2. Seller hereby declares that the appointment made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Seller in any manner and for any reason.

3. Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Bill of Sale and consummate and make effective the transactions contemplated by this Bill of Sale.

4. This Bill of Sale shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and assigns.

5. Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Agreement. To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Agreement, the Agreement shall govern.

6. This Bill of Sale is executed and delivered pursuant to the Agreement.

7. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law.

8. This Bill of Sale may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, each party has caused this Bill of Sale to be executed and delivered as of the day and year first above written.

IMMUMETRIX, INC.

By:
Name:
Title:

[NEWCO].

By:
Name:
Title:

[SIGNATURE PAGE TO BILL OF SALE]

EXHIBIT 1.25

DEFINED ORGAN TRANSPLANT PROGRAM KNOW-HOW

•	raw sequencing and genotyping data for lung

•	aligned sequence data (BAM files) for heart, lung and kidney samples

•	clinical data for heart, lung and kidney samples

•	sample manifests describing each transplant sample received by ImmuMetrix

•	Software code for combining genotype and sequence data to determine the fraction of donor-derived cell-free DNA, including the recipient-genotype-only analysis

•	Protocols relating to isolation and purification of cell-free DNA

•	Protocols relating to the generation of cell-free DNA libraries

•	Inventions related to distinguishing apoptotic and necrotic cell death

EXHIBIT 1.39

LICENSED PATENT RIGHTS

Immumetrix Patent List

Case Type	Country	Application Number	Filing Date	Publication Number	Pub. Date	Title	Inventor	Status
PRO	United States of America	61/554,086	11/01/11			METHODS OF MONITORING THE IMMUNE SYSTEM AND RESPONSE TO TREATMENT VIA THE DETECTION OF CELL-FREE NUCLEIC ACIDS	SELIGSON, DAN	Converted to PCT/US2012/056416

PCT	Australia	2012312353	09/20/12			COMPOSITIONS AND METHODS FOR ANALYZING HETEROGENEOUS SAMPLES	SELIGSON, DAN; SNYDER, THOMAS	Pending

PCT	Canada	2849771	09/20/12			COMPOSITIONS AND METHODS FOR ANALYZING HETEROGENEOUS SAMPLES	SELIGSON, DAN; SNYDER, THOMAS	Pending

PCT	European Patent Convention	12834150.0	09/20/12			COMPOSITIONS AND METHODS FOR ANALYZING HETEROGENEOUS SAMPLES	SELIGSON, DAN; SNYDER, THOMAS	Pending

ORD	Patent Cooperation Treaty	PCT/US2012/05 6416	09/20/12	2013/043922	03/28/13	COMPOSITIONS AND METHODS FOR ANALYZING HETEROGENEOUS SAMPLES	SELIGSON, DAN; SNYDER, THOMAS	Pending, 30-month done

PRO	United States of America	61/537,875	09/22/11			GENETIC SCREENING BY LONG-READ SEQUENCING ANALYSIS	SELIGSON, DAN	Converted to PCT/US2012/056416

PRO	United States of America	61/608,442	03/08/12			GENETIC SCREENING BY LONG-READ SEQUENCING ANALYSIS	SELIGSON, DAN	Converted to PCT/US2012/056416

PCT	United States of America	14/346,293	03/20/14			COMPOSITIONS AND METHODS FOR ANALYZING HETEROGENEOUS SAMPLES	SELIGSON, DAN; SNYDER, THOMAS	Pending

Case Type	Country	Application Number	Filing Date	Publication Number	Pub. Date	Title	Inventor	Status
PCT	Australia		09/24/12			DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	Pending

PCT	Canada		09/24/12			DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	Pending

PCT	China (People’s Republic)		09/24/12			DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	Pending

PCT	European Patent Convention	12778840.4				DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	Pending

PCT	Japan		09/24/12			DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	Pending

ORD	Patent Cooperation Treaty	PCT/US2012/056911	09/24/12	13/044234	03/28/13	DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	National

ORD	United States of America	13/625645	09/24/12	2013-0078633	03/28/13	DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	Published

ORD	Patent Cooperation Treaty	PCT/US2014/029241	03/14/14			METHODS OF SEQUENCING THE IMMUNE REPERTOIRE	FAN, C.; HUTCHINS, E.	Pending

ORD	Patent Cooperation Treaty	PCT/US2014/029393	03/14/14			METHODS AND COMPOSITIONS FOR TAGGING AND ANALYZING SAMPLES	FAN, C.; HUTCHINS, E.	Pending

Invention Disclosures

•	Invention Disclosure describing invention titled “Absolute Quantitation and Sample Processing Quality Control Using Barcoded DNA Oligos” dated April 22, 2014 with John F. Beausang and Rene Sit listed as inventors

•	Invention Disclosure describing invention titled “Absolute Quantitation by Sequencing of Donor DNA in Organ Transplant Recipients” with Thomas Snyder listed as inventor

•	Invention Disclosure describing invention titled “The Use of Convergent Antibody Evolution as a means to detect the onset of disease” with Daniel Seligson listed as inventor

•	Invention Disclosure describing invention titled “Differential Diagnosis of the Origin of Graft Injury using Size Profiling of Donor DNA Molecules” with Thomas Snyder listed as inventor

•	Invention Disclosure describing invention titled “Improved Absolute Quantitation and Sample Processing Quality Control Using Barcoded DNA Oligos” dated May 15, 2014 with John F. Beausang listed as inventor

EXHIBIT 1.51

PATENT ASSIGNMENT AGREEMENT

CORPORATE TO CORPORATE ASSIGNMENT	Docket Number

WHEREAS, ImmuMetrix, Inc. (hereinafter “Assignor”), owns the entire right, title and interest in and to the inventions disclosed in the Application(s), and in and to all embodiments of the inventions, heretofore conceived, made or discovered (collectively hereinafter referred to as “Inventions”) entitled:

TITLE

See Exhibit A (hereinafter “Application(s)”).

WHEREAS, [NEWCO], a corporation of the State of [Delaware], having a place of business at [Address], (hereinafter “Assignee”), is desirous of acquiring the entire right, title and interest in and to said Inventions, and in and to all embodiments of the inventions, heretofore conceived, made or discovered, whether jointly or severally, by the inventor(s) of said Inventions, and in and to any and all patents, inventor’s certificates and other forms of protection (hereinafter “Patent(s)”) thereon granted in the United States, foreign countries, or under any international convention, agreement, protocol, or treaty.

NOW, THEREFORE, in consideration of good and valuable consideration acknowledged by said Assignor to have been received in full from said Assignee:

1. Said Assignor does hereby sell, assign, transfer and convey unto said Assignee its entire right, title and interest (a) in and to said Inventions and said Applications, including the right to claim priority to said Inventions and said Applications; (b) in and to all rights to all United States and corresponding non-United States patent applications and Patent(s), including those filed under the Paris Convention for the Protection of Industrial Property, The Patent Cooperation Treaty, or otherwise; (c) in and to any and all applications filed and any and all Patent(s) granted on said Inventions in the United States, in any foreign country, or under any international convention, agreement, protocol, or treaty, including each and every application filed and any and all Patent(s) granted on any application which is a divisional, substitution, continuation, or continuation-in-part of any of said Application(s); (d) in and to each and every reissue, reexamination, or extensions of any of said Patent(s); and (e) in and to all claims for past, present, and future infringement of the Patent(s), including all rights to sue for and to receive and recover for Assignee’s own use all past, present, and future lost profits, royalties, and damages of whatever nature recoverable from an infringement of the Patent(s).

2. Said Assignor hereby covenants and agrees to cooperate with said Assignee to enable said Assignee to enjoy to the fullest extent the right, title and interest herein conveyed in the United States, foreign countries, or under any international convention, agreement, protocol, or treaty. Such cooperation by the Assignor shall include prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, specifications, declarations or other papers, and other assistance all to the extent deemed necessary or desirable by the parties (a) for perfecting in said Assignee the right, title and interest herein conveyed; (b) for prosecuting any of said applications covering said Inventions; (c) for filing and prosecuting substitute, divisional, continuing or additional applications covering said Inventions; (d) for filing and prosecuting applications for reissuance of any said Patent(s); (e) for interference or other priority proceedings involving said Inventions; and (f) for legal proceedings involving said Inventions and any applications therefor and any Patent(s) granted thereon, including without limitation reissues and reexaminations, opposition proceedings, cancellation proceedings, priority contests, public use proceedings, infringement actions and court actions; provided, however, that in connection with the foregoing, Assignor shall not be required to (i) pay or agree to pay any amounts or other consideration, (ii) agree to the imposition or limitation or obligation on its business or operations, (iii) provide or agree to provide any additional security (including guaranty), or (iv) agree to any modification of existing contracts or the entry of any new contracts.

3. The terms and covenants of this assignment shall inure to the benefit of said Assignee, its successors, assigns and other legal representatives, and shall be binding upon the Assignor, its successors, assigns and other legal representatives.

4. Said Assignor hereby warrants and represents that the Assignor has not entered and will not enter into any assignment, contract, or understanding in conflict herewith.

5. Said Assignor hereby requests that any Patent(s) issuing in the United States, foreign countries, or under any international convention, agreement, protocol, or treaty, be issued in the name of the Assignee, or its successors and assigns, for the sole use of said Assignee, its successors, legal representatives and assigns.

6. This instrument will be interpreted and construed in accordance with the laws of the State of California, without regard to conflict of law principles. If any provision of this instrument is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law. This instrument may be executed in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement.

IN WITNESS WHEREOF, said Assignor has executed and delivered this instrument to said Assignee as of the date written below.

ASSIGNOR

Date:		By:
Name:
Title:

RECEIVED AND AGREED TO BY ASSIGNEE:

Date:		By:
Name:
Title:

Exhibit A

EXHIBIT 1.59(d)

RETAINED CONTRACTS

•	Amended and Restated Exclusive License Agreement The Board of Trustees of the Leland Stanford Junior University and Company dated January 27, 2014

•	Notice of Award from National Heart, Lung, and Blood Institute to Company dated August 7, 2013, revised March 4, 2014

•	Institutional Review Board Authorization Agreement between Western Institutional Review Boards and Company dated December 11, 2013

•	Agreement for Inter-Institutional Transfer of Human Tissue Samples between The Board of Trustees of the Leland Stanford Junior University and Company dated March 22, 2011

•	Material Transfer Agreement (Assurance Form) for Human Cell Lines, Somatic Cell Hybrids, and DNA Samples between the Coriell Institute for Medical Research and Company dated January 29, 2014

•	Agreement for Transfer of Human Tissue Samples between The Board of Trustees of the Leland Stanford Junior University and Company dated January 29, 2014

•	Agreement for Transfer of Human Tissue Samples between The Board of Trustees of the Leland Stanford Junior University and Company dated December 7, 2013

•	Material Transfer Agreement between Company and Emory University dated June 25, 2012

•	Contract for Custom Wordpress Website Development between Company and bkmacdaddy designs dated August 1, 2012

•	Work Order Number Immu-Alpha-01 between Compassites Software Solutions Pvt Ltd and Company dated May 28, 2011

•	Nondisclosure Agreement between Company and Cloudera dated February 22, 2013

•	Quote for Services letter from Company to University of Texas at Austin dated September 20, 2012

•	Scientific Collaboration Agreement between Company and Fluidigm Corporation dated February 25, 2011, as amended February 22, 2012

•	Sponsored Research Agreement between Molecular Medicine Research Institute and Company dated April 18, 2011, as amended June 1, 2011, June 20, 2011, December 1, 2011, February 1, 2012, February 1, 2012, June 25, 2012, December 1, 2012, and January 1, 2013

•	Agreement for Services Related to Blood Components for In-Vitro Investigational Use between Company and Stanford Blood Center dated February 3, 2014

•	Agreement for Services Related to Blood Components for In-Vitro Investigational Use between Company and Stanford Blood Center dated July 21, 2011

•	Customer Service Agreement between Company and TriNet HR Corporation dated May 16, 2011, as amended May 10, 2011 and TriNet Services Requisition Form between Company and TriNet HR Corporation dated August 30, 2013

•	Each Retained CDA

EXHIBIT 1.59(e)

RETAINED TANGIBLE ASSERTS

SpeedVac

Biosafety Hood

EXHIBIT 1.75

TRANSFERRED CONTRACTS

•	Laboratory Services Agreement between Company and Genentech, Inc. dated November 28, 2011

•	Agreement for Transfer of Human Tissue Samples between The Board of Trustees of the Leland Stanford Junior University and Company dated September 20, 2011

•	Option Agreement between The Board of Trustees of the Leland Stanford Junior University and Company dated December 15, 2010

•	Engagement Letter between Teknos Associates LLC and Company dated April 28, 2014

•	Consulting Agreement between Company and Scott Boyd, Ph.D. dated October 1, 2011

•	Advisory Board Agreement between Company and Ramy A. Arnaout dated April 1, 2011.

•	Advisory Board Agreement between Company and Jenny Jiang dated March 1, 2012.

•	Advisory Board Agreement between Company and Mark Davis, Ph.D. dated March 1, 2012.

•	Advisory Board Agreement between Company and Daniel Fisher, dated November 1, 2010.

•	Advisory Board Agreement between Company and William F. Burkholder, dated April 1, 2012.

•	Sub-lease Agreement by and between the Company and Cellular Research, Inc. dated January 15, 2013

EXHIBIT 1.79

TRANSFERRED OTHER INTANGIBLES

•	$ (Cash Payment Amount)

•	The proprietary IR software has several modules names including but not limited to: mergill, prepillrun, fdist, vdjcdr3tosql, clusterlineages, lineagetosql

•	An SQL database of all sample names, and relevant scientific data

•	A dropbox account containing the company files

•	software for visualizing sequencing and clustering results for non-transplant samples

•	Software algorithm for combining genotype and sequence data to determine the fraction of donor-derived cell-free DNA

EXHIBIT 1.80

TRANSFERRED PATENT RIGHTS

Immumetrix Patent List

Case Type	Country	Application Number	Filing Date	Publication Number	Pub. Date	Title	Inventor	Status
PRO	United States of America	61/554,086	11/01/11			METHODS OF MONITORING THE IMMUNE SYSTEM AND RESPONSE TO TREATMENT VIA THE DETECTION OF CELL-FREE NUCLEIC ACIDS	SELIGSON, DAN	Converted to PCT/US2012/056416

PCT	Australia	2012312353	09/20/12			COMPOSITIONS AND METHODS FOR ANALYZING HETEROGENEOUS SAMPLES	SELIGSON, DAN; SNYDER, THOMAS	Pending

PCT	Canada	2849771	09/20/12			COMPOSITIONS AND METHODS FOR ANALYZING HETEROGENEOUS SAMPLES	SELIGSON, DAN; SNYDER, THOMAS	Pending

PCT	European Patent Convention	12834150.0	09/20/12			COMPOSITIONS AND METHODS FOR ANALYZING HETEROGENEOUS SAMPLES	SELIGSON, DAN; SNYDER, THOMAS	Pending

ORD	Patent Cooperation Treaty	PCT/US2012/05 6416	09/20/12	2013/043922	03/28/13	COMPOSITIONS AND METHODS FOR ANALYZING HETEROGENEOUS SAMPLES	SELIGSON, DAN; SNYDER, THOMAS	Pending, 30-month done

PRO	United States of America	61/537,875	09/22/11			GENETIC SCREENING BY LONG-READ SEQUENCING ANALYSIS	SELIGSON, DAN	Converted to PCT/US2012/056416

PRO	United States of America	61/608,442	03/08/12			GENETIC SCREENING BY LONG-READ SEQUENCING ANALYSIS	SELIGSON, DAN	Converted to PCT/US2012/056416

PCT	United States of America	14/346,293	03/20/14			COMPOSITIONS AND METHODS FOR ANALYZING HETEROGENEOUS SAMPLES	SELIGSON, DAN; SNYDER, THOMAS	Pending

Case Type	Country	Application Number	Filing Date	Publication Number	Pub. Date	Title	Inventor	Status
PCT	Australia		09/24/12			DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	Pending

PCT	Canada		09/24/12			DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	Pending

PCT	China (People’s Republic)		09/24/12			DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	Pending

PCT	European Patent Convention	12778840.4				DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	Pending

PCT	Japan		09/24/12			DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	Pending

ORD	Patent Cooperation Treaty	PCT/US2012/056911	09/24/12	13/044234	03/28/13	DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	National

ORD	United States of America	13/625645	09/24/12	2013-0078633	03/28/13	DETECTION OF ISOTYPE PROFILES AS SIGNATURES FOR DISEASE	HUTCHINS, M.; SELIGSON, DAN	Published

ORD	Patent Cooperation Treaty	PCT/US2014/029241	03/14/14			METHODS OF SEQUENCING THE IMMUNE REPERTOIRE	FAN, C.; HUTCHINS, E.	Pending

ORD	Patent Cooperation Treaty	PCT/US2014/029393	03/14/14			METHODS AND COMPOSITIONS FOR TAGGING AND ANALYZING SAMPLES	FAN, C.; HUTCHINS, E.	Pending

Invention Disclosures

•	Invention Disclosure describing invention titled “Absolute Quantitation and Sample Processing Quality Control Using Barcoded DNA Oligos” dated April 22, 2014 with John F. Beausang and Rene Sit listed as inventors

•	Invention Disclosure describing invention titled “Absolute Quantitation by Sequencing of Donor DNA in Organ Transplant Recipients” with Thomas Snyder listed as inventor

•	Invention Disclosure describing invention titled “The Use of Convergent Antibody Evolution as a means to detect the onset of disease” with Daniel Seligson listed as inventor

•	Invention Disclosure describing invention titled “Differential Diagnosis of the Origin of Graft Injury using Size Profiling of Donor DNA Molecules” with Thomas Snyder listed as inventor

•	Invention Disclosure describing invention titled “Improved Absolute Quantitation and Sample Processing Quality Control Using Barcoded DNA Oligos” dated May 15, 2014 with John F. Beausang listed as inventor

EXHIBIT 2.2(c)

MIXED CONTRACTS

•	Agreement for Inter-Institutional Transfer of Human Tissue Samples between The Board of Trustees of the Leland Stanford Junior University and Company dated March 22, 2011

•	Agreement for Transfer of Human Tissue Samples between The Board of Trustees of the Leland Stanford Junior University and Company dated December 7, 2013

•	Material Transfer Agreement (Assurance Form) for Human Cell Lines, Somatic Cell Hybrids, and DNA Samples between the Coriell Institute for Medical Research and Company dated January 29, 2014

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), is made as of May     , 2014 (the “Effective Date”), by and between ImmuMetrix, Inc., a Delaware corporation (“Company”) having its principal offices at 3183 Porter Drive, Palo Alto, CA 94304, and [NEWCO], a corporation organized under the laws of Delaware (“Newco”) having its principal offices at                     .

BACKGROUND

WHEREAS, Company has rights to certain Stanford Patents (as defined below).

WHEREAS, Newco desires to obtain a license under the Stanford Patents in the Territory in the Newco Field (as defined below), and Company desires to grant such license, all on the terms and conditions herein.

NOW, THEREFORE, Company and Newco agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

1.1 “Affiliates” means, with respect to any person, another person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person. “Control” means, as to any Person, beneficial ownership, direct or indirect, of at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), and the terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings.

1.2 “Defined Organ Transplant Field” means the use of cell-free DNA detection or immune repertoire profiling to diagnose and clinically manage solid organ and bone marrow human transplant recipients, excluding the detection, diagnosis or clinical management of cancer, or conditions that are a precursor to cancer. In all cases, the measurement of the level, cell-free DNA size distribution, or other test parameters to assess cell-free DNA and immune repertoire profiling shall be applied uniquely to transplant recipients or pre-transplant patients who are on a designated transplant waiting list, and shall include, but not be limited to, surveillance for acute rejection, chronic rejection, allograft vasculopathy, immunosuppression optimization, organ toxicity, overall immune status in relation to infectious disease signature and organ damage due to infection.

1.3 “HHMI” means the Howard Hughes Medical Institute, and any successors-in-interest.

1.4 “Licensed Product” means a product or part of a product, the making, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a Valid Claim of a Stanford Patent. For clarity, discovery or development of a product using Stanford Patents or technology or rights licensed hereunder does not cause such product to be a Licensed Product.

1.5 “Net Sales” means all gross revenue derived through Newco or sublicensees from sales of Licensed Product. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately billed):

1.5.1 import, export, excise and sales taxes, and custom duties;

1.5.2 costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

1.5.3 costs of installation at the place of use; and credit for returns, allowances, or trades.

1.6 “Newco Field” means (i) the detection, diagnosis or clinical management of cancer, or conditions that are a precursor to cancer and all other applications and purposes outside the Defined Organ Transplant Field and (ii) products that are used outside the Defined Organ Transplant Field but also have utility within the Defined Organ Transplant Field (such as a diagnostic for infectious disease intended for a broader patient population but which is useful also for transplant recipients). For avoidance of doubt, the Newco Field does not include products for assessing whether a solid organ transplant or bone marrow transplant is or will be rejected.

1.7 “Stanford” means the Board of Trustees of the Leland Stanford Junior University, and any successors-in-interest.

1.8 “Stanford License” means the Amended and Restated Exclusive Agreement between Company and Stanford relating to the Stanford Patents, dated as of January 27th, 2014, a copy of which is attached hereto as Exhibit 1.

1.9 “Stanford Patent(s)” means any domestic or foreign patent application or patent that claims priority to, or common priority with, any application listed in Appendix C of the Stanford License. Any claim of an unexpired Stanford Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. “Stanford Patent” excludes any continuation-in-part (CIP) patent application or patent.

1.10 “Stanford Technology” means the information or materials listed in Appendix D of the Stanford License, that has been or will be provided by Stanford to Company. Technology may or may not be confidential in nature.

1.11 “Territory” means the entire world.

1.12 “Valid Claim” means a claim contained in an issued and unexpired patent or a pending patent application which has not been held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise. Notwithstanding the foregoing, if a claim of a pending patent application within the Stanford Patents has not issued as a claim of an issued patent within the Stanford Patents, within five (5) years after the filing date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement.

ARTICLE 2

LICENSE

2.1 License. Subject to the terms and conditions set forth in this Agreement, Company hereby grants to Newco: (a) a sublicense under the Stanford Patents in the Newco Field to make, have made, use, import, offer to sell and sell Licensed Products in the Territory and (b) a sublicense under Company’s nonexclusive interest in the Stanford Technology in the Newco Field to research, develop, make, have made, use, import, offer to sell and sell Licensed Product and otherwise exploit Stanford Technology in the Territory. The sublicenses granted here are exclusive for (i) the detection, diagnosis or clinical management of cancer, or conditions that are a precursor to cancer, and (ii) all applications and purposes outside the Defined Organ Transplant Field, and are non-exclusive as to clause (ii) of the Newco Field. For clarity, Newco acknowledges that Company’s license to the Stanford Technology is non-exclusive and that accordingly, that (A) the exclusivity granted to Newco under subsection (b) above is limited to the non-exclusive interest in the Technology conveyed to Company under the Stanford License, and (B) that Stanford retained the right to grant additional licenses under the Stanford Technology to third parties. The non-exclusive rights retained by Company with respect to applications and purposes covered under clause (ii) of the Newco Field shall be subject to the limitations set in Section 2.3(b) of the Asset Transfer Agreement between the parties entered into together with this Agreement, except that “Licensed Product” shall mean as defined in this Agreement.

2.2 Sublicenses. Newco shall have the right to grant and authorize further sublicenses under Stanford Patents and Stanford Technology, subject to its compliance with its obligations to Stanford set forth in Exhibit 2, subsection (b).

2.3 Certain Additional Terms for the Benefit of Stanford. Newco agrees to be bound for the benefit of Stanford and HHMI (as applicable) by the provisions set forth in Exhibit 2. It is acknowledged and agreed that the provisions set forth in Exhibit 2 are for the exclusive benefit of Stanford and, as applicable, HHMI. It is further agreed that Stanford and HHMI as the sole intended beneficiaries of such provisions, shall have the sole and exclusive right to enforce such provisions.

2.4 No Implied Licenses. Nothing herein shall be construed as granting Newco, by implication, estoppel or otherwise, any license or other right to any intellectual property of Company other than the Stanford Patents or to grant to Newco any right or license other than those expressly granted herein.

2.5 Maintenance of the Stanford License. Company shall comply with all of its obligations under the Stanford License and will not terminate the Stanford License or amend the Stanford License in any manner which diminishes the rights of Newco or increases any obligations of Newco with respect to the Licensed Rights (“Detriment”) without the consent of Newco. In the event that Company amends the Stanford License to obtain more favorable terms from Stanford (e.g., negotiates a lower royalty rate or a higher third party royalty offset) Company will extend such benefits to Newco and this Agreement shall be amended to reflect such more favorable terms. In addition, Company will notify Newco promptly, if Company and/or any of its Affiliates receives notice, whether or not there is a cure period, from Stanford that Company and/or any of its Affiliates is in material breach of the Stanford License, and/or notice from Stanford which purports to terminate the Stanford License or modify the Stanford License in a manner that would cause a Detriment. Company will and will cause its Affiliates to take prompt and commercially reasonable steps to cure any such breach. Company acknowledges that any breach of the Stanford License by Company and/or its Affiliates may result in irreparable damage to Newco and will entitle Newco to seek, in addition to any other right or remedy it may be entitled to, specific performance or other equitable remedies without the posting of any bond or other security.

2.6 Immune Repertoire Rights. The Parties acknowledge that, prior to the Effective Date, Newco has engaged in discussions with Stanford regarding:

(a) a license to certain immune repertoire patents formerly subject to that certain option agreement entered into by Company and Stanford, effective December 15, 2010 and now lapsed (the “Additional IR Patents,” and “Option Agreement,” respectively); and

(b) a license to newly filed patent application filed with respect to the inventions disclosed in Stanford invention disclosure S09-367B (the “Stanford Patent Application”).

In the event Newco is successful in obtaining a license to the Additional IR Patents and/or the Stanford Patent Application, Newco shall, to the extent the field of use of such license includes the Defined Organ Transplant Field, grant to Company a sublicense under such patents for purposes of developing, manufacturing and commercializing Licensed Products in the Defined Organ Transplant Field. Such sublicense would be exclusive subject to Newco’s limited rights in the Defined Organ Transplant Field under clause (ii) of the Newco Field, as to which the sublicence would be non-exclusive. All other terms of such sublicense shall be substantially identical to the terms of this Agreement, which shall apply reciprocally, mutatis mutandis. In the event Newco does not obtain such a license within 7.5 months, Company may seek a direct license to such patent rights from Stanford for the Defined Organ Transplant Field, and agrees not to seek such a license prior to such time. Company covenants that in the event that it exercises its right to seek a direct license to such patent rights from Stanford as permitted under this Section 2.6, unless otherwise agreed by Newco in writing, Company (i) will limit the field of its license from Stanford to the Defined Organ Transplant Field, (ii) will limit its license to the matters covered under clause (ii) of the Newco Field a non-exclusive license or co-exclusive with Newco.

ARTICLE 3

PAYMENTS

3.1 Milestones: To the extent Newco’s exercise of the sublicenses granted to it under Section 2.1 above triggers a payment obligation under Section 7.3 (Milestone Payments) of the Stanford Agreement, Newco agrees to pay such milestone payment to Stanford.

3.2 Royalties. Newco will pay to Company earned royalties (Y%) on Net Sales as follows (which amount is intended to be limited to a pass-through of the royalty obligations owing to Stanford):

3.2.1 Newco or its sublicensee will pay Company a 3% royalty on Net Sales of each Licensed Product sold.

3.2.2 Earned royalties paid to third parties will offset earned royalties payable to Company under Section 3.2.1 above at a rate 0.25% for each 1% that Newco pays to third parties provided that the third party technology for which Newco pays earned royalties is reasonably useful and the earned royalty rate Newco pays them is commercially reasonable for the type of technology and such license is reasonably useful to make, use and sell the Licensed Product, licensed hereunder. In no event shall the royalty payable to Company under Section 3.2.1 above be reduced by more than 50%.

3.2.3 In the event that a Licensed Product is sold in combination with one or more other products or components for which no royalty would be due hereunder if sold separately (“Other Product(s)”), Net Sales from such sales shall be calculated by multiplying the net selling price of the combination product by the fraction A/(A + B), where A is the average gross selling price during the applicable calendar quarter of the Licensed Product sold separately and B is the average gross selling price during the applicable calendar quarter of the Other Product(s). In the event that separate sales of the Licensed Product and/or of the Other Product(s) were not made during the applicable calendar quarter, then the Net Sales on the combination product shall be as reasonably as mutually agreed upon by Company and Newco in good faith, between such Licensed Product and such Other Product(s), based upon their relative importance and proprietary protection. In the event that Company (or Stanford) reasonably believes that the average gross selling price during the applicable calendar quarter of the Licensed Product sold separately and the Other Product(s) sold separately do not accurately reflect the relative importance and proprietary protection of the Licensed Product and such Other Product(s) for the purposes of determining Net Sales of a combination product, Company may provide Newco notice thereof and the parties thereafter shall reasonably discuss and agree in good faith upon an alternative allocation with respect thereto.

3.2.4 For clarity, Newco’s right to offset earned royalties for third party technology as set forth above shall not apply with respect to third party technology reasonably useful to make, use and sell a Licensed Product that is a combination product for which Net Sales is calculated as set forth in the preceding paragraph to the extent such third party technology is only useful for the making, using or selling the Other Product(s) in such combination product separately

3.3 Obligation to Pay Royalties. A royalty is due Company under this Agreement for any activity conducted under the licenses granted. For convenience’s sake, the amount of that royalty is calculated using Net Sales. Nonetheless, if certain Licensed Products are made, used, imported, or offered for sale before the date this Agreement terminates, and those Licensed Products are sold after the termination date, Newco will pay Company an earned royalty for its exercise of rights based on the Net Sales of those Licensed Products.

3.4 Currency Conversion. Newco will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Newco will make royalty payments to Company in U.S. Dollars.

3.5 Non-U. S. Taxes. Newco will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Company.

3.6 Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus 200 basis points or (b) the maximum rate permitted by law.

ARTICLE 4

ROYALTY REPORTS; PAYMENTS; ACCOUNTING

4.1 Royalty Payment and Report. Beginning with the first sale of a Licensed Product by Newco or a sublicensee, Newco will submit to Company a written report (even if there are no sales) and an earned royalty payment within 30 days after the end of each calendar quarter. This report will be in the form of Appendix B of the Stanford License and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter. The report will include an overview of the process and documents relied upon to permit Company to understand how the earned royalties are calculated. With each report Newco will include any earned royalty payment due Company for the completed calendar quarter (as calculated under Section 3.2).

4.2 Termination Report. Newco will pay to Company all applicable royalties and submit to Company a written report within 90 days after the license terminates. Newco will continue to submit earned royalty payments and reports to Company after the license terminates, until all Licensed Products made or imported under the license have been sold.

4.3 Accounting. Newco agrees to keep and maintain records for a period of three (3) years showing the manufacture; sale, use, and other disposition of products or processes sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers and related information in sufficient detail to enable the royalties payable hereunder by Newco to be determined. Newco further agrees to permit its books and records to be examined by Company and/or its designee from time to time to the extent necessary to verify reports provided for in Section 4.1. Such examination is to be made by Company or its designees, at the expense of Company, except in the event that the results of the audit reveal an underreporting of royalties due Company of five percent (5%) or more in any calendar year, then the audit costs shall be paid by Newco.

4.4 Progress Report. Upon the request of Company, on or before August 1 of each year, Newco shall make a written annual report to Company covering the preceding year ending June 30, regarding the activities of Newco in commercializing the Stanford Patents.

ARTICLE 5

PAYENT PROSECUTION AND ENFORCEMENT

5.1 Patent Prosecution and Maintenance. Stanford will be responsible for preparing, filing, and prosecuting broad patent claims (including any interference or reexamination actions) for Stanford’s benefit in the Territory and for maintaining all Stanford Patents. Company shall: (a) keep Newco reasonably informed with respect to Stanford’s prosecution and maintenance of all Stanford Patents with relevance to the Newco Field, and shall at a minimum provide Newco with semi-annual written reports with respect to the same; (b) furnish to Newco copies of all communications received from Stanford and Stanford’s patent counsel with respect to the preparation, filing and prosecution of patent applications with claims relevant to the Newco Field including copies of all material documents filed with or received from any patent office after the Effective Date relating to the same that are provided to Company by Stanford or Stanford’s patent counsel; (c) allow Newco a reasonable opportunity to comment on substantive actions being considered by Stanford and/or Company in connection with prosecuting claims of Stanford Patents with relevance to the Newco Field and (d) reasonably considering and relaying to Stanford any comments provided by Newco with respect to the actions described in (c) above.

5.2 Patent Enforcement.

5.2.1 If either party, directly or through an Affiliate or sublicensee (or in the case of Company, through Stanford), learns of any actual or possible, direct or indirect, infringement of the Stanford Patents by another person or entity by the manufacture, sale, import, use or other exploitation of a product or service in the Newco Field (a “Competing Product Infringement”), it shall promptly provide written notice to the other party of such Competing Product Infringement and shall promptly supply such other party with all evidence it possesses pertaining to such Competing Product Infringement.

5.2.2 As between Newco and Company, Newco (directly or through its designee) shall have the sole right, but not the obligation, to seek to abate any Competing Product Infringement or to file suit against an infringing person or entity with respect to such Competing Product Infringement (each, an “Competing Product Infringement Action”). In the event Newco exercises it right to initiate a Competing Product Infringement Action, it will so notify Company and Company will in turn notify Stanford in writing of its appointment of Newco (or Newco’s specified designee) as Company’s designee in connection with such action. Newco shall keep Company reasonably informed of the progress of any such Competing Product Infringement Action. Company shall cooperate fully with Newco, including, either as required by law or at the request of Newco, by joining as a nominal party, cooperating with Stanford to enable Newco (and its designee(s)) to exercise such rights) and executing such documents as may reasonably be required for such Competing Product Infringement Action, all at the expense of Newco. In the event that Newco desires or is required to join Stanford as a party in a Competing Product Infringement Action, such joinder will be in accordance with the terms and conditions described in Section 14.4 of the Stanford License.

5.2.3 If Newco does not initiate a Competing Product Infringement Action within 120 days of a request by Stanford to do so (which request may be made directly to Newco or relayed through Company), it is understood that Stanford may institute and prosecute a Competing Product Infringement Action so long as it conforms with the requirements of Section 14.6 of the Stanford License.

5.2.4 Any recovery (whether by settlement or otherwise) obtained as a result of a Competing Product Infringement Action shall be shared as follows:

(a) Company, if joined or cooperating in such action, shall first be entitled to recover its out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action; and

(b) any remainder of recovery shall be retained by the Newco.

5.2.5 The non-controlling party shall, at the reasonable request and expense of the party controlling any enforcement or declaratory action under this Section 5.2, fully cooperate with the controlling party, including making available relevant records, papers, information, samples, specimens, and the like. The party controlling the enforcement shall keep the non-controlling party reasonably informed of the progress of such action, and the non-controlling party shall have the right to participate in such enforcement or declaratory action with counsel of its own choice at its own expense.

5.3 Subordination to Stanford License. The obligations of Company and the rights of Newco under Sections 5.2 and 5.3 shall be subject to and limited by terms of Article 14 of the Stanford License. To the extent Company has the right to do so under the terms of Article 14 of the Stanford License, Company shall cooperate with Newco to prosecute and enforce such Stanford Patents in the same manner as set forth in Sections 5.2 and 5.3 above. Withouth limiting the foregoing, Company agrees to take such steps as are reasonably requested by Newco to extend to Newco the rights and benefits provided to Company under Article 14 of the Stanford License, including by taking reasonable measures to ensure that Stanford will diligently pursue any action initiated by Stanford and keeping Newco reasonably apprised of all developments in the suit, seeking Newco’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of a Stanford Patent, ensuring that Stanford does not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Newco’s interests without Newco’s prior written consent, and otherwise enabling Newco to exercise Company’s rights under Article of the Stanford License for the benefit of Newco hereunder.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Company. Company represents and warrants to Newco that it has the right to grant Newco the rights granted hereunder.

6.2 Disclaimer. Except as set forth in Section 6.1 above, NEITHER COMPANY NOR STANFORD MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND UNDER THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION (a) NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (b) NOR THAT THE USE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS (c) NOR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

ARTICLE 7

TERM AND TERMINATION

7.1 Term. The term of this Agreement shall commence on the Effective Date, and unless earlier terminated as provided in this Article 7, shall continue in full force and effect until expiration, revocation or invalidation of the last patent or the abandonment of the last application within the Stanford Patents, provided that Newco’s license under the Technology set forth in Section 2.1(b) shall survive such expiration with respect to Technology in Newco’s possession.

7.2 Termination for Convenience. Newco may terminate this Agreement on a country by country basis for its convenience upon thirty (30) days written notice.

7.3 Termination for Cause. Company may terminate this Agreement if Newco (a) is in default in payment of royalty or providing of reports; or (b) is in material breach of any material provision hereof; or (c) provides any knowingly false report; and Newco fails to remedy any such default, breach, or false report within sixty (60) days after written notice thereof by Company. Notwithstanding the foregoing, if Newco disputes any such default or breach in writing within such 60-day period, Company shall not have the right to terminate this Agreement unless and until the arbitrator determines in a written decision delivered to the parties under Section 8.5 below, that such default or breach occurred, and Newco fails to cure such default or breach within 60 days after such determination. Each party shall use reasonable efforts to conclude such arbitration within sixty (60) days of the initiation of such arbitration.

7.4 Effects of Termination. Upon termination of this Agreement Newco shall be entitled to sell any completed inventory of a Licensed Product(s) covered by this Agreement which remains on hand as of the date of the termination, so long as Newco pays to Company the royalties applicable to said subsequent sales in accordance with the same terms and condition’s as set forth in this Agreement.

7.5 Survival. Surviving any termination of this Agreement are (a) Newco’s obligation to pay royalties accrued prior to termination or accruable under Section 7.4; (b) any cause of action or claim of either Party, accrued or to accrue, because of any breach or default by the other party prior to termination; (c) the provisions of Articles 5 and 6, and (d) any sublicense granted hereunder, provided that the sublicensee agrees in writing to be bound by the applicable terms of this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 Cooperation With Respect to Stanford Agreement. Company agrees to cooperate with Newco as reasonably requested in writing by Newco, to extend and make available to Newco any rights and/or benefits available under the Stanford License, to the extent applicable to the rights granted to Newco hereunder. Without limiting the foregoing, Company shall keep Newco informed as to Company’ communications with Stanford that may affect Newco’s rights or obligations hereunder, and to the extent that Newco obtains Stanford’s agreement to modify, amend, or otherwise alter or waive any performance, obligation, or provision of the Stanford License as it applies to Newco, Company agrees to take such actions and execute such documents as Newco may reasonably request in writing to effect the same.

8.2 Assignment. This Agreement shall not be assignable by either Party without prior written consent of the other Party except that either Party without the consent of the other Party may assign this Agreement to an Affiliate or to a successor in interest of all or substantially all of the portion of the business to which this Agreement relates. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of either Party. Any such successor or assignee of a party’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party.

8.3 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, Federal Express or other international business delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address set forth below, unless such address is changed by notice to the other Parties hereto:

If to Newco:

Fax:

Attention:

If to Company:

Company

Fax:

Attention:

8.4 Waiver. None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

8.5 Governing Law. This Agreement shall be governed by the laws of the State of California applicable to agreements negotiated, executed and performed wholly within California.

8.6 Arbitration. Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by Newco and Company within thirty (30) days of such arbitration request. Judgment upon the award rendered by the arbitrator shall be final and non-appealable and may be entered in any court having jurisdiction thereof. The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court. The Arbitrator may limit the scope, time and/or issues involved in discovery. The place of arbitration shall be Palo Alto, California.

8.7 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

8.8 Confidential Terms. Each of the parties hereto agrees not to disclose to any third party the financial terms of this Agreement without the prior written consent of the other party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.

8.9 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. In addition, Newco agrees that Stanford shall not be liable for any indirect, special, consequential or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise, arising from this Agreement. Stanford shall not have any responsibilities or liabilities whatsoever with respect to Licensed Product(s).

8.10 Entire Agreement; Modification. This Agreement together with the Exhibit hereto sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties.

8.11 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, Company and Newco have executed this Agreement by their respective duly authorized representatives.

[IMMUMETRIX]		[NEWCO]

By		By

	[Title]		[Title]

Exhibit 1

Stanford License

Exhibit 2

Certain Provisions for the Benefit of Stanford

1.	General.

(a) Newco acknowledges that the sublicenses granted by Company in Section 2.1 of this Agreement are subject to the Stanford Agreement and the terms and conditions of 35 U.S.C. §§ 200 through 204. Further, Newco, in its capacity as a sublicensee under the Stanford License, specifically agrees to comply with applicable United States laws and regulations controlling the export of licensed commodities and technical data pursuant to Article 11 of the Stanford License.

(b) Newco shall not pay royalties due under this Agreement to an escrow or other similar account.

(c) Newco agrees that the following provisions of the copy of Stanford License attached to this Agreement as Exhibit 1 are hereby expressly incorporated by reference into this Agreement: Articles 8, 9, 12 and Sections 4.5 and 19.4; except that for such purposes: (a) each reference to “ImmuMetrix” in such provisions (other than in the first sentence of Section 9.1) shall be deemed to be replaced by “Newco;” (b) any reference to “a party” or “the parties” in such provisions shall be deemed to include Newco; (c) each reference to “this Agreement” shall be deemed mean either the Stanford License or this Agreement; (d) references to “Stanford” in Sections 8.1, 8.3, 8.4, and 8.7 shall be deemed to be replaced by “ImmuMetrix;” and (e) in Section 4.5: (i) each reference to “sublicensee” in such provisions shall be deemed to be replaced by “Newco;” and (ii) each reference to a “Licensed Patent” or “Licensed Patents” shall be deemed to mean a “Stanford Patent(s)” (as defined in Section 1.11 of the body of this Agreement).

(d) In the event the Stanford Agreement is terminated, all obligations herein to Company shall be transferred to Stanford or its designee, including the payment of all royalties specified in Article 3 below.

(e) Newco acknowledges that Stanford retains the right, on behalf of itself and all other non-profit academic research institutions, to practice the Stanford Patents and use the Stanford Technology for any non-profit purpose, including sponsored research and collaborations. Newco further acknowledges that neither Newco nor ImmuMetrix, notwithstanding any other provision of this Agreement, shall have the right to enforce the Stanford Patents against any such institution. Stanford and any such other institution have the right to publish any information included in the Stanford Technology or a Stanford Patent. Newco further acknowledges that HHMI has retained an irrevocable, perpetual, worldwide, royalty-free, nonexclusive, nontransferable license to the Stanford Patents and Stanford Technology.

2.	Granting of further sublicenses.

(a) Newco may only grant further sublicenses if, at the time of such grant, Company, Newco, or one or more of their respective sublicensees are then developing or selling Licensed Products.

(b) Newco will submit to Stanford a copy of each sublicense that it grants, any subsequent amendments and all copies of sublicensees’ royalty reports. Beginning with the first sublicense, the Chief Financial Officer or equivalent will certify annually regarding the name and number of sublicensees

(c) Any such further sublicenses, to the extent granting to the further sublicensee any exclusivity under the rights sublicensed to Newco hereunder, must include diligence requirements commensurate with the diligence requirements of Appendix A of the Stanford License.

(d) Any further sublicense granted under this Agreement:

(i) is subject to this Agreement;

(ii) will prohibit sublicensee from paying royalties to an escrow or other similar account; and

(iii) will expressly include the provisions of Articles 8, 9, 12, and Section 19.4 of the Stanford License for the benefit of Stanford and/or HHMI, as the case may be.

3.	Indemnity and Insurance.

(a) Definitions.

(i) “HHMI Indemnitees” means HHMI and its trustees, officers, employees, and agents.

(ii) “Stanford Indemnitees” means Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, and agents.

(b) Indemnity.

(i) Newco will indemnify, hold harmless, and defend all Stanford Indemnitees against any claim of any kind arising out of or related to the exercise of any licenses granted to Newco under this Agreement or the breach of this Agreement by Newco.

(ii) HHMI Indemnitees will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Newco from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

(c) No Indirect Liability. Stanford is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement or the Stanford Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

(d) Workers’ Compensation. Newco will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

(e) Insurance. Upon the first use of Licensed Products with human samples by or under the authority of Newco, including but not limited to testing or clinical trials but excluding tests with human tissues obtained from tissue banks or discarded human tissues under an IRB approved study, Newco will maintain Comprehensive General Liability Insurance, including Product Liability insurance, with a reputable and financially secure insurance carrier to cover the activities of Newco and its sublicensees. The insurance will provide minimum limits of liability of $2,000,000 and will include all Stanford Indemnitees and HHMI Indemnitees as additional insureds. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within 15 days after Stanford’s request and after the first such use of Licensed Products with human samples as described above, Newco will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Newco will provide to Stanford 30 days prior written notice of cancellation or material change to this insurance coverage. Newco will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Newco will be primary coverage; insurance of the Stanford Indemnitees and the HHMI Indemnitees will be excess and noncontributory.

LETTER OF TRANSMITTAL

For Use in Surrendering

Certificates Representing or Formerly Representing

Shares of Capital Stock of

IMMUMETRIX, INC.

in connection with its acquisition by

CAREDX, INC.

This LETTER OF TRANSMITTAL is being delivered to you in connection with the merger (the “Merger”) of Monitor Acquisition Corporation (“Sub”), a wholly-owned subsidiary of CareDx, Inc. (“CareDx”), with and into ImmuMetrix, Inc. (“ImmuMetrix”), pursuant to the Agreement and Plan of Merger, dated as of May 17, 2014, by and among Sub, CareDx, ImmuMetrix and Mattias Westman, as Holders’ Agent (the “Merger Agreement”). Pursuant to the Merger Agreement, each outstanding share of ImmuMetrix Common Stock and each outstanding share of ImmuMetrix Preferred Stock will be converted into the right to receive shares of CareDx Series G Preferred Stock (“CareDx Series G Preferred Stock”), as calculated by and subject to the terms and conditions set forth in the Merger Agreement and summarized below (the “Merger Consideration”), and further subject to the retention of CareDx Series G Preferred Stock to be held by in escrow by CareDx pursuant to the Merger Agreement.

In accordance with the terms of the Merger Agreement, I, the undersigned, hereby deliver this Letter of Transmittal and surrender the original stock certificate(s) listed below representing the number of shares of ImmuMetrix capital stock set forth opposite each such stock certificate in exchange for the payment of the Merger Consideration. I hereby direct that this Letter of Transmittal and the enclosed original stock certificate(s) be delivered to CareDx for its benefit and may be relied upon by CareDx and its agents and representatives.

If your ImmuMetrix stock certificate has been lost, stolen or destroyed, please check the box below and see Instruction 6 to this Letter of Transmittal. Otherwise complete Box A below.

☐	Check here if your ImmuMetrix stock certificate has been lost, stolen or destroyed. Fill out the remainder of this Letter of Transmittal and indicate here the number of shares of ImmuMetrix Common Stock represented by any such lost, stolen or destroyed certificate: (number of shares).

BOX A: DESCRIPTION OF IMMUMETRIX STOCK CERTIFICATE(S) ENCLOSED (Attach additional sheets if necessary) See Instructions.
Name(s) and Address of Registered ImmuMetrix Stockholder(s) (Please fill in exactly as name(s) appear(s) on Certificate(s)) (Please print)*	Certificates Enclosed
	Certificate Number(s)	Number of Shares of Capital Stock Represented by Certificate (indicating class and series)

*	Only ImmuMetrix stock certificates registered in a single form may be deposited with this Letter of Transmittal. If ImmuMetrix stock certificates are registered in different forms (e.g., John R. Doe and J.R. Doe), it will be necessary to fill in, sign and submit as many separate Letters of Transmittal as there are different registrations of ImmuMetrix stock certificates. Additional copies of this Letter of Transmittal may be obtained from CareDx, Inc. at the address or telephone number provided at the end of this letter.

Ladies and Gentlemen:

In connection with the Merger, and pursuant to the Merger Agreement, I hereby submit and surrender to you for cancellation and exchange certificates representing the shares of ImmuMetrix Common Stock or ImmuMetrix Preferred Stock, as applicable, listed above in Box A (“ImmuMetrix Certificates”) in exchange for the Merger Consideration payable per share of ImmuMetrix Common Stock or ImmuMetrix Preferred Stock, as applicable, surrendered, less any CareDx Series G Preferred Stock to be held back by CareDx subject to the indemnification provisions of the Merger Agreement.

I understand, acknowledge and agree that completion and delivery of this Letter of Transmittal constitutes assent to the terms of the transactions contemplated by the Merger Agreement. I have reviewed and understand the escrow and indemnification provisions of Article VII of the Merger Agreement, and my signature to this Letter of Transmittal and tender of my ImmuMetrix Certificates constitute my agreement to be bound by Article VII of the Merger Agreement as an Indemnifying Securityholder (as defined in the Merger Agreement). I understand that, pursuant to the Merger Agreement, of the aggregate Merger Consideration (i) an aggregate amount of [5,722,788] shares of CareDx Series G Preferred Stock will be payable to the stockholders of ImmuMetrix upon closing of the Merger, (ii) an aggregate amount of [1,560,760] shares of CareDx Series G Preferred Stock will be payable to the stockholders of ImmuMetrix upon satisfaction of certain conditions, and (ii) an aggregate amount of [520,253] shares of CareDx Series G Preferred Stock will be withheld from the stockholders of ImmuMetrix to secure in part the indemnification obligations of the stockholders of ImmuMetrix to CareDx pursuant to Article VII of the Merger Agreement.

The Merger Agreement contemplates that after the effective time of the Merger (the “Effective Time”), CareDx will make the necessary payments of the Merger Consideration upon the surrender by stockholder of ImmuMetrix (an “ImmuMetrix Stockholder”) of each of such holder’s ImmuMetrix Certificates. I acknowledge that, until surrendered, (i) each outstanding ImmuMetrix Certificate that formerly represented shares of ImmuMetrix capital stock will be deemed from and after the Effective Time, for all corporate purposes to evidence only the right to receive the Merger Consideration.

I also understand and acknowledge that all questions as to the validity, form and eligibility of any shares of ImmuMetrix capital stock surrendered hereby shall be determined by CareDx in its reasonable discretion. I further acknowledge and agree that the Merger Consideration issued in exchange for shares of ImmuMetrix capital stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ImmuMetrix capital stock.

By completion and delivery of this Letter of Transmittal, I hereby expressly represent and warrant to CareDx as follows:

(i)	I am the registered holder of the shares of ImmuMetrix capital stock represented by any ImmuMetrix Certificate listed above in Box A, with good title to, and full power and authority to sell, assign and transfer, such shares, free and clear of all liens, claims and encumbrances, and not subject to any adverse claims.

(ii)	I have full power and authority to execute and deliver this Letter of Transmittal and to perform my obligations hereunder.

(iii)	The execution and delivery of this Letter of Transmittal has been duly authorized by all necessary action (including, without limitation, if the undersigned is a corporation, approval by its board of directors and, if necessary, stockholders, as the case may be and if the undersigned is a partnership, approved by its general partner or limited partners, as the case may be) on the part of the undersigned, if any, and this Letter of Transmittal constitutes a valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms.

(iv)	Unless the signature of my spouse appears in Box B below, I am not married.

I hereby acknowledge that I have carefully read this Letter of Transmittal and further acknowledge that I have had the opportunity to consult with an attorney and financial and/or tax advisor of my own choosing regarding the information contained herein and the transactions contemplated hereby.

I will, upon reasonable request, execute any additional documents necessary to complete the surrender and exchange of the shares of ImmuMetrix capital stock.

Any holder of shares of ImmuMetrix Common Stock or ImmuMetrix Preferred Stock wishing to receive the Merger Consideration must deliver to CareDx at the address set forth at the end of this Letter of Transmittal, the following documents:

(i)	a properly completed and signed Letter of Transmittal (see Instructions);

(ii)	a properly completed and signed Investor Suitability Questionnaire; and

(iii)	each of such holder’s original ImmuMetrix stock certificates.

The method of delivery of this Letter of Transmittal, any ImmuMetrix stock certificate and any other required document is at the election and risk of the ImmuMetrix Stockholder and delivery of such items will be deemed made only when actually received by CareDx. The risk of loss of any ImmuMetrix Certificate will pass only after CareDx has actually received such ImmuMetrix Certificate. If any ImmuMetrix Certificate is sent by mail, it is recommended that it be sent by registered mail, appropriately insured, with return receipt requested.

I understand and agree that completion and delivery of this Letter of Transmittal constitutes waiver of any Appraisal Rights or Dissenters’ Rights I may have under applicable law with respect to any of the shares represented by the ImmuMetrix Certificate(s) surrendered herewith and, to the extent I have previously demanded Appraisal Rights or Dissenters’ Rights, the completion and delivery of this Letter of Transmittal shall be deemed a written withdrawal of my demand for Appraisal Rights or Dissenters’ Rights and acceptance of the transactions contemplated by the Merger Agreement.

I HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OF TRANSMITTAL OR THE ACTIONS OF ANY PARTY HERETO IN ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

This Letter of Transmittal shall remain in full force and effect notwithstanding my death or incapacity, and shall be binding upon my heirs, personal representatives, successors and assigns.

Questions and completed copies of this Letter of Transmittal may be directed to CareDx at the address and telephone number listed below.

CareDx, Inc.

3260 Bayshore Blvd.

Brisbane, CA 94005

Telephone No.: (415) 287-2300

Attention: Peter Maag

INVESTOR SUITABILITY QUESTIONNAIRE

This questionnaire is used to determine whether you are an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

You represent to the Company the statements selected below. You also agree to furnish any additional information that the Company deems necessary to verify the information provided below.

Name:
Address:

Please Check All Boxes That Apply

Category I	☐

The Registered Holder is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

Explanation. In calculating net worth, you may include equity in personal property and real estate, but you must exclude the value of your primary residence, cash, short-term investments, stock and securities. Equity in personal property and real estate should be based on the fair market value of such property less debt secured by such property.

Category II	☐	The Registered Holder is an organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership that was not formed for the specific purpose of acquiring the Common Stock of the Company and that has total assets in excess of $5,000,000.

Category III (a)	☐

The Registered Holder is an individual (not a partnership, corporation, etc.) who reasonably expects an individual income in excess of $200,000 in the current year and had an individual income in excess of $200,000 in each of the last two years (including foreign income, tax exempt income and the full amount of capital gains and losses but excluding any income of the undersigned’s spouse or other family members and any unrealized capital appreciation);

or

Category III (b)	☐	The Registered Holder is an individual (not a partnership, corporation, etc.) who, together with his or her spouse, reasonably expects joint income in excess of $300,000 for the current year and had joint income in excess of $300,000 in each of the last two years (including foreign income, tax exempt income and the full amount of realized capital gains and losses).

Category IV	☐	The Registered Holder is a director or executive officer of the Company.

Category V	☐	The Registered Holder is a bank, savings and loan association or credit union, insurance company, registered investment company, registered business development company, licensed small business investment company, an employee benefit plan maintained by a state whose total assets exceed $5,000,000, or employee benefit plan within the meaning of Title 1 of ERISA whose plan fiduciary is either a bank, insurance company or registered investment advisor or whose total assets exceed $5,000,000.

Describe entity:

Category VI	☐	The Registered Holder is a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

Category VII	☐	The Registered Holder is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Common Stock of the Company, whose purchase is directed by a sophisticated person (a person who either alone or with his or her purchaser representative(s) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment). A copy of the declaration of trust or trust agreement and a representation as to the sophistication of the person directing purchases for the trust is enclosed.

Category VIII	☐	The Registered Holder is a self-directed employee benefit plan for which all persons making investment decisions are “accredited investors” within one or more of the categories described above.

Category IX	☐	The Registered Holder is an entity in which all of the equity owners are “accredited investors” within one or more of the categories described above. If relying upon this category alone, each equity owner must complete a separate copy of this agreement.

Describe entity:

Category X	☐	The Registered Holder does not come within any of the Categories I–IX set forth above.

BOX B MUST BE COMPLETED. SEE INSTRUCTION 1.

BOX B: SIGNATURE(S)

In Witness Whereof, I have reviewed the foregoing and have executed and delivered this Letter of Transmittal along with the original certificate(s) representing shares of ImmuMetrix capital stock identified in Box A above as of the date indicated below.

Date:

PLEASE SIGN HERE

Signature:

Signature:

Signature:

Please note that this Letter of Transmittal must be signed by (i) the registered holder(s) of all surrendered stock certificates exactly as the name(s) appear on such stock certificate(s), and (ii) the spouse, if any, of the registered holder(s) of all surrendered stock certificates. See Instructions to Letter of Transmittal below.

Please note that each registered holder may return a single Letter of Transmittal for multiple stock certificates only if the name on such stock certificates is identical. Each registered holder must complete, sign and submit a separate Letter of Transmittal for each stock certificate registered in different names.

I hereby agree that the Instructions to this Letter of Transmittal constitute an integral part of this instrument and hereby agree to be bound thereby.

If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, the capacity of the person signing should be indicated. See Instruction 4 below.

Date:

Name(s):
(Please Print)

Capacity:

Daytime Area Code and
Telephone Number:

CAREDX WILL NOT MAKE ANY EXCHANGE AND PAYMENT OF YOUR SHARES UNTIL THIS LETTER OF TRANSMITTAL HAS BEEN PROPERLY EXECUTED AND DELIVERED TO CAREDX.

INSTRUCTIONS

This Letter of Transmittal must be completed and submitted to CareDx by ImmuMetrix Stockholders in order to receive the Merger Consideration. Until such ImmuMetrix Stockholder’s ImmuMetrix Certificate is received by CareDx at the address set forth above, together with this Letter of Transmittal, and such other documents as CareDx may reasonably require, and until the same is processed for cancellation and exchange by CareDx, such ImmuMetrix Stockholder will not receive any Merger Consideration in exchange for such ImmuMetrix Certificate. If your ImmuMetrix Certificate is lost, stolen or destroyed, please contact CareDx immediately (see Instruction 6).

Each ImmuMetrix Stockholder is entitled to submit a Letter of Transmittal covering all shares of ImmuMetrix capital stock actually held of record by such holder. Nominee record holders, which include nominees, trustees and any other person that holds shares of ImmuMetrix capital stock in any capacity whatsoever on behalf of more than one person or entity (“Nominees”), must submit a separate Letter of Transmittal for themselves, as well as on behalf of each beneficial owner of shares of ImmuMetrix capital stock held through such nominee record holders. Beneficial owners who are not record holders are not entitled to submit a Letter of Transmittal. Nominees submitting a Letter of Transmittal on behalf of a registered stockholder as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or acting in another fiduciary or representative capacity should refer to Instruction 4.

The exchange of ImmuMetrix Certificates for the Merger Consideration is subject to certain terms, conditions and limitations that have been set out in the Merger Agreement and these “Instructions.” The delivery of this Letter of Transmittal will constitute your acknowledgment of the receipt of the Merger Agreement.

1. Delivery of Letter of Transmittal and ImmuMetrix Certificates. Each ImmuMetrix Stockholder must properly complete Box A, Box B and the remaining applicable sections of this Letter of Transmittal, including the Investor Suitability Questionnaire, and deliver this Letter of Transmittal to CareDx, and any ImmuMetrix Certificate representing your shares of ImmuMetrix Common Stock, in order to receive the Merger Consideration. CareDx, in its reasonable discretion, will determine whether this Letter of Transmittal or any other required document has been properly completed. For lost, stolen or destroyed ImmuMetrix Certificates, see Instruction 6.

2. Method of Delivery. The method of delivery of any ImmuMetrix Certificate and any other required document is at the election and risk of the ImmuMetrix Stockholder and delivery will be deemed made only when actually received by CareDx. The risk of loss of your ImmuMetrix Certificate will pass only after CareDx has actually received the Shares. If any such ImmuMetrix Certificate is sent by mail, it is recommended that it be sent by registered mail, appropriately insured, with return receipt requested. For lost, stolen or destroyed ImmuMetrix Certificates, see Instruction 6.

3. Inadequate Space. If the space provided herein is inadequate, the stock certificate numbers and the number of shares of ImmuMetrix capital stock represented thereby should be listed on additional sheets and attached hereto.

4. Signatures on Letter of Transmittal, Stock Powers and Endorsements.

(a)	All signatures must correspond exactly with the name written on the face of any ImmuMetrix Certificate surrendered hereby without any alteration, variation or change whatsoever.

(b)	If any ImmuMetrix Certificate surrendered is held of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

(c)	If any surrendered Shares of ImmuMetrix Common Stock are registered in different names on several ImmuMetrix Certificates, it will be necessary to complete, sign and submit as many separate copies of this Letter of Transmittal as there are different registrations of ImmuMetrix Certificates.

(d)	If any holder of record of the ImmuMetrix Certificate(s) submitted herewith is married, both such holder and his or her spouse must sign the Letter of Transmittal.

(e)	If this Letter of Transmittal is signed by a person other than a record holder of any ImmuMetrix Certificate listed in Box A above (other than as set forth in paragraph (f) below), such ImmuMetrix Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the record holder(s) appears on such ImmuMetrix Certificate. CareDx reserves the right to reject any such ImmuMetrix Certificate(s) surrendered unless the valid transfer of such ImmuMetrix Certificate(s) is established to the reasonable satisfaction of CareDx.

(f)	For a correction of name or for a change in name that does not involve a change of ownership, please complete Box B on the Letter of Transmittal and proceed as follows: for a change in name by marriage, etc., the ImmuMetrix Certificate(s) should be endorsed, e.g., “Mary Doe, now by marriage Mary Jones.” For a correction in name, the ImmuMetrix Certificate(s) should be endorsed, e.g., “James E. Brown, incorrectly inscribed as J.E. Brown.”

(g)	If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity and such person is not the record holder of the accompanying ImmuMetrix Certificates, he or she must indicate the capacity when signing and must submit proper evidence of his or her authority to act.

5. Special Payment and Delivery Instructions. Indicate the name and/or address of the person(s) in whose name and to whom the Merger Consideration is to be issued and sent, respectively, if different from the name and/or address of the person(s) signing this Letter of Transmittal.

6. Lost, Stolen or Destroyed Certificates. If your ImmuMetrix Certificate has been lost, stolen or destroyed, please check the box on the first page of this Letter of Transmittal, fill in the blank to show the number of shares represented by any such lost, stolen or destroyed ImmuMetrix Certificate and complete the remainder of this Letter of Transmittal. CareDx will then contact you with further instructions as to the steps to be taken in order to receive the Merger Consideration.

7. Miscellaneous. CareDx is not under any duty to give any ImmuMetrix Stockholder notice of defects in any Letter of Transmittal. CareDx shall not incur any liability for failure to give such notification, and CareDx has the right, in its reasonable discretion, to reject any and all Letters of Transmittal not properly completed or to waive any defects or irregularities in any Letter of Transmittal.

8. Information and Additional Copies. Questions or additional copies of this Letter of Transmittal may be directed to the CareDx at the addresses and telephone numbers set forth below:

CareDx, Inc.

3260 Bayshore Blvd.

Brisbane, CA 94005

Telephone No.: (415) 287-2300

Attention: Peter Maag

* * * * *

JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”), dated as of the date set forth on the signature page below, is made by and among CareDx, Inc. (the “Company”) and the undersigned securityholder of ImmuMetrix, Inc. (“ImmuMetrix”). Capitalized terms not otherwise defined shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of May 17, 2014, by and among the Company, Monitor Acquisition Corporation, ImmuMetrix, and Mattias Westman, as the Holders’ Agent. (the “Merger Agreement”).

WHEREAS, pursuant to the terms of the Merger Agreement, the holders of equity securities of ImmuMetrix (the “Stockholders”) are entitled to receive, subject to certain conditions set forth therein, an aggregate of [7,803,802] shares of Series G Preferred Stock (the “Shares”) of the Company.

WHEREAS, as a condition to the issuance of the Shares under the Merger Agreement, the Company is requiring that each Stockholder must agree to hold the Shares subject to all the obligations set forth in the Sixth Amended and Restated Investors’ Rights Agreement, the Third Amended and Restated Voting Agreement, and the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, each dated as of July 1, 2009 and each as amended by the Omnibus Amendment, dated as of March 30, 2012 (collectively, the “CareDx Investor Agreements”).

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Agreement to be Bound. Each Stockholder hereby agree to become party to and be bound by the provisions of the CareDx Investor Agreements with respect to the Shares issuable to such Stockholder pursuant to the terms of the Merger Agreement. Each Stockholder acknowledges and agrees that such Stockholder’s signature to this Joinder Agreement will constitute its counterpart signature page to each of the CareDx Investor Agreements, and each Stockholder shall be deemed hereafter to be a party under each of the CareDx Investor Agreements and will be subject to all of the restrictions and entitled to all the rights set forth therein.

2. Representations, Warranties, and other Covenants of Seller. Each Stockholder hereby represent, warrants, and covenants to the Company that: (i) it has full power and authority to enter into this Joinder Agreement and assume the rights and obligations under each of the CareDx Investor Agreements, and (ii) it has read and understands each of the CareDx Investor Agreements, and has had the opportunity to consult with legal counsel of it’s choice regarding each of the CareDx Investor Agreements.

3. Miscellaneous. This Joinder Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral. This Joinder Agreement may only be amended, modified or supplemented by written instruments signed by all parties hereto. No party may assign its rights or obligations under this Joinder Agreement without the prior written consent of the other parties hereto. This Joinder Agreement shall be governed and construed and enforced according to the laws of the State of California. Any provision of this Joinder Agreement which is unenforceable shall be ineffective to the extent of such unenforceability without invalidating the remaining provisions of this Joinder Agreement. This Joinder Agreement may be signed in any number of counterparts and each such counterpart shall constitute an original document, and all such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed as of the date first written above.

CAREDX, INC.

By:
Name:	Peter Maag
Title:	Chief Executive Officer

STOCKHOLDER

By:

Name:

Title:

Date:

[Signature Page to CareDx, Inc. Joinder Agreement]

Lock-Up Agreement

March 10, 2014

Piper Jaffray & Co.

Leerink Partners LLC

As representatives of the underwriters named

in Schedule I to the Underwriting Agreement

referred to below

c/o	Piper Jaffray & Co.

800 Nicollet Mall, Suite 800

Minneapolis, MN 55402

c/o	Leerink Partners LLC

One Federal Street

Boston, Massachusetts 02110

Re:	CareDx, Inc. – Lock-Up Agreement (the “Agreement”)

Dear Sirs:

As an inducement to the underwriters (the “Underwriters”) to execute an Underwriting agreement (the “Underwriting Agreement”) providing for a public offering (the “Offering”) of common stock (the “Common Stock”), of CareDx, Inc., a Delaware corporation, and any successor (by merger, change of name or otherwise) thereto (the “Company”), the undersigned hereby agrees that without, in each case, the prior written consent of Piper Jaffray & Co. and Leerink Partners LLC (the “Representatives”) during the period specified in the second succeeding paragraph (the “Lock-Up Period”), the undersigned will not: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission, securities which may be held as a custodian and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Undersigned’s Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock; or (4) publicly disclose the intention to do any of the foregoing.

The undersigned agrees that the foregoing restrictions preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Securities even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Securities or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Securities.

The Lock-Up Period will commence on the date of this Agreement and continue and include the date 180 days after the date of the final prospectus used to sell Common Stock in the Offering pursuant to the Underwriting Agreement.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if both (a) the release or waiver is effected solely to permit a transfer not for consideration, and (b) the transferee has agreed in writing to be bound by the same terms described in this letter that are applicable to the transferor, to the extent and for the duration that such terms remain in effect at the time of the transfer. The undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Common Stock that the undersigned may purchase in the offering.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Securities (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iii) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (1) transfers to another corporation, partnership, limited liability company, investment fund, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (2) distributions of shares of Common Stock or any security convertible into or exercisable for Common Stock to limited partners, limited liability company members or stockholders of the undersigned, (iv) if the undersigned is a trust, transfers to the beneficiary of such trust, (v) transfers by testate succession or intestate succession or (vi) pursuant to the Underwriting Agreement; provided, in the case of clauses (i)-(v), that (x) such transfer shall not involve a disposition for value, (y) the transferee agrees in writing with the Underwriters to be bound by the terms of this Lock-Up Agreement, and (z) no filing by any party under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In addition, the foregoing restrictions shall not apply to (i) the exercise (including by means of a cashless exercise) of stock options granted pursuant to the Company’s equity incentive plans; provided that it shall apply to any of the Undersigned’s Securities issued upon such exercise, (ii) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of

Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Undersigned’s Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period, and such a Plan may only be established if no public announcement of the establishment or existence thereof and no filing with the Securities and Exchange Commission or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by the undersigned, the Company or any other person, shall be required, and no such announcement or filing is made voluntarily, by the undersigned, the Company or any other person, prior to the expiration of the Lock-Up Period, or (iii) transactions related to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the Lock-Up Period in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that upon request, the undersigned will execute and additional documents necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that the undersigned shall be released from all obligations under this Agreement if (i) the Company notifies the Underwriters that it does not intend to proceed with the Offering, (ii) the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, or (iii) the Offering is not completed by December 31, 2014.

The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Offering in reliance upon this Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

Printed Name of Holder

By:
Signature

Printed Name of Person Signing (and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Signature Page to Lock-Up Agreement]

NONCOMPETITION AND NONSOLICITATION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of May [    ], 2014 by and between CareDx, Inc., a Delaware corporation (“Purchaser”), and [Newco, Inc.], a Delaware corporation (“Newco”). Capitalized terms used in this Agreement but not otherwise defined herein have the meanings assigned to them in the Merger Agreement (as defined below).

RECITALS

A. Concurrently with the execution of this Agreement, Purchaser, Monitor Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), ImmuMetrix, Inc. (the “Company”) and Mattias Westman as the Holders’ Agent, have entered into an Agreement and Plan of Merger, dated as of May 17, 2014 (the “Merger Agreement”), pursuant to which Merger Sub shall merge with and into the Company (the “Merger”).

B. In connection with the Merger and prior to the closing of the Merger, Newco and Company will enter into an Asset Transfer Agreement, dated as of May     , 2014 (the “ATA”), pursuant to which the Company will transfer certain Transferred Assets of the Company (described in the ATA).

C. It is a condition to the Parties’ (as defined in the Merger Agreement) obligations to the Merger Agreement that Newco enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Effectiveness. This Agreement shall be effective as of the Closing (as defined in the Merger Agreement). To the extent the Merger Agreement is terminated for any reason prior to the Closing, this Agreement shall immediately upon termination of the Merger Agreement terminate in its entirety without ever having become effective and it shall be null and void in all respects.

2. Definitions. For purposes of this Agreement:

(a) “Closing Date” means the date on which the Closing occurs.

(b) “Restricted Business” means the development, commercialization, licensing, marketing or sale of products or services that utilize either cell-free DNA detection or immune repertoire profiling (“cfDNA/IR Products”) specifically for the diagnosis and clinical management of solid organ and bone marrow transplant recipients or pre-transplant patients who are on a designated transplant waiting list (“Transplant Patients”), but excluding the detection, diagnosis or clinical management of cancer, or conditions that are a precursor to cancer.

(c) Restricted Business does not include the development, commercialization, licensing or sale of cfDNA/IR Products for the non-transplant patient population that also have utility for transplant patients (such as a diagnostic for infectious disease intended for a non-transplant patient population but which is useful also for transplant recipients) and are sold to or used by

Transplant Patients, provided that such products are not marketed specifically for use by transplant or pre-transplant patients. For avoidance of doubt, Restricted Business does include (i) development, commercialization, licensing or sale of products used for assessing whether a solid organ transplant or bone marrow transplant is or will be rejected, (ii) developing products targeted specifically at transplant recipients.

(d) “Restricted Employee” mean the current and future employees of Purchaser and Company.

(e) “Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which the Company or any of its subsidiaries or affiliates is currently engaged, or currently plans to engage in a Restricted Business.

(f) “Restriction Period” means (i) with respect to the obligations in Section 3(a), the period from the Closing Date until three (3) years after the Closing Date, and (ii) with respect to the obligations in Section 3(b), the period from the Closing Date until one (1) year after the Closing Date.

3. Noncompetition; Nonsolicitation.

(a) During the Restriction Period, Newco shall not in any manner within the Restricted Territory, directly or indirectly through its officers, employees, agents and representatives, engage in the Restricted Business. Newco shall further refrain from, including through persons or entities that Newco directly or indirectly controls, intentionally enabling or assisting third parties (other than Purchaser or the Company) to engage in the Restricted Business. Notwithstanding anything to the contrary in this Section 3(a) or elsewhere in this Agreement, in the event of a Change in Control (as defined below), the restrictions set forth in this Section 3(a) with respect to engaging in the Restricted Business shall apply only to Newco or members of the Newco Company Group and shall not apply to the rest of the entity acquiring Newco (the “Acquiror”) or any member of the Acquiring Company Group, so long as the Acquiror or member of the Acquiring Company Group does not make material use of the of the Transferred Intellectual Property (as defined in the ATA) and proprietary know-how of Newco (“Segregated Technology”) in developing or commercializing cfDNA/IR Products. Notwithstanding the foregoing, if rights to Segregated Technology were granted to the Acquiror in compliance with this Section 3(a) prior to and independently of Acquiror’s acquisition of Newco, then the use of such Segregated Technology in accordance with such grant shall not be deemed use of Segregated Technology for purposes of this Section 3(a).

(b) During the Restriction Period, Newco shall not, directly or indirectly (including without limitation through any affiliate of Newco or any other person) solicit, attempt to solicit or encourage any Restricted Employee to leave his or her employment, consulting or independent contractor relationship with the Company or the Purchaser or any other of Purchaser’s affiliates.

(c) As used in this section, “Acquiring Company Group” means all affiliates of the Acquiror immediately prior to Acquiror’s acquisition of Newco; “Newco Company Group” means Newco, together with any entity that was its affiliate immediately prior to the acquisition of Newco by the Acquiror, and “Change in Control” means the consummation of a merger or consolidation of Newco with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of Newco outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Newco or such surviving entity outstanding immediately after such merger or consolidation, or the consummation of the sale or disposition by Newco of all or substantially all of Newco’s assets.

(d) Newco will not hinder the Purchaser’s efforts to obtain access to the Quake/Valentine tissue samples and other transplant tissue samples held by Stanford and used in the Company’s research activities.

4. Understanding of Covenants.

(a) Newco acknowledges and agrees that Newco (i) is familiar with and has carefully considered the covenants set forth above in this Agreement, (ii) is fully aware of Newco’s obligations hereunder, (iii) is in possession of the Confidential Information, and pursuant to the ATA following the Closing Date will continue to have access to Confidential Information, (iv) understands that one of the material inducements for Purchaser to enter into the Merger Agreement and performance of its obligations thereunder, including making a cash contribution to Newco, (v) Newco agrees that the restrictions set forth herein are reasonable in consideration of the benefits Newco will receive pursuant to the Merger Agreement and the ATA, (vi) agrees that Company currently conducts, or is planning to conduct, business throughout the United States and worldwide, and (vii) that such covenants are separately bargained-for consideration and are material inducements to Purchaser to enter into the Merger Agreement.

(b) Newco agrees that the covenants set forth above in this Agreement do not confer a benefit upon Company disproportionate to the detriment of Newco. Newco represents that the execution of this Agreement, and the performance of Newco’s obligations under this Agreement, do not and will not conflict with, or result in a violation or breach of, any other agreement to which Newco is a party or any judgment, order or decree to which Newco is subject. Newco represents that Newco has all necessary authority to execute this Agreement.

5. Injunctive Relief. Each Party agrees that any breach by the other of this Agreement would cause immediate and irreparable harm to the non-breaching Party, that such harm would be difficult or impossible to measure, and that damages for the non-breaching Party would therefore be an inadequate remedy for any such breach. Therefore, each Party agrees that in the event of a breach or threatened breach of this Agreement, Purchaser or Newco (whichever is seeking to enforce this Agreement) shall be entitled to seek an injunction restraining the Party in breach (or threatened to be in breach, as the case may be) from the conduct which would constitute a breach of this Agreement, specific performance and/or other appropriate relief in order to enforce and prevent any violations of this Agreement.

6. Non-Exclusive. The rights and remedies of Purchaser hereunder are not exclusive of or limited by any other rights or remedies that Purchaser may have, whether at law, in equity, by contract or otherwise. Without limiting the generality of the foregoing, the rights and remedies of Purchaser hereunder, and the obligations and liabilities of Newco hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Newco’s obligations or Purchaser’s rights (or any present or future affiliate of Purchaser) under the terms of any other agreement between Newco and Purchaser or Company.

7. Notices. All notices, requests, demands, claims, consents and other communications that are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (a) personally delivered; (b) sent by nationally recognized overnight courier; (c) mailed by registered or certified mail with postage prepaid, return receipt requested; or (d) transmitted by facsimile or telecopy (with a copy of such transmission concurrently transmitted by registered or certified mail with postage prepaid, return receipt requested), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Newco, to:

[INSERT NAME]

[                    ]

[                    ]

Attention: [                    ]

Facsimile: [                    ]

(b) if to Purchaser, to:

CareDx, Inc.

3260 Bayshore Boulevard

Brisbane, California 94005

Attention: Peter Maag

Facsimile No.: (415) 287-2300

Telephone No.: (415) 287-2450

8. Governing Law; Disputes; Consent to Jurisdiction.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

(b) Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California state court, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Santa Clara County, California, and any appellate court from any thereof, in any Legal Proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto.

9. Amendments, Modifications and Waivers. No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by authorized officer of Purchaser and Newco. No waiver by Purchaser of any default, misrepresentation or breach hereunder by Newco, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder by Newco.

10. Independent Counsel. Each Party acknowledges that it has been represented by independent counsel of its choice, or has had the opportunity to be represented by independent counsel of its choice, and that to the extent, if any, that it desired, has availed itself of this right and opportunity throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the consent and upon the advice of such independent counsel. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

11. Integration. This Agreement is based on the premises and mutual promises contained herein and also upon the ATA and Merger Agreement. This Agreement, and the ATA and Merger Agreement upon which this Agreement is based, are the entire agreement of the parties pertaining to the subject matter of this Agreement, and all prior or contemporaneous negotiations, agreements, understandings, or representations, whether written or oral, that pertain to the subject matter of this Agreement, are expressly superseded hereby and are of no further force and effect. Each of the parties acknowledges that it has not relied on any promise, representation or warranty, expressed or implied, not contained in this Agreement, the ATA or the Merger Agreement. Newco understands and agrees that he has had an opportunity to seek his own counsel in his review of this Agreement.

12. Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, assigns, heirs and/or personal representatives, provided that neither this Agreement nor any interest herein shall be assigned or otherwise transferred, by operation of law or otherwise, by either Party without the prior written consent of the other Party (which consent shall not be withheld unreasonably). Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, (a) to an Affiliate to whom the ATA is assigned, provided that the assigning Party guarantees the performance of this Agreement by such Affiliate, or (b) to a successor to all or substantially all of such assigning Party’s assets (whether by asset purchase, merger or otherwise), provided that any such assignee agrees in writing to be bound by the terms of this Agreement. Any assignment of this Agreement in contravention of this Section 12 shall be null and void. Nothing in this Agreement shall confer, whether expressly or by implication, any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties, affiliates of Purchaser and the respective permitted successors and assigns of any of the foregoing.

13. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such determination that any such provision is illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law.

14. Counterparts; Signatures. The Parties may execute this Agreement in counterparts, each of which shall be deemed to be an original instrument, but both of which together shall constitute but one agreement. The delivery of a signature to this Agreement by facsimile or electronic mail shall be sufficient for all purposes between the Parties.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

“NEWCO”	By:
Bruce Hironaka
Chief Executive Officer

“PURCHASER”
CARE DX, INC.

By:
Peter Maag
Chief Executive Officer

May     , 2014

Re:	CareDx, Inc. Board Observer Rights

Dear Stephen,

In connection with the Agreement and Plan of Merger, dated as of May 17, 2014, by and among CareDx, Inc. (the “Company”), Monitor Acquisition Corporation, ImmuMetrix, Inc. and Mattias Westman as the Holders’ Agent (the “Merger Agreement”), the Holders’ Agent is entitled to appoint a board observer (the “Observer”) to the Company’s Board of Directors (the “Board”) on behalf of the Indemnifying Securityholders (as defined in the Merger Agreement). The effective date of this agreement shall be the Closing Date as defined in the Merger Agreement. You have been selected by the Holders’ Agent and approved by the Board to serve as the Observer, subject to the following:

1. The Company shall invite the Observer, and the Observer shall have the right, to attend all sessions of all meetings of the Company’s Board of Directors (other than Closed Sessions (as defined below)), including the right to participate in any telephonic meetings of the Board of Directors. The Observer shall be provided with notice of meetings in the same manner and at the same time as members of the Board of Directors and shall be provided with any materials distributed to the Board of Directors in connection with such meetings (other than such portions of materials that relate solely to the Closed Session(s)). Board materials that are sent to the directors, including copies of all minutes, consents and other materials (other than such portions of materials that relate solely to the Closed Session(s)) shall at the same time be sent by the Company via email to the Observer. The foregoing visitation and information rights will not apply to any Closed Sessions of any meeting or teleconference of the Board of Directors. For purposes of this letter, a “Closed Session” shall mean that part of any meeting or teleconference of the Board of Directors where a majority of the Board of Directors determines in good faith that (i) the exclusion of observers is necessary to preserve the attorney-client privilege, (ii) to protect trade secrets or (iii) access to such information or attendance at such meeting would result in a conflict of interest between Observer and the Company.

2. The rights set forth in this letter shall terminate upon (i) Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation); (ii) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or any successor form under the Securities Act of 1933, as amended, covering the offer and sale of the common stock of the Company for the account of the Company to the public with gross proceeds to the Company in excess of $30,000,000, or (iii) removal and replacement of Observer by the Holders’ Agent, in which case the new observer shall be entitled to all the rights set forth herein as if such new observer were the original Observer party hereto.

3. The Observer acknowledges that the information received by Observer pursuant to this letter agreement shall be treated as confidential information of the Company under the terms of the Consulting Agreement between the Company and the Observer.

IN WITNESS WHEREOF, the parties hereto have executed this Letter as of the date first written above.

CAREDX, INC.

Peter Maag, Chief Executive Officer

Acknowledged and Agreed:

STEPHEN R. QUAKE

[Signature Page to Board Observer Letter]